Exhibit 99.1

GOVERNMENT OF ALBERTA

Annual Report

Government of Alberta

2022-2023

●	Budget 2022 Key Results
●	Consolidated Financial Statements
●	Performance Results

This is the report to Albertans on Budget 2022: Moving Forward.

It is a permanent public record of the revenue, expense and results achieved by the Government of Alberta for the 2022–23 fiscal year.

The Government of Alberta 2022–23 Annual Report consists of three parts:

•	Budget 2022 Key Results, which provide a description and variance analysis of government’s revenue, spending, assets and liabilities.

•	Consolidated Financial Statements, which provide an overall accounting of the government’s revenue and spending, and assets and liabilities.

•	Performance Results, which reports on the progress that has been made towards achieving the government’s goals.

Annual reports for each ministry have also been published, providing additional detailed information on performance and financial results.

Copyright © 2023

Government of Alberta 2022 –23 Annual Report

The URL associated with this publication is: https://open.alberta.ca/publications/2291-6431

ISBN 978-1-4601-5661-2

ISSN 2291-6431

www.alberta.ca

Preface

The Public Accounts of Alberta are prepared in accordance with the Financial Administration Act and the Fiscal Planning and Transparency Act. The Public Accounts consist of the Annual Report of the Government of Alberta and the annual reports of each of the 25 ministries.

This Annual Report of the Government of Alberta contains Budget 2022 Key Results, the audited Consolidated Financial Statements and Performance Results, which compares actual performance results to desired results set out in the government’s strategic plan.

The annual reports of ministries are released concurrently with the Annual Report of the Government of Alberta. The ministry annual reports contain the financial information of the ministries and a comparison of actual performance results to desired results set out in the ministries’ business plans. Each ministry annual report also includes:

•	Financial statements of entities making up the ministry which includes regulated funds, provincial agencies and Crown-controlled corporations for which the minister is responsible;

•	Other financial information as required by the Financial Administration Act and the Fiscal Planning and Transparency Act, as separate reports, to the extent that the ministry has anything to report;

•	Financial information relating to accountable organizations and trust funds.

Government of Alberta | Annual Report 2022 – 2023	1

Preface		1

Table of Contents		2

Budget 2022 Key Results		5

Financial Highlights		7

Fiscal Summary		7

Revenue Highlights		8

Expense Highlights		9

Statement of Financial Position		10

Financial Indicators and Risks		11

Historical Fiscal Summary 2008-09 to 2022-23		12

Consolidated Financial Statements of the Province of Alberta		13

Table of Contents		15

Management’s Responsibility for the Consolidated Financial Statements		17

Independent Auditor’s Report		18

Consolidated Statement of Operations		24

Consolidated Statement of Financial Position		25

Consolidated Statement of Change in Net Debt		27

Consolidated Statement of Cash Flows		28

Notes to the Consolidated Financial Statements		29

1	Summary of Significant Accounting Policies and Reporting Practices	29

2	Valuation of Financial Assets and Liabilities	40

3	Financial Risk Management	41

4	Contractual Rights	48

5	Contingent Assets	49

6	Contractual Obligations and Commitments	49

7	Contingent Liabilities	50

8	Trust Funds Under Administration	53

9	Comparative Figures	53

2	Government of Alberta | Annual Report 2022 – 2023

Schedules to the Consolidated Financial Statements		54

1	Revenues	54

2	Revenues by Source by Ministry	55

3	Expenses by Object by Ministry	56

4	Cash and Cash Equivalents	57

5	Accounts Receivable and Advances	57

6	Portfolio Investments	58

7	Endowment Funds	59

8	Equity in Government Business Enterprises	60

9	Loans Receivable.	64

10	Derivative Financial Instruments	66

11	Accounts Payable and Other Accrued Liabilities	66

12	Asset Retirement Obligations and Environmental Liabilities	67

13	Debt	68

14	Pension Plans and Other Defined Benefit Plans	72

15	Deferred Contributions	79

16	Tangible Capital Assets	80

17	Adjustments to Net Assets/Liabilities - Operating	81

18	Over-expenditure of Spending Authorities	82

19	Listing of Organizations	83

Glossary (Unaudited)		88

Performance Results		93

Table of Contents		94

Management’s Responsibility for Reporting		95

Executive Overview		96

Alberta’s Affordability Action Plan		103

Priority One: Enhancing Government services now and for the future		106

Performance Indicators		121

Priority Two: Growing Alberta’s economy		125

Performance Indicators		138

Priority Three: Fiscal sustainability		147

Performance Indicators		149

Performance Indicators – Sources and Notes		151

Government of Alberta | Annual Report 2022 – 2023	3

BLANK PAGE

4	Government of Alberta | Annual Report 2022 – 2023

Budget 2022 Key Results

Government of Alberta | Annual Report 2022 – 2023	5

Budget 2022 Key Results

Financial Highlights	7

Fiscal Summary	7

Revenue Highlights	8

Expense Highlights	9

Statement of Financial Position	10

Financial Indicators and Risks	11

Historical Fiscal Summary, 2008-09 to 2022-23	12

Note on restatements and accounting policy changes:

•

2021-22 Actual and 2022-23 Budget numbers have been restated to reflect the revised government structure under the Government Organization Act (Order in Council 362/2022, October 24, 2022 and Order in Council 373/2022, November 16, 2022).

•

Effective April 1, 2022, the Province adopted the Asset Retirement Obligations (ARO) standard. The ARO standard provides guidance on accounting for and reporting on liabilities related to the retirement of capital assets. Some types of assets need decommissioning and remediation work and therefore resources to be available for this work. The standard requires recognition of the future outlay when the asset is added, and then recalibration annually as the asset is used and moves closer to disposal. To adopt this standard, the Province used the modified retroactive approach, with restatement of prior year comparatives. As a result, the 2021-22 actual numbers are restated to reflect $2 billion increase in net debt, $692 million increase to tangible capital assets and $29 million increase in amortization expense for a total adjustment of $1.3 billion to net liabilities.

•

Effective April 1, 2022, the Province adopted the Financial Instruments standard and corresponding standards relating to Foreign Currency Translation, Financial Statement Presentation and Portfolio Investments. These standards provide guidance on recognition, measurement and reporting of financial assets and liabilities, including derivatives, foreign currency translation, remeasurement gains and losses and risk disclosures. As a result of these standards, the Province’s derivatives, publicly traded equities as well as portfolio investments that are managed on a fair value basis are recognized at fair market value instead of amortized book value, and foreign currency debt is recognized at current exchange rates rather than locked-in hedge rate. These accounting standards are intended to improve disclosures of risks associated with financial instruments. The Province used prospective application to adopt these standards. As a result, 2022 comparatives are not restated, and not included in the Consolidated Statement of Remeasurement Gains and Losses.

6	Government of Alberta | Annual Report 2022 – 2023

Financial Highlights

Budget 2022 aimed to move Alberta forward by strengthening the province’s health-care system, addressing labour market challenges and continuing to make spending decisions guided by Alberta’s fiscal anchors. Budget 2022 forecast a surplus in each of the fiscal years 2022-23 to 2024-25.

In 2022, the global economy continued to recover as the impacts of the COVID pandemic faded. However, growth was hampered by several factors including surging prices following Russia’s invasion of Ukraine, persistently high inflation, and rapidly rising interest rates. This led to affordability concerns for Albertans. Alberta’s government responded with $2.9 billion in affordability measures including pausing collection of the fuel tax, indexing personal income tax and social programs to inflation, providing electricity rebates, affordability payments as well as other measures and deferrals.

The 2022-23 results were a surplus of $11.6 billion, an increase of $7.7 billion from 2021-22 and $11.1 billion from Budget 2022, largely from higher resource revenue. The West Texas Intermediate (WTI) oil price averaged US $89.69 per barrel (/bbl) up $19.69/bbl from budget.

Total Revenue was $76.1 billion, $7.8 billion more than 2021-22 and $13.5 billion more than budget.

Change from 2021-22. Comprises increases of $9.1 billion in non-renewable resource revenue (NRR),

$3 billion in tax revenue, $0.5 billion in other revenue, and decreases of $2.3 billion in investment income and government business enterprise (GBE) net income, and $0.2 billion in federal government transfers.

Change from Budget. Consists of increases of $11.4 billion in NRR, $3.5 billion in tax revenue, $1.2 billion in GBE and other revenue, and decreases of $0.7 billion in federal transfers and $1.8 billion in investment income.

Total Expense was $64.5 billion, $0.1 billion more than 2021-22 and up $2.4 billion from budget. Budget 2022 included a contingency of $1.8 billion for disaster and emergency assistance, and COVID-19.

Change from 2021-22. Increases of $0.3 billion in health function expense, $2.1 billion in education and social services function expense, and $0.5 billion in debt servicing and pension expense, were partly offset by decreases of $3 billion in other program functions including $0.9 billion as crude-by-rail (CBR) divestment was finalized in 2021-22.

Change from Budget. Consists of increases of $1.8 billion in health function expense and $0.1 billion in other program functions and a net of $0.4 billion in debt servicing and pension expense.

Net Financial Debt. At March 31, 2023, net financial debt was $45.6 billion, an improvement of $13.4 billion from $59 billion on March 31, 2022. Net debt to GDP in 2023 is 9.8%.

				Change from
Fiscal Summary	2022-23		2021-22		2021-22
(millions of dollars)	Budget	Actual	Actual	Budget	Actual
Revenue

Income and other taxes	23,034	26,524	23,506	3,490	3,018
Non-renewable resource revenue	13,840	25,242	16,170	11,402	9,073
Transfers from Government of Canada	12,054	11,363	11,595	(691)	(232)
Investment income	3,173	1,326	3,579	(1,847)	(2,253)
Net income / (loss) from government business enterprises	2,435	2,481	4,810	46	(2,329)
Other revenue (incl. premiums, fees and licences)	8,071	9,184	8,662	1,113	522
Total Revenue	62,607	76,120	68,322	13,513	7,798

Expense by Function
Health (Budget includes $750 million contingency)	23,670	25,486	25,143	1,816	343
Education	15,389	15,220	14,308	(169)	912
Social Services	6,978	7,222	5,992	244	1,230
Other (Budget incl. $1 billion disaster/emerg. contingency)	13,686	13,743	16,688	57	(2,945)
Total Program Expense	59,723	61,671	62,131	1,948	(460)
Debt servicing costs	2,662	2,829	2,641	167	188
Pension provisions / (recovery)	(289)	(21)	(365)	268	344
Total Expense	62,096	64,479	64,407	2,383	72

Surplus / (Deficit)	511	11,641	3,915	11,130	7,726

Net Financial Debt	(59,811)	(45,614)	(58,993)	14,197	13,379

Government of Alberta | Annual Report 2022 – 2023	7

Revenue Highlights

•	Total 2022-23 revenue was $76.1 billion. This was $7.8 billion higher than in 2021-22, and an increase of $13.5 billion from Budget 2022.

•	Personal and corporate income tax revenue totalled $22.1 billion, comprising $13.9 billion in personal (PIT) and $8.2 billion in corporate income tax (CIT). PIT increased $0.6 billion and $0.5 billion from 2021-22 and budget respectively, driven by a rebound in household income and population growth, slightly offset by indexation of the tax system to inflation effective January 1, 2022. CIT was up $3.4 billion from 2021-22 and $4.1 billion from budget due mainly to record-high corporate profits underpinned by strong commodity prices.

•	Other tax revenue was $4.4 billion in 2022-23 comprising: $2.5 billion in education property tax and $1.9 billion in fuel, tobacco, insurance and other taxes. Fuel taxes decreased $1.1 billion from 2021-22 and $1.2 billion from budget due to fuel tax relief provided for 2022-23 to help Albertans with the rising cost of living.

•	NRR in 2022-23 was $25.2 billion, an increase of $9.1 billion from 2021-22 and $11.4 billion from budget. This was driven by higher oil and natural gas prices backed by tight global demand-supply balance, easing of COVID restrictions and geopolitical tensions following the war in Ukraine.

•	The West Texas Intermediate (WTI) oil price averaged US$89.69 per barrel (/bbl) in 2022-23, up $12.66/bbl from 2021-22 and $19.69/ bbl from the budget estimate. The light-heavy oil price differential averaged US$20.77/bbl in 2022-23, $7.21 wider than in 2021-22 due to higher WTI prices and lower heavy-oil demand.

•	Federal government transfers in 2022-23 were $11.4 billion, $0.2 billion lower than in 2021-22 and $0.7 billion lower than budget. The decrease from budget primarily reflects a one-time Fiscal Stabilization payment for the 2020-21 revenue decline included in the budget that is now forecast in 2023-24 revenue. Other decreases include lower than expected childcare transfers and a re-profiling of funds for LRT projects to future years, partially offset by increased transfers for agriculture support, site rehabilitation, municipal transit support, and to address surgery backlogs.

•	Investment income was $1.3 billion, $2.3 billion lower than 2021-22 and $1.8 billion lower than budget, mainly in the Heritage and endowment funds, resulting from poor global equity market performance after a year of strong performance.

•	Government business enterprise net income was $2.5 billion in 2022-23, $2.3 billion lower than in 2021-22. The decrease from 2021-22 comprised $2.5 billion from Alberta Petroleum Marketing Commission (APMC) and $0.2 billion from ATB Financial, offset by a $0.3 increase in income from Alberta Gaming, Liquor and Cannabis Commission. APMC’s 2021-22 net income included a $2.2 billion partial reversal of the 2019-20 onerous contract provision with the Sturgeon Refinery, related to the change in the ownership structure.

•	Other revenue totaled $9.2 billion, $0.5 billion more than 2021-22, and $1.1 billion higher than budget. The change from budget includes $0.2 billion crop and hail insurance premiums, $0.3 billion in Technology Innovation and Emissions Reduction Fund compliance payments, and a net $0.6 increase from other sources mainly due investment management fees, and Schools, Universities, Colleges and Health Entities (SUCH) sector revenue.

8	Government of Alberta | Annual Report 2022 – 2023

Expense Highlights

•	Total expense in 2022-23 was $64.5 billion, including $2 billion in COVID-19 / Recovery Plan expense, and $1.3 billion in disaster and emergency assistance. Expense increased from budget and prior year despite lower COVID-19, Alberta Recovery Plan, disaster, and crude-by-rail expense. Population growth and inflation averaged 8.6% in 2022, compared to 3.8% in 2021, on a calendar year basis. This coupled with strong economic growth put pressure on government programs and services, including addressing labour market needs.

•	Health function expense was $25.5 billion, an increase of $0.3 billion from 2021-22, and $1.8 billion from Budget 2022. Population growth, inflation, complexity of surgeries and workforce challenges continue to strain Alberta’s health care system. The Health Care Action Plan was released in November 2022 to decrease emergency room wait times, improve emergency medical services response times, reduce wait times for surgeries and support frontline workers. Increases from budget and 2021-22 are mainly from higher activity including more surgeries performed and higher compensation costs associated with the new agreement with the Alberta Medical Assocation and collective bargaining agreements, partially offset by lower COVID-19 costs in 2022-23.

•	Total education function expense was $15.2 billion in 2022-23, $0.9 billion higher than 2021-22, and $0.2 billion decrease from Budget 2022. This comprises $8.9 billion for K-12 education and $6.6 billion for post-secondary and skills and training programs. The increase from 2021-22 mainly reflects enrolment growth, funding to address labour market challenges under the Alberta at Work initiative and collective bargaining agreements.

•	Social services expense was $7.2 billion, an increase of $1.2 billion from 2021-22, and $0.2 billion higher than budget. The increase from 2021-22 is mainly from $0.5 billion in affordability initiatives including indexation of benefit payments to inflation, direct payments to eligible children, families, seniors, AISH and
Income Support clients, wage top-ups and other measures. Another $0.6 billion is mainly from expanding affordable child care spaces under the federal-provincial Early Learning Child Care Agreements.

•	Other expense was $13.7 billion, a decrease of $2.9 billion from 2021-22 but $57 million more than budget. 2021-22 expense included several specific items such as $0.9 billion for crude-by-rail divestment, $0.7 billion for advancing Municipal Sustainability Initiative payments under Alberta’s Recovery Plan, $0.2 billion for a top-up to the Canada Community Building Fund, and $1.7 billion more agriculture insurance indemnity payments than 2022-23, partially offset by a higher cost of selling oil.

•	Debt servicing costs were $2.8 billion, an increase of $0.2 billion from 2021-22 and budget. Savings from debt repayment were offset by increased debt swap costs from rising interest rates.

•	Public sector pension plan liabilities decreased by $21 million to $8.3 billion at March 31, 2023.

Government of Alberta | Annual Report 2022 – 2023	9

Statement of Financial Position

•	At March 31, 2023, total assets exceeded liabilities by $11.3 billion. This was an improvement of $14.6 billion from the negative net assets of $3.3 billion on March 31, 2022, mainly due to $13.3 billion in debt repayment. Net Assets consists of $8.5 billion in net assets and accumulated remeasurement gains and losses of $2.8 billion. This reflects implementation of the Financial Instruments accounting standard.

•	Financial assets were $79.5 billion, an increase of $1.4 billion from March 31, 2022. Changes include a $2.9 billion increase in portfolio investments mainly from increased investment and growth in the market value of the Alberta Heritage Savings Trust Fund, $1.3 billion increase in loans receivable, offset by a reduction of $2.2 billion in cash and equivalents and $0.7 billion in other financial assets.

•	Liabilities were $125.1 billion at year-end 2023, $12 billion lower than on March 31, 2022, due to a $13.3 billion decrease in debt, a $1.3 billion increase in other liabilities.

•	Capital / other non-financial assets, net of spent deferred capital contributions, amounted to $60.6 billion on March 31, 2023, an increase of $1.2 billion from year-end 2022, reflecting
$4.1 billion in capital asset acquisition, less amortization and disposals of $2.7 billion, and a $0.2 billion increase in the deferred capital contributions liability. Major capital investment projects included:

-

$1.2 billion for the provincial highway network, with $0.3 billion for completing portions of the Calgary and Edmonton ring roads, $0.3 billion for highway twinning, widening and expansion, and $0.6 billion for capital maintenance and renewal.

-	$0.6 billion for health facilities including $0.1 billion for capital maintenance and renewal. The Calgary Cancer Centre was completed and is expected to open in 2024.

-	$0.7 billion for K-12 schools, modernization and modular classrooms, with 16 school projects completed and 44 underway.

-	$0.1 billion for the University of Alberta Dentistry Pharmacy building functional renewal expected to be completed in 2023 and $0.1 billion for Red Deer Justice Centre to be completed in late 2023.

Summary Statement of Financial Position
(millions of dollars)	2023 Actual	2022 Actual	Change from 2022

Financial Assets

Cash and cash equivalents	9,773	11,955	(2,182)

Portfolio investments	36,332	33,406	2,926

Loans receivable	20,816	19,546	1,270

Other	12,569	13,219	(650)

	79,490	78,126	1,364

Liabilities

Debt	97,116	110,399	(13,283)

Pension liabilities	8,272	8,287	(15)

Other	19,715	18,434	1,281

	125,104	137,119	(12,015)

Net Financial Debt	(45,614)	(58,993)	13,379

Capital / Other Non-financial Assets	60,624	59,268	1,356

Spent deferred capital contributions	(3,696)	(3,523)	(173)

Net Assets / (Liabilities)	11,314	(3,248)	14,562

Net Assets / (Liabilities) - statement of operations	8,500	(3,248)

Accumulated remeasurement gains/(loses)	2,814	-

Change in Net Assets / (Liabilities) - stmt. of operations	11,748	2,513

10	Government of Alberta | Annual Report 2022 – 2023

Financial Indicators and Risks

•	Net financial debt was $46 billion, or $10,000 per Albertan on March 31, 2023, a deterioration of $59 billion since March 31, 2015, when net financial assets were $13.1 billion. Alberta’s resource-based economy recovered again in 2022-23 with surging energy prices. This followed six difficult years, beginning with recessions in 2015 and 2016, insufficient egress infrastructure for Alberta resource production causing a spike in the light-heavy oil price differential, and the COVID-19 pandemic in 2020 and 2021.

•	Revenue in 2014-15 was $49.5 billion. In the eight years since, volatility has grown, with revenue ranging from a high of $76.1 billion in 2022-23 to a low of $42.3 billion in 2016-17. Revenue in 2022-23 included the highest resource revenue ever recorded by the Alberta government of $25.2 billion.

•	Expense was $48.4 billion in 2014-15 and over the eight year period since, expense has grown at less than Alberta’s rate of growth in inflation and population and is now $64.5 billion.

•	Expense has also increasingly become more unpredictable, most recent examples include the COVID-19 pandemic and natural disasters including the 2021 severe drought, 2019 Wood Buffalo wildfires and 2013 southern Alberta flood.

•	To address the revenue and expense uncertainty, a voted, transferable contingency was introduced in Budget 2019. The contingency was budgeted at $1.75 billion in 2022-23. In Budget 2023, Alberta’s government introduced a new fiscal framework including a balanced budget requirement and limits on expense growth, with allowable exceptions, to further address this uncertainty.

•	Some of the factors that contribute to the volatility of resource revenue that Alberta relies on are described next.

•	Oil prices are impacted by global supply and demand. The COVID-19 pandemic essentially caused the global economy to temporarily shut down. When economies reopened, demand

Oil and Natural Gas Prices 2018-23

jumped and supply risks increased following Russia’s invasion of Ukraine and operating challenges in some oil-producing regions. This caused oil prices to spike in 2022.

•	Other factors typically influencing energy prices include pipeline or refinery outages, speculative trading, OPEC + supply management, US producer responses to price swings, drilling and investment decisions, Environmental, Social and Governance metrics, economic sanctions, or weather-related disruptions.

•	Higher interest rates typically discourage business investment and increase debt servicing costs. To help slow down inflation, the Bank of Canada increased the over night rate from 0.5% to 4.5% in 2022-23. Alberta consumer inflation has averaged 6%, the highest annual growth in four decades, driven by commodity prices, rising input costs and supply chain issues.

•	A higher exchange rate decreases the value of Alberta’s exports, while equity market performance is affected by a wide range of factors. These all add risk to Alberta government fiscal planning.

•	Changes in corporate income tax revenue can be difficult to predict as corporate taxable income can vary significantly due to adjustments to estimates of corporate income tax refunds and the carry forward and back of prior year losses.

•	These highlights should be read in conjunction with the budget and quarterly updates alberta.ca/budget-documents.aspx.

Government of Alberta | Annual Report 2022 – 2023	11

Historical Fiscal Summary, 2008-09 to 2022-23 a

(millions of dollars)		1	2	3	4	5	6	7	8	9	10	11	12	13	14	15

		2008-09	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17	2017-18	2018-19	2019-20	2020-21	2021-22	2022-23
Statement of Operations																Actual

	Revenue

1	Personal income tax	8,708	7,877	7,631	8,563	9,621	10,537	11,042	11,357	10,763	10,775	11,874	11,244	11,257	13,335	13,925

2	Corporate income tax	4,252	4,754	3,334	3,678	4,756	5,488	5,796	4,195	3,769	3,448	4,871	4,107	3,037	4,718	8,167

3	Other tax revenue	3,817	3,746	3,820	4,099	4,333	4,500	4,598	5,168	5,649	6,538	6,833	5,747	5,285	5,453	4,432

4	Resource revenue	11,915	6,768	8,428	11,636	7,779	9,578	8,948	2,789	3,097	4,980	5,429	5,937	3,091	16,170	25,242

5	Investment income	(1,888)	3,541	2,486	2,168	2,595	3,423	3,113	2,544	3,698	3,126	2,349	2,828	2,643	3,579	1,326

6	Premiums, fees and licences	3,356	2,857	2,922	2,931	3,184	3,437	3,564	3,574	3,701	3,839	3,911	3,929	4,021	4,520	4,657

7	Other own-source revenue	4,587	4,627	4,903	5,128	5,234	5,412	6,438	5,850	3,637	6,983	6,292	3,360	3,272	8,952	7,008

8	Total own-source revenue	34,747	34,170	33,524	38,203	37,502	42,375	43,499	35,477	34,314	39,689	41,559	37,152	32,605	56,727	64,757

9	Federal transfers	4,578	5,342	5,452	5,192	5,042	7,059	5,982	7,142	7,979	7,606	8,013	9,072	10,532	11,595	11,363

10	Total Revenue	39,325	39,512	38,976	43,395	42,544	49,434	49,481	42,619	42,293	47,295	49,572	46,224	43,137	68,322	76,120

	Expense by Function

11	Health	13,674	14,636	15,393	16,284	17,254	17,967	19,366	20,115	20,687	21,239	21,921	22,408	23,984	25,143	25,486

12	Basic / advanced education	10,438	11,067	11,362	11,951	12,394	12,782	13,103	13,673	14,110	14,471	14,848	14,971	14,134	14,308	15,220

13	Social services	3,417	3,807	4,129	4,278	4,641	4,668	4,548	4,752	5,198	5,592	5,867	6,203	5,919	5,992	7,222

14	Other program expense	10,386	9,834	9,443	9,853	10,528	12,970	11,031	10,375	12,607	13,189	11,866	12,893	13,858	16,688	13,743

15	Total program expense	37,915	39,344	40,327	42,366	44,817	48,387	48,048	48,915	52,602	54,491	54,502	56,475	57,895	62,131	61,671

16	Debt servicing costs	208	214	472	509	530	601	722	776	1,018	1,420	1,971	2,235	2,486	2,641	2,829

17	Pension provisions	2,133	430	439	634	296	748	(404)	(630)	(543)	(593)	(190)	(334)	(282)	(365)	(21)

18	Total Expense	40,256	39,988	41,238	43,509	45,643	49,736	48,366	49,061	53,077	55,318	56,283	58,376	60,099	64,407	64,479

19	Surplus / (Deficit)	(931)	(476)	(2,262)	(114)	(3,099)	(302)	1,115	(6,442)	(10,784)	(8,023)	(6,711)	(12,152)	(16,962)	3,915	11,641

Capital Plan [b]		7,943	8,000	7,544	6,884	6,062	5,770	6,181	6,558	6,578	9,021	6,057	5,545	6,896	6,622	5,644

Statement of Financial Position (at March 31)

20	Heritage / endowment funds	16,900	17,077	17,500	17,936	18,176	18,562	18,860	19,262	19,836	20,306	20,700	20,670	21,090	22,176	23,920

21	Contingency Account	16,822	14,983	11,192	7,497	3,326	4,658	6,529	3,625	2,299	1,661	6,342	-	-	-	-

22	Other financial assets	28,868	30,338	30,799	32,972	34,734	40,039	40,688	40,990	44,152	49,010	48,701	55,711	56,996	55,950	55,570

23	Taxpayer-supported Capital Plan liabilities	(880)	(2,888)	(3,199)	(3,442)	(4,594)	(8,724)	(11,922)	(19,040)	(23,769)	(29,339)	(33,597)	(37,188)	(42,733)	(47,529)	(45,525)

24	Taxpayer-supported operating debt / pre-1992 TPP debt	(1,160)	(2,279)	(2,015)	(1,676)	(1,426)	(1,333)	(1,053)	(1,024)	(10,751)	(19,227)	(29,060)	(36,954)	(50,303)	(45,595)	(35,186)

25	Self-supported debt	(7,921)	(9,300)	(11,010)	(12,707)	(14,116)	(15,775)	(16,592)	(17,373)	(17,822)	(17,848)	(18,134)	(18,066)	(18,398)	(17,028)	(16,173)

26	Total Debt [c]	(9,961)	(14,467)	(16,224)	(17,825)	(20,136)	(25,832)	(29,567)	(37,437)	(52,342)	(66,414)	(80,791)	(92,208)	(111,434)	(110,152)	(96,884)

27	Pension obligations	(10,239)	(9,483)	(9,922)	(10,556)	(10,852)	(11,600)	(11,196)	(10,566)	(10,023)	(9,430)	(9,240)	(8,918)	(8,636)	(8,287)	(8,272)

28	Other liabilities	(10,689)	(11,131)	(11,692)	(11,033)	(10,793)	(12,795)	(12,260)	(11,955)	(12,823)	(14,477)	(13,189)	(15,399)	(17,853)	(18,680)	(19,948)

29	Net Financial Assets / (Debt)	31,701	27,317	21,653	18,991	14,455	13,032	13,054	3,919	(8,901)	(19,344)	(27,477)	(40,144)	(59,837)	(58,993)	(45,614)

30	Capital / non-fin. assets (less def. cap. contributions starting 2012-13)	30,275	34,217	37,607	40,122	39,517	40,839	42,197	44,623	46,622	49,015	50,744	51,570	54,076	55,745	56,928

31	Net Assets / (Liabilities) [d]	61,976	61,534	59,260	59,113	53,972	53,871	55,251	48,542	37,721	29,671	23,267	11,426	(5,761)	(3,248)	11,314

Energy prices and exchange rate

32	Oil price (WTI US$/bbl)	85.94	70.71	83.38	97.33	92.07	99.05	80.48	45.00	47.93	53.69	62.77	54.85	42.32	77.03	89.69

33	Heavy oil price (WCS @ Hardisty; Cdn$/bbl)	74.36	66.08	66.70	80.72	68.48	80.11	70.78	40.86	44.67	50.38	51.65	53.14	41.42	79.63	90.62

34	Natural gas price (ARP; Cdn$/GJ)	6.97	3.58	3.28	2.98	2.28	3.28	3.51	2.21	2.01	1.82	1.34	1.39	2.10	3.48	4.63

35	Exchange rate (US¢/Cdn$)	89.6	91.9	98.4	100.7	99.9	95.0	88.0	76.5	76.2	78.0	76.3	75.2	75.7	79.8	75.6

a Numbers are not strictly comparable due to numerous accounting policy changes over time. 2019-20 and 2021-22 expense by function have been re-classified following re-organizations and other adjustments.

b Reflects capital grants and other support included in expense, and capital investment in government-owned assets not included in expense. Capital investment adds to capital assets, which are depreciated over time through amortization expense. Numbers for 2008-09 to 2013-14 are estimates as details required to consolidate SUCH sector capital spending with full accuracy are not readily available.

c Does not include capital lease liabilities, or debt issued on behalf of government business enterprises which is reported on a net equity basis in Other Financial Assets.

d The change in net assets / (debt) year over year does not match the surplus / (deficit) exactly in most years, due to various balance sheet adjustments, most of which are minor. A significant adjustment reducing net assets by $2 billion was made in 2012-13, to recognize the accumulated deferred capital contribution liability when the accounting standard was adopted. 2021-22 opening amounts were restated to reflect adoption of the Asset Retirement Obligation accounting standard. In 2022-23, Financial Instruments and related standards were implemented resulting in unrealized remeasurement gains and losses being included in Net Assets but not in the surplus/deficit.

12	Government of Alberta | Annual Report 2022 – 2023

Consolidated Financial Statements

Government of Alberta | Annual Report 2022 – 2023	13

BLANK PAGE

14	Government of Alberta | Annual Report 2022 – 2023

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

OF THE PROVINCE OF ALBERTA

Management’s Responsibility for the Consolidated Financial Statements		17

Independent Auditor’s Report		18

Consolidated Statement of Operations		24

Consolidated Statement of Financial Position		25

Consolidated Statement of Remeasurement Gains and Losses		26

Consolidated Statement of Change in Net Debt		27

Consolidated Statement of Cash Flows		28

Notes to the Consolidated Financial Statements

1	Summary of Significant Accounting Policies and Reporting Practices	29

2	Valuation of Financial Assets and Liabilities	40

3	Financial Risk Management	41

4	Budget and Legislative Authority	48

5	Contractual Rights	48

6	Contingent Assets	49

7	Contractual Obligations and Commitments	49

8	Contingent Liabilities	50

9	Trust Funds under Administration	53

10	Subsequent Event	53

11	Comparative Figures	53

Schedules to the Consolidated Financial Statements

1	Revenues	54

2	Revenues by Source by Ministry	55

3	Expenses by Object by Ministry	56

4	Cash and Cash Equivalents	57

5	Accounts Receivable and Advances	57

6	Portfolio Investments	58

7	Endowment Funds	59

8	Equity in Government Business Enterprises	60

9	Loans Receivable.	64

10	Derivative Financial Instruments	66

11	Accounts Payable and Other Accrued Liabilities	66

Government of Alberta | Annual Report 2022 – 23	15

CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents, continued

Schedules to the Consolidated Financial Statements (continued)

12	Asset Retirement Obligations and Environmental Liabilities	67

13	Debt	68

14	Pension Plans and Other Defined Benefit Plans	72

15	Deferred Contributions	79

16	Tangible Capital Assets	80

17	Adjustments to Net Assets/Liabilities - Operating	81

18	Over-expenditure of Spending Authorities	82

19	Listing of Organizations	83

Glossary (Unaudited)		88

16	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Management’s Responsibility

for the Consolidated Financial Statements

The consolidated financial statements are prepared by the Controller under the general direction of the Deputy Minister of Treasury Board and Finance as authorized by the President of Treasury Board and Minister of Finance pursuant to the Financial Administration Act. The consolidated financial statements are prepared in accordance with Canadian Public Sector Accounting Standards, and of necessity include some amounts that are based on estimates and judgments. As required by the Fiscal Planning and Transparency Act, the consolidated financial statements are included in the consolidated annual report of the Province of Alberta that forms part of the Public Accounts.

To fulfill its accounting and reporting responsibilities, management maintains systems of financial management and internal control which give consideration to costs, benefits and risks, and which are designed to:

•

Provide reasonable assurance that transactions are properly authorized, executed in accordance with prescribed legislation and regulations, and properly recorded so as to maintain accountability for public money, and

•	Safeguard the assets and properties of the Province of Alberta under government administration.

Under the Financial Administration Act, deputy heads are responsible for the collection of revenue payable to the Crown, and for making and controlling disbursements with respect to their departments. They are also responsible for prescribing the accounting systems to be used in their departments. In order to meet government accounting and reporting requirements, the Controller obtains information relating to departments, regulated funds, provincial agencies, and Crown-controlled corporations, including schools, universities, colleges, technical institutes, Alberta Health Services and other health entities from ministries as necessary.

The consolidated financial statements are reviewed by the Audit Committee established under the Auditor General Act. The Audit Committee advises the Lieutenant Governor in Council on the scope and results of the Auditor General’s audit of the consolidated financial statements of the Province.

The Auditor General of Alberta provides an independent opinion on the consolidated financial statements. The duties of the Auditor General in that respect are contained in the Auditor General Act.

Annually, the consolidated annual report is tabled in the Legislature as a part of the Public Accounts and is referred to the Standing Committee on Public Accounts of the Legislative Assembly.

Approved by:

Katherine White

Deputy Minister of Treasury Board and Finance

Dan Stadlwieser, CPA, CA

Controller

Edmonton, Alberta

June 16, 2023

Government of Alberta | Annual Report 2022 – 23	17

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report

To the Members of the Legislative Assembly

Report on the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Alberta (the Province), which comprise the consolidated statement of financial position as at March 31, 2023, and the consolidated statements of operations, remeasurement gains and losses, change in net debt, and cash flows for the year then ended, and notes and schedules to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province as at March 31, 2023, and the results of its operations, its remeasurement gains and losses, its changes in net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements for the year ended March 31, 2023. These matters were addressed in the context of my audit of the consolidated financial statements as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

18	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report, continued

Key audit matter	How matter was addressed in the audit

Accounting for environmental liabilities

PSAS require the Province to account for environmental liabilities for remediation of contamination and reclamation of sites it is directly responsible for or when it has accepted responsibility, and when costs can be reasonably determined.

As at March 31, 2023, the Province estimated the expected costs and recorded $117 million as environmental liabilities.

The Province did not record a liability for a significant number of other sites because it has not determined responsibility and/or the remediation and reclamation costs have not been established. Management is at various stages of testing, evaluation and studies to determine the extent of contamination and possible site management options and who would do the work. The Province may need to account for additional environmental liabilities in the future as it completes these evaluations.

I identified accounting for environmental liabilities as a key audit matter since:

●   there are a significant number of sites where responsibility and/or costs have not been established.

●   my Report of the Auditor General–June 2021, Processes to Provide information about Government’s Environmental Liabilities describes weaknesses related to the processes to provide information about environmental liabilities.

●   it requires significant interpretation of environmental law and standards to determine who is responsible to do the work when private operators won’t do the work or no longer exist.

●   it requires significant expertise to assess the nature and extent of contamination and the work required to remediate and reclaim sites, and then to estimate the costs to do that work.

The consolidated financial statements include the following disclosures:

Note 8(e) – Contingent Environmental Liabilities

Schedule 12 – Asset Retirement Obligations and Environmental Liabilities

The following are the primary procedures I performed. I:

●   examined the liabilities recorded by reviewing engineering reports and assessing and verifying if management’s estimates and assumptions are reasonable.

●   selected a sample of sites where management did not record a liability, and reviewed management assumptions and explanations.

●   assessed the appropriateness of the disclosures in the consolidated financial statements against the standards for disclosures required by PSAS.

Government of Alberta | Annual Report 2022 – 23	19

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report, continued

Key audit matter	How matter was addressed in the audit

Adopting the new Canadian public sector accounting standard for asset retirement obligations (AROs)

The Province adopted a new accounting standard for Asset Retirement Obligations using the modified retroactive approach with restatement of comparative information. This new standard prescribes how the Province should account for liabilities to retire tangible capital assets. At March 31, 2023, the Province recorded $2.3 billion in asset retirement obligations. The majority relates to removing asbestos in the Province’s buildings.

I identified this as a key audit matter since adopting this new standard and estimating these liabilities are complex and requires significant judgements, assumptions, and inputs. It includes identifying legal requirements to retire tangible capital assets, determining the nature and extent of the asset retirement activities required, estimating the costs to complete the work and determining when that work will be completed.

The consolidated financial statements include the following disclosures:

●   Note 1(c) – Adoption of Accounting Standards

●   Schedule 12 – Asset Retirement Obligations and Environmental Liabilities

The following are the primary procedures I performed. I:

●   tested management’s processes to identify the nature and extent of what work the Province must do to retire its tangible capital assets.

●   evaluated management’s methodology, data and assumptions to estimate the costs to complete the work. This included evaluating management’s assessment and conclusions on the use of present value techniques.

●   verified the reasonableness and accuracy of management’s estimated costs to retire its tangible capital assets by comparing its data and assumptions to engineering reports and other supporting documents.

●   verified that management implemented the standard in accordance with the standard’s transitional provisions.

Adopting Canadian public sector accounting standards for financial instruments and foreign currencies translation

The Province adopted the accounting standards for financial instruments and foreign currency translation. The standards do not allow for restatement of comparative amounts upon adoption. The following are the significant impacts of the new standards:

●   derivative assets and liabilities are recognized at fair value. Previously derivative transactions were only recorded upon settlement.

●   portfolio investments managed on a fair value basis are recognized at fair value. Previously, portfolio investments were recorded at cost.

●   unrealized foreign exchange gains and losses are recorded in the new statement of remeasurement gains and losses. Previously unrealized translation gains and losses were recorded in the statement of operations, while hedged foreign currency liabilities were translated at the exchange rate established by the hedging instrument.

The following are the primary procedures I performed. I:

●   examined the opening and closing balances for the statement of remeasurement gains and losses and the calculation of unrealized gains and losses on translation of foreign debt, valuation of derivatives and portfolio investments.

●   evaluated management’s processes for valuing and disclosing derivatives and embedded derivatives on the statement of financial position.

●   verified the existence and valuation of derivatives by examining derivative contracts, valuation inputs used in valuation calculations,

20	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report, continued

Key audit matter	How matter was addressed in the audit

●   unrealized gains and losses on portfolio investments are recorded in the new statement of remeasurement gains and losses. Previously the fair value of portfolio investments was only disclosed in the notes.

●   quantitative and qualitative information disclosed about the nature and extent of risks associated with portfolio investments, loans, debt and derivatives.

I identified the new accounting standards for financial instruments and foreign currency translation as a key audit matter given their significant impact on the consolidated financial statements, and the judgements and measurement uncertainty involved to determine the fair values of private equities, inflation sensitive and alternative investments.

The consolidated financial statements include the following disclosures:

●   Note 1(c) – Adoption of Accounting Standards

●   Note 3 – Financial Risk Management and Derivatives

●   Schedule 6 – Portfolio Investments

●   Schedule 9 – Loans Receivable

●   Schedule 10 – Derivative Financial Instruments

●   Schedule 13 – Debt

discount rates and counterparty balances.

●   reviewed the appropriateness and accuracy of quantitative and qualitative disclosures of the nature and extent of risks associated with debt, loans, derivatives and portfolio investments.

●   verified that management appropriately implemented the standard’s transitional provisions.

Other information

Management is responsible for the other information. The other information comprises the information included in the 2022-23 Government of Alberta Annual Report, but does not include the consolidated financial statements and my auditor’s report thereon, and the 2022-23 Final Results Year-end Report.

My opinion on the consolidated financial statements does not cover the other information identified above and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

The 2022-23 Government of Alberta Annual Report and the 2022-23 Final Results Year-end Report are expected to be made available to me after the date of my auditor’s report. If, based on the work I will perform on this other information, I conclude that there is a material misstatement of this other information, I am required to communicate the matter to those charged with governance.

Government of Alberta | Annual Report 2022 – 23	21

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report, continued

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless an intention exists to liquidate or to cease operations, or there is no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Province’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
●

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

●

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

22	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report, continued

●

Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the consolidated financial statements, to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, I determine those matters that were of most significance in the audit of the Province’s consolidated financial statements and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

In accordance with the Auditor General Act, I am responsible to report the independent opinion on the consolidated financial statements of the Province completed by my office.

[Original signed by W. Doug Wylie FCPA, FCMA, ICD.D]

Auditor General

June 16, 2023

Edmonton, Alberta

Government of Alberta | Annual Report 2022 – 23	23

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Operations

Year Ended March 31
	2023		2022
	Budget	Actual	Actual (Restated) (Note 1)
		In millions

Revenues (Schedules 1 and 2)

Income taxes	$17,422	$22,092	$18,053

Other taxes	5,612	4,432	5,453

Non-renewable resource revenue	13,840	25,242	16,170

Transfers from Government of Canada	12,054	11,363	11,595

Net income from government business enterprises (Schedule 8)	2,435	2,481	4,810

Net investment income	3,173	1,326	3,579

Premiums, fees and licences	4,490	4,657	4,520

Other	3,581	4,527	4,142

	62,607	76,120	68,322

Expenses by function (Schedule 3)

Health	23,670	25,486	25,143

Education	15,389	15,220	14,308

Social services	6,978	7,222	5,992

Agriculture, resource management and economic development	2,433	3,967	5,480

Crude by rail	-	-	866

General government	3,099	3,015	3,070

Transportation, communications and utilities	2,322	2,447	2,110

Protection of persons and property	3,606	2,059	2,006

Regional planning and development	1,011	1,037	1,967

Environment	527	542	560

Recreation and culture	447	401	315

Housing	241	275	314

Debt servicing costs (Schedule 13)	2,662	2,829	2,641

Pension recovery (Schedule 14)	(289)	(21)	(365)

	62,096	64,479	64,407

Annual surplus	511	11,641	3,915

Net liabilities - operating at beginning of year	(3,248)	(3,248)	(7,067)

Other adjustments to net assets/(liabilities) - operating (Schedule 17)	-	107	(96)

Net (liabilities)/assets - operating at end of year	$(2,737)	$8,500	$(3,248)

The accompanying notes and schedules are part of these consolidated financial statements.

24	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Financial Position

As at March 31
	2023	2022
		(Restated) (Note 1)
	In millions

Financial assets

Cash and cash equivalents (Schedule 4)	$9,773	$11,955

Accounts receivable and advances (Schedule 5)	9,564	11,410

Portfolio investments (Schedule 6)

Operating	32,785	30,601

Endowments (Schedule 7)	3,547	2,805

Equity in government business enterprises (Schedule 8)	1,846	1,766

Loans receivable (Schedule 9)	20,816	19,546

Derivative financial instruments (Schedule 10)	1,100	-

Inventories for resale and other	59	43

	79,490	78,126

Liabilities

Accounts payable and other accrued liabilities (Schedule 11)	13,125	13,430

Asset retirement obligations and environmental liabilities (Schedule 12)	2,404	2,358

Debt (Schedule 13)	97,116	110,399

Derivative financial instruments (Schedule 10)	1,903	-

Pension liabilities (Schedule 14)	8,272	8,287

Unspent deferred contributions (Schedule 15)	2,284	2,645

	125,104	137,119
Net debt	(45,614)	(58,993)

Non-financial assets

Tangible capital assets (Schedule 16)	59,337	58,014

Prepaid expenses	496	350

Inventories of supplies and other	791	904

	60,624	59,268

Spent deferred capital contributions (Schedule 15)	3,696	3,523

Net assets/(liabilities)	$11,314	$(3,248)

Net assets/(liabilities) are comprised of:

Net assets/(liabilities) - operating	$8,500	$(3,248)

Accumulated remeasurement gains	2,814	-

Contractual rights, obligations and commitments (Notes 5 and 7)

Contingent assets and liabilities (Notes 6 and 8)

The accompanying notes and schedules are part of these consolidated financial statements.

Government of Alberta | Annual Report 2022 – 23	25

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Remeasurement Gains and Losses

Year Ended March 31
2023
In millions

Accumulated remeasurement gains/(losses) at beginning of year	$-

Adjustment on adoption of the financial instruments related standards:

Adjustments to accumulated unrealized gains	2,862

Accumulated other comprehensive loss from government business enterprises	(78)

Adjusted accumulated remeasurement gains at beginning of year	2,784

Unrealized gains/(losses) attributable to:

Foreign exchange	(1,988)

Derivatives financial instruments	1,300

Portfolio investments

Quoted in an active market	72

Designated at fair value	454

Amounts reclassified to the Consolidated Statement of Operations:

Foreign exchange	247

Derivatives financial instruments	(251)

Portfolio investments

Quoted in an active market	(67)

Designated at fair value	298

Other comprehensive loss from government business enterprises (Schedule 8)	(35)

Net remeasurement gains for the year	30

Accumulated remeasurement gains at end of year	$2,814

The accompanying notes and schedules are part of these consolidated financial statements.

26	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Change in Net Debt

Year Ended March 31
	2023		2022
	Budget	Actual	Actual (Restated) (Note 1)
		In millions

Annual surplus	$511	$11,641	$3,915

Acquisition of tangible capital assets	(5,024)	(3,910)	(4,045)

Additions to public private partnerships, asset retirement obligations, capital leases, donated capital assets and other	(81)	(203)	(74)

10% cash flow adjustment	750	-	-

Amortization of tangible capital assets	2,839	2,666	2,613

Net loss/(gain) on disposal and adjustments of tangible capital assets	-	54	(4)

Proceeds on sale of tangible capital assets	-	70	72

(Increase)/decrease in inventory of supplies	(179)	113	(18)

(Increase)/decrease in prepaid expenses	-	(146)	19

Increase in spent deferred capital contributions (Schedule 15)	366	173	489

Change in accumulated unrealized loss (Schedule 17)	-	-	(193)

Other adjustments to net liabilities - operating (Schedule 17)	-	29	97

(Increase)/decrease in net debt excluding net remeasurement gains/(losses)	(818)	10,487	2,871

Net remeasurement gains	-	2,892	-

(Increase)/decrease in net debt	(818)	13,379	2,871

Net debt at beginning of year	(58,993)	(58,993)	(61,864)

Net debt at end of year	$(59,811)	$(45,614)	$(58,993)

The accompanying notes and schedules are part of these consolidated financial statements.

Government of Alberta | Annual Report 2022 – 23	27

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Cash Flows

Year Ended March 31
	2023	2022 (Restated) (Note 1)
	In millions

Operating transactions

Annual surplus	$11,641	$ 3,915

Non-cash items

Amortization of tangible capital assets	2,666	2,613

Deferred contributions recognized as revenue	(2,793)	(3,358)

Pension recovery	(21)	(365)

Net income from government business enterprises	(2,481)	(4,810)

Other non-cash items included in annual surplus	916	(291)

	9,928	(2,296)

Decrease/(increase) in accounts receivable and advances, inventories, prepaids and other assets	1,634	(3,052)

Decrease in accounts payable and other accrued liabilities	(342)	(449)

Distribution from government business enterprises	2,379	2,100

Cash provided by/(applied to) operating transactions	13,599	(3,697)

Capital transactions

Acquisition of tangible capital assets	(4,020)	(4,170)

Proceeds on sale of tangible capital assets	70	72

Cash applied to capital transactions	(3,950)	(4,098)

Investing transactions

Purchases of portfolio investments	(17,185)	(10,679)

Disposals of portfolio investments	17,585	10,361

Loans made	(9,346)	(3,956)

Repayment of loans	7,871	4,993

Cash (applied to)/provided by investing transactions	(1,075)	719

Financing transactions

Retirement of direct borrowing	(45,672)	(32,649)

Issuance of direct borrowing	32,539	32,041

Contributions restricted for capital and operations	2,505	3,351

Repayment of liabilities under capital leases and public private partnerships	(128)	(124)

Cash (applied to)/provided by financing transactions	(10,756)	2,619

Decrease in cash and cash equivalents	(2,182)	(4,457)

Cash and cash equivalents at beginning of year	11,955	16,412

Cash and cash equivalents at end of year	$9,773	$11,955

Supplementary Information

Interest received	$691	$544

Interest paid	2,910	2,655

The accompanying notes and schedules are part of these consolidated financial statements.

28	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND REPORTING PRACTICES

These consolidated financial statements are prepared in accordance with Canadian Public Sector Accounting Standards (PSAS).

(a)	REPORTING ENTITY

The consolidated financial statements of the Province of Alberta (Province) include the accounts of organizations that meet the criteria of control as established under PSAS. The consolidated financial statements also include the accounts of the Office of the Legislative Assembly and Offices of the Legislature.

A list of organizations included in these consolidated financial statements can be found in Schedule 19.

(b)	METHOD OF CONSOLIDATION

The accounts of government sector entities, except those designated as government business enterprises, are consolidated using the line-by-line method. Under this method, accounting policies of the consolidated entities are adjusted to conform to government accounting policies, and the results of each line item in their financial statements (revenue, expense, assets and liabilities) are included in the Province’s results. Revenue, expense, capital, investing and financing transactions, as well as related asset and liability balances between consolidated entities have been eliminated.

Schools and some post-secondary institutions (PSI), government business enterprises and government organizations have year-ends that are other than March 31. The significant transactions of these organizations that have occurred during the period between their year-ends and the Province’s year-end of March 31, 2023, have been recorded in these financial statements.

In 2022-23, two PSIs changed their fiscal year-end from June 30 to March 31 to coincide with the fiscal year of the Province. The Province’s financial statements include adjustments to reflect these two PSIs’ balances as at March 31.

The accounts of provincial agencies designated as government business enterprises (Schedule 8) are accounted for on the modified equity basis, with the equity being computed in accordance with International Financial Reporting Standards (IFRS). Under the modified equity method, the accounting policies of government business enterprises are not adjusted to conform to those of the government. Inter-entity revenue and expense transactions and related asset and liability balances are not eliminated except for inter-entity gains and losses, which are eliminated on assets and liabilities remaining within the government reporting entity at the financial statement date.

(c)	ADOPTION OF ACCOUNTING STANDARDS

Effective April 1, 2022, the Province adopted PS 3450 Financial Instruments standard and corresponding standards of PS 2601 Foreign Currency Translation, PS 1201 Financial Statement Presentation and PS 3041 Portfolio Investments.

The Province used prospective application to adopt these standards. As a result, 2022 comparatives are not restated, and not included in the Consolidated Statement of Remeasurement Gains and Losses. New information is also added in Note 2, Note 3, Schedule 6, Schedule 7, Schedule 10, Schedule 15, and Schedule 17. Major changes made to the consolidated financial statements include:

•	New Consolidated Statement of Remeasurement Gains and Losses;

Government of Alberta | Annual Report 2022 – 23	29

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

•	Additional disclosure on financial risk exposure and risk management;

•	Changes in recognition and measurement of financial assets and liabilities as follows:

–

All derivative assets and liabilities are recognized at fair value. Previously, derivative contracts with an underlying matching asset or liability were used for hedging purposes and were recognized at cost plus accrued interest. Derivatives without an underlying matching asset or liability were recognized at fair value and included in portfolio investments, with unrealized gains and losses recognized in the Consolidated Statement of Operations. Fair values of all derivatives were disclosed in the notes;

–

Equities quoted in an active market and portfolio investments managed on a fair value basis are recognized at fair value. Previously, all portfolio investments were recognized at cost or amortized cost (i.e., book value);

–

All unrealized foreign exchange gains and losses are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Previously, unrealized translation gains and losses were recorded in the Consolidated Statement of Operations, while hedged foreign currency assets and liabilities were translated at the exchange rate established by the hedging instrument; and

–

Unrealized gains and losses on portfolio investments are recorded in either the Consolidated Statement of Remeasurement Gains and Losses or as deferred contributions for certain endowment funds. Previously, the fair value of portfolio investments was only disclosed in the consolidated financial statements.

•	Information on fair value measurement hierarchy; and

•

Changes in unrealized gains or losses from government business enterprises are recognized in the Consolidated Statement of Remeasurement Gains and Losses rather than through net assets (Schedule 17), as previously presented in the Adjustments to Net Assets disclosure.

In the same fiscal period, the Province also adopted PS 3280 Asset Retirement Obligations standard, using the modified retroactive approach with restatement of prior year comparatives, and recognized the following to conform to the new standard:

•	Asset retirement obligations, adjusted for accumulated accretion to the effective date;

•	Asset retirement cost capitalized as an increase to the carrying amount of the related tangible capital assets in productive use;

•	Accumulated amortization on the capitalized cost; and

•	Adjustment to the opening balance of the net liability.

Amounts are measured using information, assumptions and discount rates where applicable that are current on the effective date. The amount recognized as an asset retirement cost is measured as of the date the asset retirement obligation was incurred or the effective date. Accumulated accretion and amortization are measured for the period from the date the liability would have been recognized as if the provisions of this standard had been in effect to the date as of which this standard is first applied.

30	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

The impact on the prior year’s financial statements as a result of the adoption of accounting standards is as follows:

		2022

	As previously	Adjustments

	reported	made	As restated

		In millions

Consolidated Statement of Operations

Revenues	$68,322	$-	$68,322

Expenses	64,378	29	64,407

Annual surplus/(deficit)	3,944	(29)	3,915

Net liabilities - operating at beginning of year	(5,761)	(1,306)	(7,067)

Other adjustments to net liabilities - operating	(96)	-	(96)

Net liabilities - operating at end of year	(1,913)	(1,335)	(3,248)

Consolidated Statement of Financial Position

Financial assets	78,126	-	78,126

Liabilities	135,092	2,027	137,119

Net debt	(56,966)	(2,027)	(58,993)

Non-financial assets	58,576	692	59,268

Spent deferred capital contributions	3,523	-	3,523

Net liabilities	(1,913)	(1,335)	(3,248)

Consolidated Statement of Change in Net Debt

Annual surplus/(deficit)	3,944	(29)	3,915

Acquisition of tangible capital assets	(4,045)	-	(4,045)

Amortization of tangible capital assets	2,584	29	2,613

Increase in spent deferred capital contributions	489	-	489

Change in accumulated unrealized loss	(193)	-	(193)

Other	92	-	92

Decrease in net debt	2,871	-	2,871

Net debt at beginning of year	(59,837)	(2,027)	(61,864)

Net debt at end of year	$(56,966)	$(2,027)	$(58,993)

(d)	FUTURE CHANGES IN ACCOUNTING STANDARDS

Effective April 1, 2023, the Province will adopt PS 3400 Revenue and PS 3160 Public Private Partnerships approved by the Public Sector Accounting Board. The impact on the consolidated financial statements is currently being assessed.

PS 3400 Revenue

This accounting standard provides guidance on how to account for and report revenue, and specifically, it differentiates between revenue arising from exchange and non-exchange transactions.

PS 3160 Public Private Partnerships

This accounting standard provides guidance on how to account for public private partnerships between public and private sector entities, where the public sector entity procures infrastructure using a private sector partner.

Government of Alberta | Annual Report 2022 – 23	31

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

(e)	BASIS OF FINANCIAL REPORTING

Revenues

All revenues are reported on the accrual basis of accounting. Cash received for which goods or services have not been provided by year-end is recognized as unearned revenue and recorded in accounts payable and other accrued liabilities.

The provincial tax system is predicated on self-assessment where taxpayers are expected to understand the tax laws and comply with them. This has an impact on the completeness of tax revenues when taxpayers fail to comply with tax laws, such as, the taxpayer does not report all of their income. The Province has implemented systems and controls in order to detect and correct situations where taxpayers are not complying with the various acts it administers. These systems and controls include performing audits of taxpayer records when determined necessary. However, such procedures cannot identify all sources of unreported income or other cases of non-compliance with tax laws. The Province does not estimate the amount of unreported tax.

Tax revenues are reported net of applicable tax concessions. Tax concessions are defined as tax credits that provide relief to taxpayers from taxes previously paid or currently owing.

Tax credits that provide a financial benefit through the tax system but do not change a taxpayer’s tax liability amount are defined as transfers through the tax system and reported as expenses.

Personal income tax is recognized on an accrual basis based on an economic estimate of the various components of personal income tax for the fiscal year. Gross personal income growth for the taxation year is a key component of the estimate for the fiscal year.

Corporate income tax revenue is recognized when installments are received from corporations. A receivable is established for tax assessments that are outstanding. Revenue and tax receivables will be adjusted in the year in which any additional information becomes available from resulting audits, appeals and court decisions. Corporate income tax refunds payable are accrued based primarily on the prior year’s corporate income tax refunds paid on assessments. Corporate income tax receipts from corporations in anticipation of an upward reassessment of Alberta income tax payable are described as corporate income tax receipts in abeyance and recognized as accounts payable and other accrued liabilities.

The Province calculates an allowance for corporate income taxes based on the difference between the actual corporate income tax receivable and the estimate of the collectability. The adjustment to the allowance is recorded as an expense. The adjustment may increase or decrease the allowance as tax receivables are revalued in subsequent years based on resulting audits, appeals and court decisions.

Other taxes are recognized during the period in which the taxable event occurs and when authorized by legislation.

The provincial royalty system is predicated on self-reporting where the petroleum and natural gas industry is expected to understand the relevant energy legislation (statutes and regulations) and comply with them. This has an impact on the completeness of revenue when the petroleum and natural gas industry does not fully meet the legislative requirements, for example, by reporting inaccurate or incomplete production data. The Province has implemented systems and controls in order to detect and correct situations where the petroleum and natural gas industry has not complied with the various acts and regulations the Province administers. These systems and controls, based on areas of highest risk, include performing audits of the petroleum and natural gas industry records when determined necessary. The Province does not estimate the effect of

32	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

misreported revenue. Any impacts on revenue of refiling by industry are recognized in the year of refiling.

Royalty revenues are reported net of expenses incurred by provincial oil and gas royalty reduction programs. These programs aim to encourage industry to produce from wells which otherwise would not be economically productive.

Bitumen royalty is determined based on revenues from production sold by projects less the costs of that production and costs of selling the Crown’s royalty share. Crude oil and natural gas royalties are determined based on monthly production. Revenue is recognized when the resource is produced by the mineral right holders. Revenue from bonuses and sales of Crown leases is recognized when the Crown leases are sold.

Transfers from the Government of Canada (GoC) include grants and entitlements. Grants for capital purposes and donated assets with restrictions for their use are recognized as deferred capital contributions. Grants for operating purposes with stipulations for their use are recognized as deferred operating contributions. Entitlements relate to significant intergovernmental transfers where authorization and eligibility criteria have been met by March 31 and amounts can be reasonably estimated. Entitlements with restrictions for their use that create an obligation are recognized as deferred contributions. Deferred contributions are recognized as revenue in the Consolidated Statement of Operations based on relevant stipulations of the transfer taken together with the actions and communications of the Province. All other grants and entitlements, without stipulations for their use, are recognized as revenue in the Consolidated Statement of Operations when authorized and eligibility criteria, if any, are met.

The Province received supplies at no cost from the GoC in response to COVID-19. These are recorded at fair value when such value can reasonably be determined. No amounts have been recorded for the COVID-19 vaccines because the fair value of these vaccines received from the GoC cannot be reasonably determined. Due to confidentiality clauses embedded in contracts between the GoC and the various COVID-19 vaccine manufacturers, information related to the price per dose of vaccine could not be shared with the Province.

Endowment contributions, matching contributions and associated investment income allocated for preservation of endowment capital purchasing power are recognized as other revenue in the Consolidated Statement of Operations in the period in which they are received.

Income or expense on derivatives used to manage interest rate exposure of loans is recognized as an adjustment to interest income.

Expenses

Expenses represent the cost of resources consumed during the year on government operations. Expenses include amortization of tangible capital assets, debt servicing costs and expenses incurred in accordance with the terms of approved grant programs. Grants are recognized as expenses when authorized, eligibility criteria, if any, are met, and a reasonable estimate of the amounts can be made.

Pension expenses comprise the cost of pension benefits earned by employees during the year, interest on the Province’s share of the unfunded pension liabilities, and the amortization of deferred adjustments arising from experience gains and losses and changes in actuarial assumptions over the expected average remaining service life of employees. Pension recovery represents the change in pension assets and liabilities. Schedule 14 provides additional information on the components of pension expenses and assets/liabilities.

Government of Alberta | Annual Report 2022 – 23	33

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

In the Consolidated Statement of Operations, pension costs of government sector entities which are funded are included in expenses by function, and costs which have not been funded are recognized as pension provisions.

Costs arising from obligations under guarantees and indemnities are recognized as expenses when management determines that the Province will likely be called upon to make payment. The expense represents management’s best estimate of future payments less recoveries.

The estimated increase or decrease for the year in accrued employee vacation entitlements is recognized in the related expense function.

Income or expense on derivatives used to manage interest rate or foreign currency exposure of debentures is recognized as an adjustment to debt servicing costs.

Financial Assets

Financial assets are the Province’s financial claims on external organizations and individuals, and government business enterprises, as well as cash and inventories for resale at year-end.

Cash includes deposits in banks and cash-in-transit. Cash equivalents include directly held interest-bearing securities with terms to maturity of primarily less than three months.

Accounts receivable is recognized at the lower of cost or net recoverable value. A valuation allowance is recognized when recovery is uncertain.

Derivatives and portfolio investments quoted in an active market or managed on a fair value basis are recognized at fair value. Portfolio investments held in pooled investment funds (pools) provide exposure to the risks and rewards of ownership associated with the underlying financial instruments in a pool through the ownership of pool units. The pool units are included in the total balance of portfolio investments and recognized in the Consolidated Statement of Financial Position at the market-based fair value that is derived from the fair value of the underlying financial instruments held in the pools. The pools include various financial instruments such as bonds, equities, real estate, derivatives, investment receivables and payables, and cash; valuation methods of investments held by pools are described in Note 2. Unrealized gains and losses of derivatives and investments recognized at fair value are reported in the Consolidated Statement of Remeasurement Gains and Losses, or as deferred contributions for certain endowment funds.

All other portfolio investments are recognized at cost or amortized cost. Discounts or premiums arising on the purchase of fixed income securities are amortized using the effective interest method over the life of the investments. The carrying value of portfolio investments is net of initial measurements and any write-downs associated with a loss in value that is other than a temporary decline. A write-down of a portfolio investment to reflect a loss in value is not reversed for a subsequent increase in value. Impairment losses are included as an expense in the Consolidated Statement of Operations. The reduced value is deemed to be the new cost of the portfolio investments.

Purchases and dispositions of portfolio investments are recognized on the trade date. Transaction costs incurred for the portfolio investments recognized at fair value are expensed in the year, and for the portfolio investments recognized at cost or amortized cost, transaction costs are included in balances of portfolio investments in the year. Management fees paid are expensed in the year. Realized gains and losses on disposal of investments are included in the net investment income for the year.

Portfolio investments restricted for endowments (Schedule 7) are from donors who have placed restrictions on their contributions to the endowment funds, for example, capital preservation. The principal restriction is that the original contribution should be maintained intact in perpetuity.

34	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

Other restrictions may include spending investment income earned by endowments for specific operational or capital purposes, or capitalizing a certain amount of investment income to maintain and grow the real value of endowments.

Loans are recognized at cost less any discounts and allowance for credit loss. Where there is no longer reasonable assurance of timely collection of the full amount of principal and interest of a loan, a provision for credit loss is made and the carrying amount of the loan is reduced to its estimated realizable amount.

Inventories for resale representing the Province’s share of royalty oil in feeder and trunk pipelines are recognized at the lower of cost or net realizable value. Other inventories for resale are valued at the lower of cost, determined on a first-in, first-out basis, and estimated net realizable value.

Derivative Financial Instruments

Derivative contracts are held directly for hedging purposes to manage specific loan receivable and debt related risks, or indirectly through pooled funds included in portfolio investments. Types of derivative contracts and their classification in these financial statements are described further in Schedule 10.

Directly held derivative contracts are recorded at fair value in the Consolidated Statement of Financial Position, and changes in fair value are recorded as unrealized gains and losses in the Consolidated Statement of Remeasurement Gains and Losses. When a derivative financial instrument is derecognized, accumulated remeasurement gains or losses are reclassified to the Consolidated Statement of Operations and recognized as interest income or debt servicing costs, based on their intended purpose. Any transaction costs are expensed. Derivative instruments held indirectly through investment pools are included in portfolio investments in the Consolidated Statement of Financial Position.

Liabilities

Liabilities represent present obligations of the Province to external organizations and individuals, and government business enterprises, arising from past transactions or events occurring before year-end, the settlement of which is expected to result in the future sacrifice of economic benefits. They are recognized when there is an appropriate basis of measurement and management can reasonably estimate the amount.

Debentures included in debt are recognized at the face value, adjusted for transaction costs, premiums or discounts and underwriting commissions arising from the issuance of debentures amortized over the term of the debenture using the effective interest method. Accrued interest payable on debt is reported separately from the carrying value of the debentures in the Consolidated Statement of Financial Position. Debt servicing costs on debenture include interest, amortization of premiums or discounts and settlements of derivatives used to manage debt related risks, and are measured using the effective interest method.

Public private partnerships (P3) are legally binding contracts between the Province and one or more public/private/not-for-profit partners for the provision of assets and the delivery of services that allocate responsibilities and business risks among various partners.

The Province accounts for P3 projects in accordance with the substance of the underlying agreements. These agreements are accounted for in the same way as capital leases as follows:

•

The capital asset is valued at the total of progress payments made during construction and net present value of the future payments, discounted using the Province’s estimated borrowing rate for long-term debt at the time of signing the P3 agreement;

Government of Alberta | Annual Report 2022 – 23	35

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

•	The liability is valued at the net present value of the future payments, discounted using the Province’s borrowing rate for long-term debt at the time of signing the P3 agreement;

•	During construction, the capital asset (classified as work-in-progress) and the corresponding liability are recorded based on the estimated percentage complete or the term of the agreement;

•	Amortization on a straight-line basis over the estimated useful life commences when the asset is put into service.

A liability for an asset retirement obligation is recognized when, as at the financial reporting date:

•	There is a legal obligation to incur retirement costs in relation to a tangible capital asset;

•	The past transaction or event giving rise to the liability has occurred;

•	It is expected that future economic benefits will be given up; and

•	A reasonable estimate of the amount can be made.

Asset retirement obligations are initially measured as of the date the legal obligation was incurred, based on management’s best estimate of the amount required to retire tangible capital assets and subsequently remeasured taking into account any new information and the appropriateness of assumptions used.

A present value technique is used to determine the amount of the obligation for some of the assets. Where a present value technique is used to measure a liability, the liability is adjusted for the passage of time and is recognized as accretion expense in the Consolidated Statement of Operations. When a present value technique is not used, the asset retirement obligation is valued at current estimated cost to settle or otherwise extinguish the liability.

When a liability for an asset retirement obligation is recognized, asset retirement costs related to recognized tangible capital assets in productive use are capitalized by increasing the carrying amount of the related asset by the same amount as the liability and are amortized over the estimated remaining useful life of the underlying tangible capital asset. Asset retirement costs related to unrecognized tangible capital assets and those not in productive use are expensed.

Environmental liabilities mainly consists of liabilities for contaminated sites which are a result of contamination of a chemical, organic or radioactive material or live organism that exceeds an environmental standard, being introduced into soil, water or sediment.

A liability for remediation and reclamation of a contaminated site may arise from an operation that is either in productive use or no longer in productive use and may also arise from an unexpected event resulting in contamination. The resulting liability is recognized when all of the following criteria are met:

•	Environmental standard exists;

•	Contamination exceeds the environmental standard;

•	The Province is directly responsible or accepts responsibility;

•	It is expected that future economic benefits will be given up; and

•	A reasonable estimate of the amount can be made.

A provision for future cleanup costs is accrued based on preliminary environmental assessments, or best estimations for those sites where an assessment has not been conducted.

The value of pension liabilities and associated changes during the year are based on an actuarial extrapolation of the most recent actuarial valuation. This valuation technique uses the projected benefit method pro-rated on service and management’s best estimate as at the extrapolation date of various economic and non-economic assumptions. Where the Province is a participating employer

36	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

in the plan, experience gains and losses to the extent of the Province’s employer share are amortized over the estimated average remaining service life of employees. Where the Province has a liability for pre-1992 pension obligations, experience gains or losses are recognized in the year incurred.

Liabilities also include:

•	All financial claims payable by the Province at year-end;

•	Contingent liabilities where future liabilities are likely and the amount can be reasonably estimated;

•	Accrued employee vacation entitlements;

•	Coal phase-out agreement liabilities, included in grants (Schedule 11);

•	Unspent deferred contributions for capital and operating purposes; and

•	Spent deferred capital contributions which are excluded from net debt.

Non-financial Assets

Non-financial assets include tangible capital assets, prepaid expenses, inventories of supplies and other non-financial assets.

Tangible capital assets are valued at cost less accumulated amortization. Cost is the gross amount of consideration given up to acquire an asset and includes all costs directly attributable to acquisition, construction, development, betterment or retirement of the tangible capital asset. Amortization is provided on a straight-line basis over the estimated useful lives of the tangible capital assets (Schedule 16). The annual amortization costs are allocated to the functions of the Province that employ those assets and are reported in the Consolidated Statement of Operations.

Prepaid expenses are recorded at cost and amortized based on the terms of the agreement.

Inventories of supplies are valued at the lower of cost, determined on a weighted average or first-in, first-out basis, and replacement cost.

Other Assets

Intangible assets, collections of historical artifacts, provincial, national and international works of art and tangible capital assets acquired by right and that have not been purchased, such as Crown lands, forests, water and mineral resources, are not recognized in the Consolidated Statement of Financial Position as a reasonable estimate of the amounts involved cannot be made.

Foreign Currency

Foreign currency transactions are translated into Canadian dollars using the average exchange rate for the day. Monetary assets and liabilities denominated in a foreign currency are translated at the year-end rate of exchange. Unrealized gains and losses arising from translation are recognized in the Consolidated Statement of Remeasurement Gains and Losses or as deferred contributions for certain endowment funds, and are reclassified to the Consolidated Statement of Operations when settled.

Measurement Uncertainty

Estimates are used in accruing revenues, expenses, assets and liabilities in circumstances where the actual results are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount, whenever estimates are used. Measurement uncertainty that is material to these financial statements exists in the accrual of personal and

Government of Alberta | Annual Report 2022 – 23	37

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

corporate income taxes; royalties derived from non-renewable resources; health transfers; private investments, inflation sensitive and alternative investments; loans receivable; asset retirement obligations; environmental liabilities; and pension liabilities.

The impact of the COVID-19 pandemic, changes to oil prices, stock markets, rising inflation and geopolitical tensions add an additional level of uncertainty for the measurement of certain accrued revenues, expenses, assets and liabilities recorded in these financial statements. While estimates used for reporting reflect best available information, it is reasonably possible that changes of conditions, in the near term, could have a material impact on the amounts recognized or disclosed. These include uncertainties related to income taxes, other taxes, allowances recognized for loans receivable, the ability of the counterparties to comply with the contractual requirements of the existing derivative contracts and their ability to manage the liquidity risk related to the contractual payments of principal and interest on existing debt as at March 31, 2023.

Personal income tax revenue (Schedule 1) of $13,925 million (2022: $13,335 million) is subject to measurement uncertainty primarily due to the absence of final tax assessment data, and consequent reliance on economic estimates of population growth, personal income growth, and the tax elasticity of income. Personal income growth is inherently difficult to estimate due to subsequent revisions to personal income data. The current fiscal year estimate of primary household income growth used in determining personal income tax is 8.8% for 2022 calendar year and 5.9% for 2023 calendar year (the 2022 estimate was 6.8% for 2021 calendar year and 6.7% for 2022 calendar year). This includes the effects of changes in taxable government transfers to individuals on total taxable income. Based on historical data, there is an uncertainty of plus or minus $656 million (2022: $612 million) in the personal income tax revenue estimate.

Corporate income tax revenue (Schedule 1) of $8,103 million (2022: $4,642 million), the related accounts receivable (Schedule 5) of $1,408 million (2022: $1,468 million) and refunds payable (Schedule 11) of $496 million (2022: $511 million) are subject to measurement uncertainty due to estimates of amounts not yet assessed based on cash received as well as taxpayer objections to assessed taxes (Note 8). Estimates are based on cash received from tax installments, payments with a filed return, current year refunds paid, and amounts assessed where payment has not yet been received. The methodology of calculating the refund liability estimate is back tested and the estimate is revised as necessary. Based on historical data, the reasonable range for measurement uncertainty is from negative $35 million to positive $263 million. Final assessed taxes may differ from original estimates due to reassessments in subsequent years. The impact of future reassessments cannot reasonably be determined. The amounts included in the corporate income tax accounts receivable are evaluated for collectability annually. A valuation allowance of $331 million (2022: $275 million) is the reduction to receivables to determine the estimated net recoverable amount. The methodology to calculate the allowance is back tested and revised as required.

Bitumen royalty of $16,879 million (2022: $11,605 million) and natural gas and by-products revenue (Schedule 1) of $3,595 million (2022: $2,227 million) are subject to measurement uncertainty. For projects from which bitumen royalty is paid and where the project has reached payout, the royalty rate used to determine the royalties is based on the average price of West Texas Intermediate (WTI) crude oil in Canadian dollars for the calendar year. Royalty rates will start at 25% of net profits when oil is priced at $55 per barrel or less, and increase to a maximum of 40% of net profits when oil is priced at $120 or more. Payout is defined at the first date at which the cumulative revenue of a project first equals the cumulative cost of the project. Natural gas and by-products royalty is calculated based on allowable costs incurred by the royalty payers and production volumes that are reported to the Province by royalty payers. Industry may modify their royalty and gas cost allowance for non-statute barred years. The Province estimates what the costs, volumes and royalty rates for the fiscal year should be based on statistical analysis of industry

38	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

data. Based on historical data, changes to natural gas and by-products revenues resulted from a $27 million increase (2022: $38 million increase) in the refiling adjustments.

The fair value of private equities, inflation sensitive and alternative investments (Schedule 6) of $12,002 million (2022: $10,917 million) is subject to measurement uncertainty as the fair value may differ significantly from the values that would have been used had a ready market for these investments existed.

Loans receivable (Schedule 9) relating to net student loans receivable of $4,100 million (2022: $3,647 million) made under the authority of the Student Loan Act is subject to measurement uncertainty. Allowances totaling $739 million (2022: $577 million) have been recognized for impaired loans, loan subsidies, and repayment assistance. The Province has made certain estimates in the following areas:

•	Recovery and default rates in the determination of the allowance for impaired loans;

•

Blended student lending rate; the annual average provincial borrowing rate; the average repayment period, default rate, and repayment assistance rate in the determination of the allowance for loan subsidy; and

•	Future loan amounts approved for repayment assistance and loan forgiveness rates in the determination of the allowance for repayment assistance.

There is measurement uncertainty related to asset retirement obligations as it involves estimates in determining settlement amount, discount rates and timing of settlement. Changes to any of these estimates and assumptions may result in change to the obligation.

Estimates of liabilities for contaminated sites are subject to measurement uncertainty because the existence and extent of contamination, the responsibility for cleanup, and the timing and cost of remediation cannot be reasonably estimated in all circumstances. The degree of measurement uncertainty cannot be reasonably determined.

Pension liabilities (Schedule 14) of $8,272 million (2022: $8,287 million) are subject to measurement uncertainty because the actual experience of a plan may differ significantly from assumptions used in the calculation of the pension liabilities.

Some of the government organizations have year-ends that are other than March 31. The accounts of these organizations are consolidated based on the results of their latest financial year-end. Estimation of transactions for the period between their year-ends and March 31 is therefore subject to measurement uncertainty.

While best estimates have been used for reporting items subject to measurement uncertainty, management considers that it is possible, based on existing knowledge, that changes in future conditions in the near term could require a material change in the recognized amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

Segment Disclosure

A segment is defined as a distinguishable activity or group of activities for which it is appropriate to separately report financial information. Segment information reflects the existing accountability framework for government and the way in which operations are managed. Inter-segment transfers are measured at carrying value. Segment information is reported in Schedules 1, 2, 3, 8 and 16 and is based on accountability, budgetary practices and governance relationships within the Province. Additional information is provided in ministry and other entity annual reports.

Government of Alberta | Annual Report 2022 – 23	39

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2	VALUATION OF FINANCIAL ASSETS AND LIABILITIES

The Province’s financial assets and liabilities are measured as follows:

Financial Statement Component	Measurement

Cash and cash equivalents	Cost / Carrying value

Accounts receivable and advances	Lower of cost or net recoverable value

Portfolio investments	Fair value and cost or amortized cost

Loans receivable	Lower of cost or net recoverable value

Inventories for resale	Lower of cost or net realizable value

Derivative financial instruments	Fair value

Accounts payable and other accrued liabilities	Cost / Carrying value

Direct borrowing	Amortized cost

The methods used to determine the fair values of portfolio investments (Schedule 6) are as follows:

•

Interest-bearing securities: Public interest-bearing securities are valued at the year-end closing sale price or the average of the latest bid and ask prices quoted by an independent securities valuation company. Private mortgages are valued based on the net present value of future cash flows discounted using appropriate interest rate premiums over similar GoC benchmark bonds trading in the market. Private debt and loans are valued similar to private mortgages.

•

Equities: Public equities are valued at the year-end closing sale price or the average of the latest bid and ask prices quoted by an independent securities valuation company. The fair value of hedge fund investments is estimated by external managers. The fair value of private equities is estimated by managers or general partners of private equity funds, pools and limited partnerships. Valuation methods for private equities may encompass a broad range of approaches. The cost approach is used to value companies without either profits or cash flows. Established private companies are valued using the fair market value approach reflecting conventional valuation methods including discounted cash flows and earnings multiple analysis.

•

Inflation sensitive investments: The estimated fair value of private real estate investments is reported at the most recent appraised value, net of any liabilities against the real property. Real estate properties are appraised annually by qualified external real estate appraisers. Appraisers use a combination of methods to determine fair value including replacement cost, direct comparison, direct capitalization of earnings and discounted cash flows. The fair value of renewable resources investments is appraised annually by independent third party evaluators. Infrastructure investments are valued similar to private equity investments.

•

Strategic, tactical and currency investments: The estimated fair value of infrastructure investments held in emerging market countries are valued similar to private equities. For tactical asset allocations, investments in derivative contracts provide overweight or underweight exposure to global equity and bond markets, including emerging markets. Currency investments consist of directly held currency forward and spot contracts.

The fair value of derivative financial instrument assets and liabilities (Schedule 10) relating to direct borrowing management, loans receivable and portfolio investments at the reporting date is determined by the following methods:

•	Equity and bond index swaps are valued based on changes in the appropriate market-based index net of accrued floating rate interest.

•	Equity index and interest rate future contracts are valued based on quoted market prices.

•	Forward foreign exchange contracts are valued based on differences between contractual foreign exchange rates and foreign exchange forward rates.

40	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2	continued

•	Interest rate swaps and cross currency interest rate swaps are valued based on discounted cash flows using current market yields and exchange rates.

•	Credit default swaps are valued based on discounted cash flows using current market yields and calculated default probabilities.

•	Options to enter into interest rate swap contracts are valued based on discounted cash flows using current market yields and volatility parameters which measure change in the underlying swap.

•	Warrants and rights are valued at the year-end closing sale price or the average of the latest bid and ask prices quoted by an independent securities valuation company.

The fair value of derivative contracts represents the amount that the Province would receive (positive fair value) or pay (negative fair value) in the event contracts were terminated at year-end.

The quality and reliability of information used to estimate the fair value is classified according to the following fair value hierarchy with Level 1 being the highest quality and reliability.

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities traded in active markets.

Level 2: Valuation methods that make use of inputs, other than quoted prices included within Level 1, that are observable by market participation either directly through quoted prices for similar but not identical assets or indirectly through observable market information used in valuation models.

Level 3: Valuation methods where inputs that are based on non-observable market data have a significant impact on the valuation.

NOTE 3	FINANCIAL RISK MANAGEMENT

The Province is exposed to the risks below, which may arise from both financial assets and financial liabilities. These financial risks include credit risk, market risk (comprised of currency risk, interest rate risk and price risk), liquidity risk and other financial risk. Identification and management of these risks are important to the fiscal health of the Province, and are governed by prescriptive mandates, policies and legislative guidance. Changes associated with sensitivities to the risks disclosed in this note would be reflected in the Consolidated Statement of Remeasurement Gains and Losses. Sensitivity changes that impact realized revenues or expenses would be reflected in the Consolidated Statement of Operations.

(a)	FINANCIAL ASSETS

A large percentage of the Province’s financial assets are in the Alberta Heritage Savings Trust Fund. The objective is to invest in a diversified portfolio to maximize long-term returns at an acceptable level of risk. Investments in the Alberta Heritage Foundation for the Medical Research Endowment Fund, the Alberta Heritage Scholarship Fund and the Alberta Heritage Science and Engineering Research Endowment Fund are managed to provide income, which can be used by the funds to fulfill their respective mandates for the purpose of making grants to students and to researchers in the fields of medicine, science and engineering.

In order to earn the best possible return at an acceptable level of risk, the Province has established policies for the asset mix of its investment portfolios through fund specific statements of investment policies and goals/guidelines (SIP&Gs). The purpose of the SIP&Gs is to ensure funds are invested and managed in a prudent manner in accordance with current accepted governance practices incorporating an appropriate level of risk. The Province reduces its investment risk by holding

Government of Alberta | Annual Report 2022 – 23	41

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

many different types of assets, investing in securities from various governments and companies in different industries and countries, having quality constraints on fixed income instruments, and restricting amounts exposed to countries designated as emerging markets. Forward foreign exchange contracts may be used to manage currency exposure in connection with securities purchased in a foreign currency.

(b)	DEBT MANAGEMENT

The majority of the Province’s non-derivative financial obligations relate to debt. The objective of the Province’s debt management activity is to raise funding for the Province and its agencies in a cost-effective manner, while ensuring that interest and principal for borrowed funds can be repaid as scheduled. The Province’s debt management goals include: ensuring sufficient liquidity to meet the Province’s financial commitments and withstand market disruptions; providing stable and low-cost funding for the Province; maintaining access to both domestic and global debt markets to provide financing and liquidity for the Province; and strategically structuring the debt portfolio to allow for prudent management of maturities and refinancing.

(c)	CREDIT RISK

The Province is primarily exposed to credit risk in the form of default risk, which is the risk that borrowers or counterparties to derivative contracts default on their payment obligations, and to a lesser extent downgrade risk, which is the risk of decline in value of debt security investments due to a credit downgrade of the issuer.

Loans Receivable

The following loans receivable are the most significant to the Province and represent where most of the concentration of credit risk resides within loans receivable.

Loans under the Local Authorities Capital Financing Act

Historically, the Province has not needed to record provisions or allowances regarding credit losses nor has it suffered any such losses on loans under the Local Authorities Capital Financing Act. Policies exist to provide for the approval and monitoring of all lending activity. These include establishing clear lines of authority for decision making and accountability. The Province maintains a loan portfolio consisting of several different borrower categories, each with their own source of security to ensure repayment. The major categories of borrowers are as follows:

•

Cities, towns, villages, specialized municipalities, counties, municipal districts, irrigation districts, and regional services commissions account for a majority of loan assets held by the Province. This borrower category is regulated by the Municipal Government Act, which stipulates specific debt limits and debt servicing limits. The aforementioned group of borrowers is required to agree to raise and levy taxes and/or fees in an amount sufficient to pay their indebtedness to the Province as per the signed master loan agreement. Borrowers within 25% of their debt or debt service limit must include credit review documentation with applications, which includes 3 years audited financial statements and 3-5 years operating and capital budgets. Borrowers exceeding their regulated debt or debt service limit must obtain approval from the Minister of Municipal Affairs to incur additional debt.

•	Regional airport authorities utilize airport improvement fees to ensure repayment of existing loans. Security is also taken in the form of adequate land registration.

For the year ended March 31, 2023, all loans were performing in accordance with related terms and conditions and none were in arrears, nor were any loans considered impaired. Further details of the loans receivable made under the Local Authorities Capital Financing Act can be found in Schedule 9.

42	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

Loans under the Student Loan Act

There is credit risk associated with loans made under the Student Loan Act. To manage this risk, student loans are capped at $8,500 per term and a lifetime limit of $85,000. Default payments are assigned to Crown Debt Collections, and the borrower is registered with a Canada Revenue Agency setoff program to redirect tax returns and other government credits to repayment of the loan. The Province assesses its loan receivables balance and its ability to collect on an annual basis. Further details of the loans receivable made under the Student Loan Act can be found in Schedule 9.

Loans under the Agriculture Financial Services Act

Security requirements for a loan or guarantee made under the Agriculture Financial Services Act depend on the risk involved in each individual operation. Adequate security is required for new and emerging businesses as well as for enterprises needing specialized or customized equipment. To mitigate credit risk, loan accounts are continually monitored to ensure prompt response to any financial difficulties customers may encounter.

Details of the loans receivable under the Agriculture Financial Services Act are outlined in Schedule 9. The majority of the loans receivable under this act are from the grain and oilseeds and livestock sector.

Counterparty Default Risk - Derivative Contracts

The Province enters into derivative contracts, both directly and indirectly through investment pools, to manage risk arising from financial assets and liabilities. The counterparties to these contracts often have obligations to the Province based on movements in value of the underlying asset, index, or rate.

The Province has strict guidelines and strategies when entering directly into derivative contracts with counterparties which serve to mitigate default risk. To be an approved derivatives counterparty of the Province, a counterparty must have an International Swaps and Derivatives Association Master Agreement signed with the Province with no active events of default or termination and two or more investment grade long-term senior unsecured ratings (minimum A-/A3/A(low)) assigned by at least two reputable credit rating agencies. In addition, new derivatives trades shall be transacted with an approved counterparty if the total market exposure of all existing derivatives trades between the counterparty and the Province is within the assigned Current Exposure Limit and Term Limit (based on counterparty credit rating and credit support annex (CSA) status). Where prudent, collateral agreements (such as CSAs) shall be negotiated with financial counterparties to reduce the Province’s exposure to a particular counterparty.

The Province’s maximum credit exposure is the amount of loss that would occur if all counterparties to contracts in a net favorable position were to default at once.

As at March 31

	Directly held		Indirectly held
	Number of counterparties	2023	Number of counterparties	2023
	In millions

Contracts in net favourable position

(current credit exposure)	5	$60	150	$121

Contracts in net unfavourable position	5	(863)	12	(105)

Net fair value of derivative contracts		$(803)		$16

As at March 31, 2023, cash collateral for directly held derivative contracts pledged (Schedule 5) and received (Schedule 11), respectively, totaled $221 million and $74 million

Government of Alberta | Annual Report 2022 – 23	43

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

(2022: $1,058 million and $55 million). Cash and non-cash collateral for indirectly held derivative contracts pledged and received, respectively, totaled $242 million and $nil (2022: $168 million and $nil).

Credit Downgrade Risk

The Province holds, in its investment portfolio, debt securities whose value can be impacted by credit rating. Downgrade risk can generate losses when issuers of debt securities are downgraded by the debt securities’ credit rating agencies, leading to a fall in the fair value of the debt securities. The credit quality of financial assets is generally assessed by reference to external credit ratings. The credit rating of a debt security may be impacted by the overall credit rating of the counterparty, the seniority of the debt issue, bond covenants, maturity distribution and other factors. The majority of investments in debt securities have credit ratings considered to be investment grade. Unrated debt securities consist primarily of mortgages and private debt and loan placements.

The table below summarizes the Province’s investment in debt securities by credit rating:

As at March 31

2023

%

Investment grade (AAA to BBB)	76

BB+ or lower	2

Unrated	22

Total	100

(d)	MARKET RISKS

The objective of market risk management is to manage and control market risk exposures within acceptable parameters set in various policies while optimizing the Province’s fiscal position.

Interest Rate Risk

The Province is exposed to interest rate risk associated with:

•

Interest-bearing securities held in portfolio investments: A rise in interest rates will typically mean a drop in fair value (and vice versa), with longer-term interest bearing securities being more sensitive to interest rate changes than shorter-term bonds. If interest rates increased by 1.0%, and all other variables were held constant, there would be a potential unrealized loss of $375 million, or approximately 1.0% of total investments.

•

Loans under the Student Loan Act: Interest income will be affected by the fluctuation and degree of volatility in interest rates. Interest-free grace period on repayments of student loans will be extended from six months to one year beginning July 1, 2023. In addition, also beginning July 1, 2023, interest rates charged on student loans will be reduced from the prime lending rate plus 1.0% to the prime lending rate. Interest rates and prime lending rate are monitored and compared to other jurisdictions and adjusted accordingly. If interest rate increased/(decreased) by 1.0%, there would be an increase/(decrease) to loan interest revenue by $16 million. Further details of the loans receivable under the Student Loan Act are outlined in Schedule 9.

•

Loans under the Agriculture Financial Services Act: These consist of loans with interest rates fixed either until maturity date or for a term with a renewable option. Customers are allowed to prepay their loans without any prepayment penalties. In the normal course of business, loan customers prepay their loans in part or in full prior to the contractual maturity date. Impact of interest rate changes on performance of loan portfolio and cash flows could be significant as a

44	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

result of changes in market interest rates and borrower’s repayment preferences. Further details of the loans receivable under the Agriculture Financial Services Act are outlined in Schedule 9.

•

Loans under the Local Authorities Capital Financing Act and related direct borrowing: Interest rate risk arises when debt issued to fund loans made under the Local Authorities Capital Financing Act does not match the term and rate of those loans. The Province manages this by swapping its fixed rate interest to floating rates (loan interest income - receive floating/pay fixed; debt interest expense - pay floating/receive fixed) so that movements in market interest rates are counterbalanced by offsetting revenue and expense streams.

Since derivatives are utilized for risk management purposes, it is not the practice of the Province to terminate derivative contracts before maturity and realize gains or losses on early terminations. On occasion, borrowers under the Local Authorities Capital Financing Act will prepay loans which have swap contracts attached to them. The borrower is required to pay a penalty which serves to offset the Province’s cost to unwind the associated swap.

The table below shows maturities and cash inflows and outflows of the Province’s interest rate swaps:

	2024	2025-2029	2030 and after	Total
	In millions

Canadian dollar interest rate swaps

Interest outflows	$(735)	$(2,572)	$(2,545)	$(5,852)

Interest inflows	865	2,702	2,912	6,479

Cross-currency interest rate swaps (a)

Principal outflows	-	(3,140)	(619)	(3,759)

Principal inflows	-	3,058	640	3,698

Interest outflows	(208)	(3,559)	(1,051)	(4,818)

Interest inflows	58	3,234	750	4,042

Net cash (outflows)/inflows	$(20)	$(277)	$87	$(210)

(a)

Canadian dollar equivalent converted at the year-end rate of exchange for each currency. Currencies include US dollars, Swedish kronor, Euros and Australian dollars. Future floating legs paid/received are assumed to be at the year-end rate of exchange.

Fluctuations in interest rates will impact the Province’s interest income and debt service costs as the Province accounts for net expense on loan swaps (pay fixed/receive floating) as a component of interest income and accounts for net expense on debt swaps (pay floating/receive fixed) as a component of debt service. Sensitivity to these fluctuations can be represented by the outstanding notional amounts of the debt and loan swaps. The interest sensitivity arises due to the floating leg of the interest rate swap.

A 1.0% increase/(decrease) in interest rates, other variables held constant, would result in an increase/(decrease) to debt service cost of $59 million, and an increase/(decrease) in interest income of $76 million.

Foreign Currency Risk

The Province’s most significant exposure to foreign currency risk exposure arises from:

•	Underlying securities held in pooled investment funds and other investments that are denominated in currencies other than the Canadian dollar; and

•	Issuance of debt in foreign currency.

Government of Alberta | Annual Report 2022 – 23	45

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

Investment Foreign Currency Risks

Approximately 35.9% of the Province’s investments, or $13,041 million, are exposed to currencies other than the Canadian dollar, with the largest foreign currency exposure being to the US dollar, 22.5% and the Euro, 3.7%. If the value of the Canadian dollar increased by 10% against all other currencies, and all other variables were held constant, there would be a potential unrealized loss of $1,304 million, or approximately 3.6% of total investments.

The following table summarizes the Province’s exposure to foreign currency investments:

	2023
	Carrying value (CAD)	Sensitivity
	In millions

US dollars	$8,191	$(819)

Euros	1,353	(135)

British pounds	923	(92)

Japanese yen	525	(53)

Other foreign currency	2,049	(205)

Total foreign currency investments	$13,041	$(1,304)

Debt Foreign Currency Risks

The Province is also exposed to foreign currency risk through issuance of debt in foreign currency. If left unhedged, the cost of repaying and servicing foreign currency debt will vary with changes in the value of the Canadian dollar relative to other currencies and, therefore, has the potential to significantly increase the cost of making interest and principal payments.

The Province uses cross-currency swaps to hedge against the fluctuations in foreign currency by matching all critical terms of foreign currency term debt and locking in the exchange rate, thus providing consistent Canadian dollar equivalent cash flows throughout the term of the contract. At each interest payment date and at maturity of a foreign currency bond, the Province will pay Canadian dollars at a fixed rate and receive a fixed amount in foreign currency. Currency forwards lock in future exchange rates for short-term borrowing in the US Commercial Paper market. As at March 31, 2023, there are no outstanding currency forwards.

The carrying value of foreign currency debt in the Consolidated Statement of Financial Position is impacted by fluctuations in foreign exchange rates, and correspondingly the carrying value of foreign currency derivatives is also impacted. Throughout the life of a foreign currency bond and associated derivative, these impacts are not perfectly offsetting due to other factors and create volatility in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses, despite a perfect functioning hedging relationship. This volatility is never realized in the Consolidated Statement of Operations as hedging derivatives are not terminated prior to maturity. Change in the foreign debt due to foreign currency fluctuation is equal to the change in carrying value of the associated derivative immediately prior to maturity.

46	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

The table below shows maturities and cash inflows and outflows of the Province’s foreign currency swaps and currency forwards:

Derivative Type	2024	2025-2029	2030 and after	Total
	In millions

Cross-currency swaps (a)

Principal outflows	$(5,076)	$(13,960)	$(3,905)	$(22,941)

Principal inflows	5,200	13,806	3,871	22,877

Interest outflows	(5,637)	(15,098)	(4,390)	(25,125)

Interest inflows	5,616	14,568	4,199	24,383

Net cash inflows/(outflows)	$103	$(684)	$(225)	$(806)

(a)

Excludes cross-currency interest rate swaps, whose maturity and cash flow profile are disclosed in the previous table for Interest Rate Risk. Canadian dollar equivalent, converted at the year-end rate of exchange for each currency. Currencies include US dollars, Swedish kronor, Euros, Australian dollars, British pounds, South African rand, New Zealand dollars, Swiss francs and Norwegian kroner. Future floating legs paid/received are assumed to be at the year-end rate of exchange.

A 10% increase in the strength of the Canadian dollar versus all other currencies, other variables held constant, would result in a decrease to the carrying value of debt of $3,252 million and a decrease in the fair value of derivatives of $2,295 million. A 10% decrease in the strength of the Canadian dollar would result in an increase in the carrying value of debt of $3,975 million and an increase in the fair value of derivatives of $2,783 million.

Price Risk

The Province is exposed to price risk associated with equities held in portfolio investments. Price risk is managed through diversification of asset class allocations and security selection within equity products. If equity market indices were to decline by 10%, and all other variables were held constant, there would be a potential unrealized loss of $1,961 million or 5.4% of total investments.

(e)	LIQUIDITY RISK

The Province takes active approaches to address liquidity risk through borrowing strategy, cash flow forecasting and modelling, cash reserves and pooling, credit facilities, use of derivative financial instruments and other strategies.

Cash pooling through the Consolidated Liquidity Solution (CLS) helps the Province also manage liquidity risk. By pooling surplus cash, the Province can better manage the liquidity needs of the Province and CLS participants. The CLS helps the Province reduce liquidity risk by providing greater access to surplus cash reserves. In the event the Province has a liquidity shortfall, surplus cash in the CLS can provide funding to cover the shortfall, reducing the risk of default or missed payments and reducing overall cost of borrowing. The Province also maintains credit and overdraft facilities to fund its obligations and operational needs when there is a cash flow timing mismatch. The Province expects to meet its obligations from operating cash flows, results of bond issuances, and proceeds of maturing financial assets.

Accounts payable and other accrued liabilities are primarily short-term in nature and due within a year. Liabilities from coal phase-out agreements totaling $687 million, included in grants payable, relate to payments that will be made by the Province for the next eight years to phase out coal usage. They are repayable as follows: less than one year - $77 million; one to five years - $333 million; five years and thereafter - $277 million. Maturities for direct borrowing are disclosed in Schedule 13.

Government of Alberta | Annual Report 2022 – 23	47

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

(f)	OTHER FINANCIAL RISKS

Refinancing Risk

The orderly retirement of future debt obligations without incurring undue refinancing risk is important both in terms of managing future interest costs and accessing required funding in future years. To this end, the Province will use its best efforts to smooth out short-term debt maturities from less than one year to greater than 30 years. The Province’s Debt Management Policy ensures that no more than 15% of its total outstanding term debt (including term debt borrowed and lent to provincial corporations), based on par value, matures in any 12-month period. The use of short-term debt increases the amount of interest rate risk as it requires more frequent refinancing and resetting of interest rates. However, short-term debt does typically provide an opportunity to lower overall interest costs, to capitalize on periods of low interest rates and to repay outstanding debt more quickly should excess funds be available. The Province also identifies bond buy-back opportunities, whereby short-term borrowing or excess cash can be used to buy back outstanding term debt, thus reducing refinancing risk and future liquidity risk.

NOTE 4	BUDGET AND LEGISLATIVE AUTHORITY

The Province’s Fiscal Plan is prepared in accordance with the Fiscal Planning and Transparency Act(a) consistent with the scope and accounting policies used in the Province’s consolidated financial statements. The Fiscal Plan documents, which describe the Province’s budget for the 2023 fiscal year, were tabled in the Legislature on February 24, 2022.

(b)	Fiscal Planning and Transparency Act was rescinded effective April 1, 2023, and replaced with the Sustainable Fiscal Planning and Reporting Act.

NOTE 5	CONTRACTUAL RIGHTS

Contractual rights are rights of the Province to economic resources arising from contracts or agreements that will result in both assets and revenues in the future when the terms of those contracts or agreements are met.

	2023	2022
	In millions

Contractual rights from operating leases, contracts and programs	$4,347	$4,693

Contractual rights from capital leases principals and interest payments	1	-

Other capital contracts	182	232

	$4,530	$4,925

48	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5	continued

Estimated amounts that will be received or receivable for each of the next five years and thereafter are as follows:

	Operating leases, contracts and programs	Contractual rights from capital leases principals and interest payments	Other capital contracts	Total

	In millions

2023-24	$785	$1	$130	$916

2024-25	605	-	36	641

2025-26	836	-	13	849

2026-27	1,181	-	3	1,184

2027-28	690	-	-	690

Thereafter	250	-	-	250

	$4,347	$1	$182	$4,530

NOTE 6	CONTINGENT ASSETS

The Province has contingent assets for fine revenues. Fine revenues are recognized at the point of conviction, which excludes certain outstanding federal statute and provincial statute fines that are satisfied by means other than cash payment. As at March 31, 2023, the estimate of contingent assets for fines revenues is $31 million (2022: $31 million).

NOTE 7	CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Contractual obligations represent a legal obligation of the Province to others and will become liabilities in the future when the terms of the contract are met.

	2023	2022
	In millions

Obligations under operating leases, contracts and programs	$46,908	$39,412
Obligations under capital leases and public private partnerships
Operations and maintenance payments	3,414	3,333
Capital payments	117	123
Interest payments	21	22
	$50,460	$42,890

Estimated payment requirements for each of the next five years and thereafter are as follows:

	Operating leases,	Operations and
	contracts and	maintenance	Capital payments	Interest payments	Total
	programs	payments
			In millions
2023-24	$13,385	$132	$13	$2	$13,532
2024-25	7,187	138	12	2	7,339
2025-26	6,295	148	11	2	6,456
2026-27	4,050	121	10	2	4,183
2027-28	3,085	138	7	2	3,232
Thereafter	12,906	2,737	64	11	15,718
	$46,908	$3,414	$117	$21	$50,460

Government of Alberta | Annual Report 2022 – 23	49

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7	continued

Major commitments included in the above figures are commitments for capital construction contracts for health and education facilities and highways.

The Province has various commitments relating to the devolution of services or disposition of assets to the private sector. Those commitments include the performance of duties and obligations if the private sector organization fails to meet them.

The Province provides financial incentives in the form of grants to encourage the private sector investment in new or expanded Alberta-based petrochemical manufacturing facilities, including those producing value-added petrochemical, hydrogen, fertilizer and fuel products under the Alberta Petrochemicals Incentive Program (APIP). To qualify for the APIP grants, the project must be commercially operational for a year and reach agreed-upon milestones in the grant agreement. As at March 31, 2023, three (2022: one) grant agreements were approved under this program for $592 million (2022: $408 million). As at March 31, 2023, a total of $11 million (2022: $nil) was accrued as expenses for the program, as one project has reached commercial operation for over a year. However, no grants have been disbursed.

The Province has outstanding approved undisbursed loan commitments of $298 million (2022: $340 million).

NOTE 8	CONTINGENT LIABILITIES

Set out below are details of contingent liabilities resulting from guarantees, indemnities, litigation and possible obligations, other than those reported as liabilities. Any losses arising from the settlement of contingent liabilities are treated as current year expenses.

(a)	GUARANTEES AND INDEMNITIES

Guarantees are detailed below:

	2023	2022	Expiry date
	In millions

Feeder Associations Guarantee Act	$108	$92	Ongoing

Agriculture Financial Services Act	-	1	Variable
	$108	$93

Authorized loan guarantee limits are shown below where applicable. Where authorized loan guarantee limits are not noted, the authorized limits decline as guaranteed or indemnified loans are repaid.

Guarantee programs under the following Acts are ongoing:

•	Feeder Associations Guarantee Act (authorized guarantee limit set by Order in Council is $150 million) and

•	Agriculture Financial Services Act (authorized guarantee limit set by the Agriculture Financial Services Regulation is $30 million).

The lender takes appropriate security prior to issuing a loan to the borrower, which is guaranteed by the Province. The security taken depends on the nature of the loan. Interest rates are negotiated with the lender by the borrower.

Through the Public Trustee Act, the Province also unconditionally guarantees the amount outstanding on a client’s guaranteed account as administered by the Office of the Public Guardian and Trustee.

50	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8	continued

As at March 31, 2023, the potential liability of the Province based on the outstanding balance of the Client Guaranteed Accounts is $486 million (2022: $459 million).

The Province has an indemnity associated with the Canadian Blood Services (CBS). The CBS has established two wholly-owned captive insurance corporations, CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). The CBSI provides insurance coverage up to $300 million with respect to risks associated with the operation of the blood system, while the excess policy held by CBSE provides coverage up to $700 million. The CBSE was capitalized in whole through funding from the provinces and territories (except Quebec), through a Captive Support Agreement (CSA) dated September 28, 2006, between the provinces, territories, and CBSE. Under the CSA, each of the provinces and territories provided their Pro Rata Share (as defined in the CSA) through an indemnity. Alberta’s Pro Rata Share is 15% of CBSE’s total capital amount, which amounts to $105 million. Authority for Alberta to provide the indemnity under the CSA is pursuant to section 5.05 of the Indemnity Authorization Regulation 22/1997, under the Financial Administration Act. The expense recognition criterion for the indemnity is notification from CBS that the indemnity is required. As at March 31, 2023, no amount has been recognized for this indemnity.

The Province, through the Canadian Securities Administrators National Systems operations management and governance agreement, has committed to pay 25% of any shortfall from approved system operating costs that exceed revenues should there not be an accumulated operating surplus available to offset. As at March 31, 2023, the accumulated operating surplus is $203 million (2022: $200 million). Payments under guarantees are a statutory charge on the Province.

The Province has authorized Alberta Investment Management Corporation (AIMCo) to acquire a revolving credit facility with CIBC to access up to a maximum of $2 billion in cash. The facility allows AIMCo to borrow money for the purpose of performing its functions under its investment management agreements with clients by providing the pools with necessary liquidity. The Province has guaranteed the amounts borrowed from CIBC used to finance investments within the pools, amounting to $377 million at March 31, 2023 (2022: $nil). Since the funds are used to finance investments within the pools, the liability is recognized by clients as part of their pool investment net asset value and is not recognized as a liability for AIMCo or the Province.

The Province entered into multiple agreements to provide loan guarantees of $408 million (2022: $158 million) in favour of ATB Financial or other Canadian financial institutions as agents and other secured creditors (Creditor Groups) to enable various consortiums of Alberta First Nations, Indigenous Communities, and private entities (borrowers) participation in various projects. In the event loan conditions are breached and that breach remains uncured, the Creditor Groups have a right against the Province to call on their individual loan guarantees to offset any losses incurred by the Creditor Groups with respect to amounts loaned to the borrowers by the Creditor Groups. As at March 31, 2023, no known breaches have been identified for any agreements.

The Province has contingent liabilities with respect to various indemnities as permitted under the Financial Administration Act. The indemnified amount and corresponding liability cannot be reasonably estimated.

(b)	LEGAL ACTIONS

As at March 31, 2023, the Province is involved in legal matters where damages are being sought. These matters give rise to contingent liabilities.

Accruals have been made in specific instances where it is likely that losses will be incurred based on a reasonable estimate. As at March 31, 2023, the total claimed amount for all likely claims is $776 million (2022: $335 million), of which $357 million (2022: $219 million) has been accrued

Government of Alberta | Annual Report 2022 – 23	51

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8	continued

as a liability. The resulting additional liability, if any, from likely claims in excess of the amounts accrued is not determinable or a reasonable estimate cannot be made.

The Province has been named in 765 (2022: 785) claims of which the outcome is not determinable. Of these claims, 572 (2022: 570) have specified amounts totaling $14.5 billion (2022: $9.5 billion). The remaining 193 (2022: 215) claims have no amounts specified. The resolution of indeterminable claims may result in a liability, if any, that may be significantly lower than the claimed amount.

In addition, the Province has been named in 20 (2022: 23) claims in matters such as Aboriginal rights, Aboriginal title and treaty rights. In most cases, these claims have been filed jointly and severally against the Province and the GoC and in some cases involve third parties. Of these claims, 10 (2022: 13) have specified amounts totaling $103.0 billion (2022: $108.0 billion) plus a provision for interest and other costs that are not determinable. The remaining 10 (2022: 10) claims have no amounts specified. Included in the total claims above, there are seven (2022: seven) claims for treaty land entitlement for which the Province may have an obligation under the Natural Resources Transfer Agreement. Of these claims, four (2022: five) have specified amounts totaling $27.4 billion (2022: $29.4 billion). The remaining three claims (2022: two) have no amounts specified.

(c)	TAX ASSESSMENTS

As at March 31, 2023, 937 (2022: 1,004) corporate income tax files totaling $1,045 million (2022: $1,062 million) are under objection or dispute. The resulting loss, if any, cannot be reasonably estimated.

(d)	LAND AND PROPERTY RIGHTS TRIBUNAL

The Land and Property Rights Tribunal (Tribunal) was established by the Land and Property Rights Tribunal Act. The Province facilitates payments with “Direction to Pay” from the Tribunal to the applicants for the rental recovery. As at March 31, 2023, $14 million (2022: $10 million) has been accrued as a liability. There is an estimated backlog of applications totaling $26 million (2022: $4 million). The outcome for all applications is not determinable.

(e)	CONTINGENT ENVIRONMENTAL LIABILITIES

The Province recognizes liabilities for contaminated sites (Schedule 12) when the Province is responsible or has accepted responsibility for remediation of the sites and the cost of remediation can be reasonably estimated. While remediation may be required in the future, the Province has not recognized a liability for a significant number of other sites as the Province is at various stages of testing, evaluation, and studies to determine the extent of contamination and possible site management options. This includes determining the nature and extent of contamination, who is responsible to clean up the sites, if needed, and still developing remediation plans with reasonable costs estimates to complete any required work. The Province’s ongoing efforts to assess contaminated sites may result in additional environmental remediation liabilities related to newly identified sites, or changes in the assessments or intended use of existing sites. Any changes to the environmental liabilities will be accrued in the year in which they are assessed as likely and measurable.

(f)	UNSETTLED COLLECTIVE AGREEMENTS

The Province, through Alberta Health Services, currently has seven (2022: 18) collective agreements that have expired and are currently under negotiation as at March 31, 2023. An

52	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8	continued

accrual has been recognized in accounts payable and other accrued liabilities (Schedule 11) as at March 31, 2023. Given that negotiations are ongoing, no additional disclosures have been made.

NOTE 9	TRUST FUNDS UNDER ADMINISTRATION

Trust funds consist of public money over which the Legislature has no power of appropriation. They are not included in the consolidated financial statements because the Province has no equity in the funds and administers them for the purposes of various trusts. As at March 31, 2023, trust funds under administration are as follows:

	2023	2022
	In millions

Public Sector Pension Plan Funds	$7,005	$7,064

Public Trustee	653	650

Special Areas Trust Account	343	335

Environmental risk mitigation cash and securities (Schedule 12)	213	171

Various Court Offices and Fines Distribution Trust	142	153

Miscellaneous trust funds	787	887

	$9,143	$9,260

Supplementary Information

Certain pension plan assets and other funds for which the Alberta Investment Management Corporation provides investment management services are excluded from the table above, as the Province is not the trustee of these plan assets and other funds, which have a total value of $119.7 billion (2022: $117.9 billion).

NOTE 10	SUBSEQUENT EVENT

In the Spring of 2023, wildfires seriously affected a number of communities across Alberta. The government is in the process of providing financial assistance in the form of emergency evacuation payments. The financial impact on the government and its full extent is uncertain at this stage.

NOTE 11	COMPARATIVE FIGURES

Certain 2022 figures have been reclassified, where necessary, to conform to 2023 presentation.

Government of Alberta | Annual Report 2022 – 23	53

CONSOLIDATED FINANCIAL STATEMENTS

Schedules to the Consolidated Financial Statements

REVENUES	SCHEDULE 1

	2023		2022
	Budget	Actual	Actual
	In millions
Income taxes
Personal income tax	$13,382	$13,925	$13,335
Corporate income tax	4,040	8,103	4,642
Interest and penalties on corporate income tax	-	64	76
	17,422	22,092	18,053
Other taxes
Education property tax	2,504	2,537	2,478
Insurance taxes	819	795	743
Tobacco tax and cannabis tax	801	685	781
Freehold mineral rights tax	96	161	107
Fuel tax	1,319	139	1,275
Tourism levy	73	104	59
Interest and penalties on other tax	-	11	10
	5,612	4,432	5,453
Non-renewable resource revenue
Bitumen royalty	10,349	16,879	11,605
Crude oil royalty	1,670	3,968	1,947
Natural gas and by-products royalty	1,458	3,595	2,227
Bonuses and sales of Crown leases	236	465	228
Coal royalty, rentals and fees	127	335	163
	13,840	25,242	16,170
Transfers from Government of Canada
Canada health transfers	5,352	5,507	5,503
Canada social transfers	1,868	1,864	1,796
Early learning child care agreements	734	655	197
Infrastructure support	1,293	580	808
Agriculture support programs	296	455	531
Labour market agreements	322	341	485
Other	2,189	1,961	2,275
	12,054	11,363	11,595
Net income/(loss) from government business enterprises (Schedule 8)
Alberta Gaming, Liquor and Cannabis Commission	2,325	2,397	2,055
ATB Financial	313	428	586
Balancing Pool	112	144	96
Alberta Petroleum Marketing Commission	(329)	(487)	2,059
Other	14	(1)	14
	2,435	2,481	4,810

Net investment income	3,173	1,326	3,579

Premiums, fees and licences
Tuition	1,645	1,603	1,465
Motor vehicle licences	548	572	566
Health fees and charges	491	531	472
Crop, hail and livestock insurance premiums	359	511	324
Energy industry levies	309	310	313
Other	1,138	1,130	1,380
	4,490	4,657	4,520
Other
Sales, rentals and services	876	911	822
Investment management charges	729	813	847
Technology innovation and emissions reduction	421	764	705
Fundraising, donations, gifts and contributions	640	716	665
Fines and penalties	273	223	187
Endowment contributions and reinvested income	-	107	96
Other	642	993	820
	3,581	4,527	4,142
	$62,607	$76,120	$68,322

54	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

REVENUES BY SOURCE BY MINISTRY	SCHEDULE 2

	Income taxes	Other taxes	Non- renewable resource revenue (a)	Transfers from Government of Canada	Net income/(loss) from government business enterprises (Schedule 8)	Net investment income	Premiums, fees and licences	Other	Subtotal	Consolidation adjustments	2023 Total	2022 Total (b)
	In millions

Office of the Legislative Assembly and Offices of the Legislature	$-	$-	$-	$-	$-	$-	$-	$1	$1	$-	$1	$1

Ministries (b)

Advanced Education	-	-	-	460	(8)	417	1,603	1,538	4,010	(465)	3,545	3,300

Affordability and Utilities	-	-	-	-	144	1	27	158	330	-	330	177

Agriculture and Irrigation	-	-	-	457	-	101	528	47	1,133	(50)	1,083	1,004

Children’s Services	-	-	-	737	-	-	-	16	753	-	753	307

Culture	-	-	-	23	-	-	10	16	49	-	49	26

Education	-	2,537	-	140	-	16	195	642	3,530	(343)	3,187	2,993

Energy	-	161	25,242	437	(487)	4	285	25	25,667	-	25,667	18,929

Environment and Protected Areas	-	-	-	63	-	8	25	838	934	(16)	918	826

Executive Council	-	-	-	-	-	-	-	-	-	-	-	-

Forestry, Parks and Tourism	-	-	-	21	-	1	278	13	313	(1)	312	632

Health	-	-	-	5,844	-	40	577	1,092	7,553	(470)	7,083	7,481

Indigenous Relations	-	-	-	23	-	-	1	1	25	-	25	26

Infrastructure	-	-	-	5	-	-	1	121	127	(75)	52	34

Jobs, Economy and Northern Development	-	-	-	91	-	-	-	67	158	-	158	366

Justice	-	-	-	29	-	2	27	168	226	-	226	210

Mental Health and Addiction	-	-	-	7	-	-	-	5	12	(2)	10	7

Municipal Affairs	-	-	-	265	-	1	20	17	303	-	303	541

Public Safety and Emergency Services	-	-	-	161	-	1	49	158	369	(3)	366	234

Seniors, Community and Social Services	-	-	-	259	-	4	5	33	301	(4)	297	303

Service Alberta and Red Tape Reduction	-	-	-	-	-	-	704	35	739	(29)	710	684

Skilled Trades and Professions	-	-	-	159	-	-	3	2	164	(1)	163	173

Technology and Innovation	-	-	-	7	-	(1)	1	183	190	(143)	47	55

Trade, Immigration and Multiculturalism	-	-	-	-	-	-	8	-	8	-	8	8

Transportation and Economic Corridors	-	-	-	273	-	-	31	29	333	(1)	332	269

Treasury Board and Finance	22,092	1,734	-	1,902	2,832	977	300	901	30,738	(243)	30,495	29,736

Consolidation adjustments	-	-	-	-	-	(246)	(21)	(1,579)		(1,846)

Total at March 31, 2023	$22,092	$4,432	$25,242	$11,363	$2,481	$1,326	$4,657	$4,527			$76,120

Total at March 31, 2022	$18,053	$5,453	$16,170	$11,595	$4,810	$3,579	$4,520	$4,142				$68,322

(a)	Non-renewable resource revenue includes the reduction of royalty revenue of $37 million (2022: $118 million) related to the Province’s oil and gas royalty reduction programs.

(b)

Effective October 24, 2022, the Lieutenant Governor in Council made the Establishment of Departments Order set out in the Appendix to Order in Council 361/2022, which authorized the change to some departments’ names and establishment of new departments. The comparatives were reclassified as if the new structure existed in the prior year.

Government of Alberta | Annual Report 2022 – 23	55

CONSOLIDATED FINANCIAL STATEMENTS

EXPENSES BY OBJECT BY MINISTRY	SCHEDULE 3

	Budget (Restated) (a)	Salaries, wages, employment contracts and benefits	Grants	Supplies and services (b)	Amortization of tangible capital assets	Consumption of inventories of supplies	Debt servicing costs (c)	Pension provision/ (recovery) (Schedule 14)	Other	Subtotal	Consolidation adjustments	2023 Total	2022 Total (a) (Restated) (Note 1)
						In millions

Office of the Legislative Assembly and Offices of the Legislature	$173	$74	$-	$41	$2	$-	$-	$-	$13	$130	$-	$130	$119

Ministries (a)

Advanced Education	6,060	3,481	528	1,392	520	3	39	(33)	287	6,217	(117)	6,100	5,738

Affordability and Utilities	86	30	643	23	2	-	-	-	21	719	-	719	380

Agriculture and Irrigation	793	116	145	1,617	29	-	76	-	(5)	1,978	(78)	1,900	3,659

Children’s Services	2,389	291	1,042	622	-	-	-	-	500	2,455	(14)	2,441	1,742

Culture	269	49	189	20	7	-	-	-	1	266	(1)	265	214

Education	8,916	6,332	436	1,568	480	25	44	-	65	8,950	(73)	8,877	8,491

Energy	878	196	490	606	13	-	-	(6)	3	1,302	-	1,302	1,794

Environment and Protected Areas	462	134	243	110	4	-	-	-	6	497	(12)	485	466

Executive Council	26	20	-	7	-	-	-	-	-	27	-	27	22

Forestry, Parks and Tourism	413	152	53	286	32	1	-	-	1	525	(1)	524	518

Health	23,484	9,238	7,398	6,952	515	1,218	17	(2)	182	25,518	(293)	25,225	24,594

Indigenous Relations	184	20	186	8	-	-	-	-	-	214	-	214	179

Infrastructure	582	59	1,042	407	132	1	-	-	30	1,671	(1,073)	598	572

Jobs, Economy and Northern Development	418	99	193	49	1	-	-	-	-	342	(1)	341	576

Justice	506	406	113	62	1	-	-	-	7	589	-	589	464

Mental Health and Addiction	101	7	181	8	-	-	-	-	-	196	(99)	97	87

Municipal Affairs	967	49	857	23	1	-	-	-	-	930	-	930	1,890

Public Safety and Emergency Services	1,053	395	228	435	29	1	-	-	-	1,088	(9)	1,079	1,175

Seniors, Community and Social Services	4,760	302	3,351	1,062	51	-	-	-	222	4,988	(23)	4,965	4,533

Service Alberta and Red Tape Reduction	111	84	-	33	17	1	-	-	4	139	(29)	110	106

Skilled Trades and Professions	162	22	168	7	-	-	-	-	-	197	(42)	155	142

Technology and Innovation	889	194	311	354	51	-	-	-	1	911	(200)	711	680

Trade, Immigration and Multiculturalism	77	28	29	15	-	-	-	-	1	73	(1)	72	47

Transportation and Economic Corridors	2,471	60	462	495	751	54	103	-	43	1,968	(36)	1,932	1,930

Treasury Board and Finance	5,866	444	192	798	28	-	2,796	20	675	4,953	(262)	4,691	4,289

Consolidation adjustments		-	(1,559)	(435)	-	-	(246)	-	(124)		(2,364)

Total at March 31, 2023	$62,096	$22,282	$16,921	$16,565	$2,666	$1,304	$2,829	$(21)	$1,933			$64,479

Total at March 31, 2022 (Restated, Note 1)	$61,918	$22,044	$16,585	$17,956	$2,613	$1,542	$2,641	$(365)	$1,391				$64,407

(a)

Effective October 24, 2022, the Lieutenant Governor in Council made the Establishment of Departments Order set out in the Appendix to Order in Council 361/2022, which authorized the change to some departments’ names and establishment of new departments. The comparatives were reclassified as if the new structure existed in the prior year.

(b)	Includes expense for crude by rail of $nil (2022: $886 million).

(c)

Debt servicing costs consist of interest paid on various forms of government debt. Interest on pension liabilities is included in pension expense, which is reported under salaries, wages, employment contracts and benefits. Pension liability funding is reported under other expenses.

56	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS	SCHEDULE 4

	2023	2022
	In millions

Cash	$3,707	$5,002
Cash equivalents	6,066	6,953
	$9,773	$11,955

Cash and cash equivalents included deposits in the Consolidated Cash Investments Trust Fund (CCITF) for the time period from April 1 to July 3, 2022. The Province replaced CCITF with the CLS (Note 3).

ACCOUNTS RECEIVABLE AND ADVANCES	SCHEDULE 5

	2023	2022
	In millions
Income taxes	$2,818	$2,618

Royalties (a)	1,896	3,348

Due from Government of Canada	1,411	1,291

Due from government business enterprises	532	599

Other taxes	348	412

Collateral pledged (b)	221	1,058

Interest receivable	176	166

Other receivables and accountable advances	2,688	2,365
	10,090	11,857
Less: allowance for doubtful accounts	(526)	(447)
	$9,564	$11,410

(a)	Includes $211 million (2022: $219 million) receivables related to the crude oil royalty that will be collected through the Alberta Petroleum Marketing Commission.

(b)	The Province paid cash collateral to counterparties under the terms of the CSA agreements as disclosed in Note 3.

Government of Alberta | Annual Report 2022 – 23	57

CONSOLIDATED FINANCIAL STATEMENTS

PORTFOLIO INVESTMENTS	SCHEDULE 6

	2023						2022
	Cost/ Amortized Cost (a)	Fair Value				Total Carrying Value	Book Value	Fair Value
		Level 1 (b)	Level 2 (c)	Level 3 (c) In millions	Subtotal
Interest-bearing securities

Deposits and short-term securities	$203	$186	$830	$8	$1,024	$1,227	$1,386	$1,384

Bonds and mortgages	354	132	5,826	2,442	8,400	8,754	9,394	8,958

	557	318	6,656	2,450	9,424	9,981	10,780	10,342
Equities

Canadian equities	1	598	2,641	-	3,239	3,240	3,067	3,469

Global developed equities	2	1,387	7,842	285	9,514	9,516	9,286	9,941

Emerging markets equities	-	-	950	-	950	950	1,012	1,077

Private equities	-	-	-	2,903	2,903	2,903	2,159	2,947

Hedge funds	-	-	555	-	555	555	402	460

	3	1,985	11,988	3,188	17,161	17,164	15,926	17,894

Inflation sensitive and alternative investments

Real estate	-	-	-	5,143	5,143	5,143	3,897	5,004

Infrastructure	-	-	-	3,102	3,102	3,102	2,212	2,326

Renewable resources	1	-	-	786	786	787	414	580

Other investments	1	4	-	64	68	69	46	60

	2	4	-	9,095	9,099	9,101	6,569	7,970

Strategic, tactical and currency investments	-	-	10	76	86	86	131	93
	$562	$2,307	$18,654	$14,809	$35,770	$36,332	$33,406	$36,299

(a)	Included in these balances is $393 million for marketable securities. The quoted market value for these marketable securities is $379 million.

(b)	Fair value is based on quoted prices in an active market.

(c)

Included in these balances are $14,128 million for pooled investment funds that are classified as Level 2 and $14,153 million classified as Level 3 even though pool units may contain investments that might otherwise be classified as Level 1. Although the pools may ultimately hold publicly traded/listed equity investments, the pool units themselves are not listed in an active market and cannot be classified as Level 1 for fair value hierarchy purposes. Derivatives related to pooled investments included in the balances above are disclosed in Schedule 10.

The following is the breakdown of portfolio investments:

	2023	2022

	Carrying	Book	Fair

	Value	Value	Value
		In millions
Operating

Internally designated assets (a)	$26,357	$24,345	$26,269

Other funds and agencies	6,428	6,256	6,577

	32,785	30,601	32,846

Endowments (Schedule 7)	3,547	2,805	3,453

Total portfolio investments	$36,332	$33,406	$36,299

(a)

Internally designated assets are designated in legislation for specific purposes. Some of these assets are to provide stewardship of savings from the Province’s non-renewable resources revenues as is the case with the Alberta Heritage Savings Trust Fund assets of $20.4 billion (2022 Book Value: $18.2 billion; 2022 Fair Value: $19.9 billion). They also support specific purposes such as medical research, science and engineering research, and post-secondary scholarships.

58	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

PORTFOLIO INVESTMENTS	SCHEDULE 6 (continued)

Portfolio investments measured at fair value consist of:

2023

In millions

Portfolio investments in equity instruments that are quoted in an active market	$1,985

Portfolio investments designated to the fair value category	33,785

$ 35,770

The table below presents the reconciliation of portfolio investments classified as Level 3:

2023

In millions

Opening balance adjustment on adoption of financial instruments related standards	$12,982

Purchases	1,887

Sales	(661)

Realized losses	55

Unrealized gains	546

Balance at end of year	$14,809

ENDOWMENT FUNDS	SCHEDULE 7

The endowment balance represents the principal that will be maintained intact in perpetuity. As at March 31, 2023, endowment funds are as follows:

	2023	2022

	In millions

Balance beginning of year	$2,788	$2,649

Adjustment on adoption of the financial instruments related standards	635	-

Endowment contributions	71	41

Reinvested income	36	55

Transfers to endowment funds	-	43

Remeasurement gains	10	-

Balance at end of year (a)	$3,540	$2,788

(a)

Some investment income earned by endowments for specific operational or capital purposes of $7 million (2022: $17 million) is excluded from the endowment balance but included in the portfolio investment restricted for endowments (Schedule 6).

Government of Alberta | Annual Report 2022 – 23	59

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8

	Alberta Gaming, Liquor and Cannabis Commission (AGLC)	Alberta Petroleum Marketing Commission (APMC)	ATB Financial	Balancing Pool (BP)	Credit Union Deposit Guarantee Corporation (CUDGC)	Other	2023 Total	2022 Total
				In millions

Accumulated surplus/(deficit) at beginning of year	$169	$(2,583)	$4,452	$(684)	$407	$6	$1,767	$(822)

Total revenue	2,719	2,748	1,935	158	14	13	7,587	7,390

Total expense (a)	322	3,235	1,507	14	7	21	5,106	2,580

Net income/(loss)	2,397	(487)	428	144	7	(8)	2,481	4,810

Other comprehensive income/(loss) from Government Business

Enterprises (b)	27	-	(62)	-	-	-	(35)	(192)

Transfers from government business enterprise	(2,367)	-	-	-	-	-	(2,367)	(2,030)

Total equity/(deficit)	$226	$(3,070)	$4,818	$(540)	$414	$(2)	$1,846	$1,766

Assets

Cash (c)	$135	$122	$2,360	$48	$3	$3	$2,671	$4,153

Accounts receivable	26	463	-	-	2	3	494	699

Investments in Keystone (d)	-	33	-	-	-	-	33	82

Investments in North West Redwater Partnership (e)	-	230	-	-	-	-	230	251

Other investments	172	-	5,888	-	403	143	6,606	5,240

Loans	4	-	47,234	-	3	-	47,241	45,935

Derivative financial instruments	-	-	1,051	-	-	-	1,051	1,780

Other	472	85	938	11	1	67	1,574	1,560

Total assets	809	933	57,471	59	412	216	59,900	59,700

Liabilities

Accounts payable and other accrued liabilities	251	417	20	5	(2)	9	700	879

Payable to the Province	332	211	187	-	-	13	743	818

Deposits (f)	-	-	39,473	-	-	-	39,473	37,319

Debt (g)	-	2,619	10,404	568	-	186	13,777	15,348

Sturgeon refinery processing agreement provision (h)	-	669	-	-	-	-	669	350

Derivative financial instruments	-	-	1,212	-	-	-	1,212	1,882

Other	-	87	1,357	26	-	10	1,480	1,338

Total liabilities	583	4,003	52,653	599	(2)	218	58,054	57,934

Total equity/(deficit)	$226	$(3,070)	$4,818	$(540)	$414	$(2)	$1,846	$1,766

(a)

Included in the total expense are $128 million (2022: $175 million) of payment in lieu of taxes of ATB Financial that was paid to the Province; and fair value gain on investment in Keystone XL expansion is $9 million for the year ended March 31, 2023 (2022: $10 million gain).

(b)	As at March 31, 2023, the Province has a $113 million accumulated unrealized loss (2022: $78 million accumulated unrealized loss).

(c)	As at March 31, 2023, cash includes deposits for AGLC, CUDGC and APMC totaling $128 million in CLS.

60	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

(d)

On June 9, 2021, APMC entered into the final Keystone XL agreement (Final KXL Agreement) with TC Energy for an orderly exit from the Keystone XL project and partnership. APMC provided total contributions of CAD $1.04 billion on behalf of TCPL partnerships to fund debt guarantee cancellation payments to the lenders as part of the original investment agreement. The debt guarantee cancellation payments were paid on June 16, 2021, and APMC has no further obligations relating to the investment Agreement and/or the debt guarantee. APMC has reflected the terms of the Final KXL Agreement in determining its fair value estimates for the Investment in the KXL Expansion Project. As the liquidation process under the abandonment scenario continues, the estimated fair value will be impacted by events after the reporting period.

(e)

On June 30, 2021, APMC negotiated a series of agreements through which APMC would purchase a limited partnership interest in the North West Redwater Partnership (Optimization Transaction). To effect this purchase, APMC acquired two newly formed subsidiaries of North West Refining Inc. (NWU LP) holding the interest in the North West Redwater Partnership (NWRP). The acquisition enables APMC to provide oversight and governance of various Refinery functions. APMC assessed the acquisition to be a joint venture and has accounted for the arrangement using the equity method of accounting. As a result of the Optimization Transaction, APMC is a 50% owner in NWRP, in addition to being a 75% tollpayer in the Sturgeon Refinery.

As per the Partnership Interest Purchase Agreement, the contractual purchase price for the transaction was one Canadian dollar payable upon closing on June 30, 2021. The $274 million investment in NWRP comprises the purchase price, contingent consideration as determined by IFRS, and any directly attributable expenditures to obtain the limited partnership interest. The $274 million cost of the investment is allocated to APMC’s acquired share of the fair value of the net identifiable assets and liabilities, which amounted to $372 million in net liabilities, and resulting goodwill of $646 million. APMC recognized a $20 million loss (2022: $23 million loss) on its share of the joint venture’s loss for the year ended March 31, 2023, reducing the investment in NWRP to $230 million.

(f)

The Province ensures the repayment of all deposits without limit, including accrued interest, for ATB Financial. The Province assesses an annual deposit guarantee fee of $59 million (2022: $59 million) payable by ATB Financial.

(g)	Repayment schedule for long-term debt contracts with the Province and other external parties is as follows:

					Payments to be made in
(In millions)	2023	2022	2024	2025	2026	2027	2028	Thereafter

Through the Province	$5,699	$7,578	$2,274	$419	$349	$700	$592	$1,365

External parties	8,078	7,770	2,055	1,653	1,101	1,185	1,395	689

Total	$13,777	$15,348	$4,329	$2,072	$1,450	$1,885	$1,987	$2,054

(h)

As at March 31, 2023, APMC assessed the Sturgeon Refinery Processing Agreement to remain an onerous contract. The Sturgeon Refinery Processing Agreement provision was increased by $319 million from last year mainly due to an increase to the change of loss provision of $289 million (2022: decrease $2,218 million), plus accretion expense of $30 million (2022: offset accretion expense $74 million). The increase in the onerous contract provision was primarily driven by increases in forecast interest rates arising from inflationary global economic concerns.

Contractual Obligations and Commitments

AGLC, ATB, AND CUDGC

Contractual obligations are $468 million (2022: $381 million), which comprises of: AGLC - $133 million (2022: $63 million), ATB - $334 million (2022: $317 million), and CUDGC - $1 million (2022: $1 million). These amounts include service contracts and obligations under operating leases that expire on various dates.

APMC

North West Redwater Partnership Toll Commitment

The Province, via APMC, has entered into a Processing Agreement whereby NWRP will process Crown royalty bitumen, and market the refined products on behalf of APMC. The Sturgeon Refinery achieved the Commercial

Government of Alberta | Annual Report 2022 – 23	61

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

Operations Date on June 1, 2020; APMC started paying a debt toll on June 1, 2018, and a monthly operating toll on June 1, 2020.

Under the Optimization Transaction, the original term of the Processing Agreement was extended by 10 years from 2048 to 2058. The amended Processing Agreement has a term of 40 years (expiring May 31, 2058) starting with the Toll Commencement Date of June 1, 2018, and may be renewed for successive five-year periods at APMC’s option.

To facilitate the Optimization Transaction, NWRP issued debt of $2.6 billion, which will be repaid, including interest, over the term of the Processing Agreement as part of the cost of service toll. As at March 31, 2023, NWRP’s long-term debt outstanding is $10.5 billion (2022: $11.3 billion). As a result of the Optimization Transaction, certain components of the tolls have been eliminated. NWRP retired higher cost subordinated debt, reducing interest costs to NWRP and associated tolls to the tollpayers. In addition, the interest rate on NWRP’s term debt was renegotiated, reducing the debt components of the cost of service toll. APMC has very restricted rights to terminate the Processing Agreement, and is unconditionally obligated to pay its 75% pro rata share of the debt component of the monthly cost of service toll over the 40-year tolling period.

Under the Processing Agreement the estimated future toll commitments are $40,118 million (2022: $34,662 million). The increase of $5,456 million in expected tolls is primarily due to the market interest rates and a 2.0% operating cost inflation rate factored in the calculation of future commitments. APMC’s estimated future cost of service toll commitments are as follows:

In millions
2023-24	$940

2024-25	961

2025-26	1,030

2026-27	857

2027-28	843

Thereafter	35,487
$40,118

The above undiscounted tolls do not take into account the net margin received on the sale of APMC’s bitumen feedstock.

Contingent Liabilities

As at March 31, 2023, the government business enterprises are involved in various legal actions. Accruals have been made in specific instances where it is probable that losses will be incurred which can be reasonably estimated. The resulting loss, if any, from claims in excess of the amounts accrued cannot be determined.

Of the various legal actions, the government business enterprises are jointly or separately named as a defendant in 29 (2022: 24) legal claims of which the outcome is not determinable. Of the 29 claims, 25 (2022: 21) have specified amounts totaling approximately $49 million (2022: $49 million) and four claims (2022: three) have no specified amount. Two (2022: two) claims totaling approximately $1 million (2022: $1 million) are covered by the Alberta Risk Management Fund.

ATB FINANCIAL

As at March 31, 2023, ATB Financial has a contingent liability under guarantees and letters of credit of $1,289 million (2022: $976 million) and outstanding loan commitments of $20.9 billion (2022: $19.7 billion).

62	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

BP

The Balancing Pool (BP) was established to help manage certain assets, revenues and expenses arising from the transition to competition in Alberta’s electric industry.

In April 2021, a power producer gave notice to the BP of a formal arbitration proceeding in regards to the historical line loss proceeding. The power producer is seeking $57 million (2022: $57 million) from the BP for historical line loss amounts invoiced by the Alberta Electric System Operator to the power producer. The arbitration concluded in December 2022. On April 11, 2023, the arbitration panel released its decision in favour of the Balancing Pool. As at March 31, 2023, no contingent liability has been recorded.

In addition, TransAlta has submitted an application to the Alberta Utilities Commission (AUC) to decommission Sundance A and is seeking $60 million (2022: $76 million) in funding from the Balancing Pool. The BP disagrees with several aspects of the application. A provision of $25 million (2022: $33 million) to decommission Sundance A has been recorded. The final amount due will be determined by the AUC.

The BP also received two statements of claims from power producers seeking a combined total of $536 million (2022: $71 million) in damages. As at March 31, 2023, no contingent liability has been recorded.

CUDGC

The Province, through the CUDGC which operates under the authority of the Credit Union Act, has a potential liability under guarantees relating to deposits of credit unions. As at March 31, 2023, credit unions in Alberta have deposits totaling $27.0 billion (2022: $25.3 billion). Substantial assets are available from credit unions to safeguard the Province from the risk of loss from its potential obligation under the Credit Union Act.

Measurement Uncertainty

ATB FINANCIAL

ATB records an allowance for losses for all loans by incorporating a forward-looking expected credit losses approach. This process involves complex models with inputs and assumptions requiring a high degree of judgment to assess forecasts of macroeconomic variables and significant increases in credit risk. Therefore, uncertainty in judgments and assumptions remains elevated as at March 31, 2023.

APMC

North West Redwater Partnership Toll Commitment

APMC’s estimate of the cost of service toll commitments is subject to measurement uncertainty. The undiscounted cost of service tolls used in the estimate, such as future interest rates, operating costs, oil prices, refined product prices, gas prices and foreign exchange, do not take into account the net margin received on the sale of APMC’s bitumen feedstock.

APMC uses a cash flow model to assess if the Processing Agreement represents an onerous contract annually. Under this model, if the unavoidable costs of meeting the obligations under the Processing Agreement exceed the economic benefits expected to be received, the contract becomes onerous and a Processing Agreement provision is recorded. The model uses a number of variables, such as pricing related variables including crude oil prices (WTI), heavy-light differentials, ultra-low sulphur diesel-WTI premiums, exchange rates, capital costs, operating costs, interest rates, discount rates, etc., to calculate a discounted net cash flow for APMC (i.e., net present value), and hence, is subject to measurement uncertainty.

Government of Alberta | Annual Report 2022 – 23	63

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

Investment in Keystone XL Expansion Project

APMC has estimated the fair value of the Keystone XL Investment at March 31, 2023 and 2022, using a probability-weighted valuation technique. The fair value of the Keystone XL Investment requires the use of significant unobservable assumptions in the valuation techniques used to determine the fair value estimate. The determination of the fair value of the Keystone XL Investment is complex and relies on several critical judgements and estimates. These critical assumptions and estimates used in determining the fair value of the Keystone XL Investment are: the identification of potential scenarios that would impact the amount and timing of cash flows relating to the Keystone XL Investment, the expected probability of those outcomes, and the estimated cash inflows and outflows relating to potential outcomes. Fair value estimates may not necessarily be indicative of the amounts that could be realized or settled, and changes in assumptions could affect the reported fair value of the financial instrument. Assumptions used in the determination of the fair value of the Keystone XL Investment will continue to be refined as outcomes become known and more information becomes available.

BP

The estimates and assumptions made in the BP’s interim financial statements from January 1 to March 31, 2023 are subject to measurement uncertainty. There is a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year related to the reclamation and abandonment provision and contingent legal matters.

LOANS RECEIVABLE	SCHEDULE 9

	2023	2022
	In millions

Loans receivable made under the authority of:

Local Authorities Capital Financing Act (a)	$13,413	$12,938

Student Loan Act (b)	4,839	4,224

Agriculture Financial Services Act (c)	2,816	2,672

Regulated Rate Option Stability Act (d)	214	-

Oil and Gas Conservation Act (e)	195	219

Seniors’ Property Tax Deferral Act	42	39

Seniors’ Home Adaptation and Repair Act	29	27

Alberta Housing Act	17	18

Utility Payment Deferral Program Act	-	1

Financial Administration Act	-	1
	21,565	20,139
Less allowance for doubtful accounts (b)	(749)	(593)
	$20,816	$19,546

64	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE	SCHEDULE 9 (continued)

The loan repayment schedule is as follows:

	Principal (f)	Interest	Total payments
		In millions

2023-24	$1,520	$732	$2,252

2024-25	1,530	653	2,183

2025-26	1,385	603	1,988

2026-27	1,317	556	1,873

2027-28	1,247	510	1,757

Thereafter	13,020	3,648	16,668

Total	$20,019	$6,702	$26,721

(a)

The Province maintains a loan portfolio consisting of several different borrower categories, each with their own source of security to ensure repayment. Municipal loans on average yield 3.8% (2022: 3.6%) per annum.

(b)

Student loans become payable and interest is earned starting six months after students discontinue their studies or graduate. Loans are unsecured and repayable to a maximum term of 114 months. The interest rates on student loans are a floating rate of prime plus 1.0% or a fixed rate of prime plus 2.0%. Interest-free grace period on repayments of student loans has been extended to one year beginning July 1, 2023. Interest rates charged on student loans will be reduced to only the prime lending rate beginning July 1, 2023.

Allowance for doubtful accounts includes allowance for repayment assistance, impaired loans, and loan subsidy.

The allowance for repayment assistance is a provision that estimates the amount of loans receivable that will be forgiven through the repayment assistance program. The key assumptions used to determine the provision are future loan amounts approved for repayment assistance and loan forgiveness rates of 7.4% (2022: 7.0%).

The allowance for impaired loans is a provision that estimates the amount of loans receivable that will be impaired. The key assumptions used to determine this provision are default rates of 8.3% (2022: 7.9%) and recovery rates of 24.7% (2022: 25.3%).

The allowance for loan subsidy is a provision that reflects the future benefit provided to students. The key assumptions used to determine this provision are a blended student lending rate of 3.7% (2022: 4.4%), the annual average provincial borrowing rate of 3.6% (2022: 3.7%) for similar maturities, the average repayment period of 10 years (2022: 10 years), default rate assumptions, and Repayment Assistance Plan rate assumptions.

(c)	The weighted average annual interest rate of the Agricultural Financial Services loan portfolios is 3.8% (2022: 3.5%).

Loans have fixed interest rates for the term of the loan or renewal period. Loans have blended repayments during the term. A significant number of loans in the portfolio can be repaid in full or part during the term without any penalty. The loans are secured by tangible assets consisting predominantly of land followed by buildings, equipment and other assets. The estimated values of such assets are $5.8 billion (2022: $5.9 billion).

(d)

Pursuant to section 4.3(1) of the Regulated Rate Option Stability Act, the Province entered into agreements with Regulated Rate Option providers for interest-free loans to cap electricity rates for Regulated Rate Option customers at 13.5 cents per kilowatt hour for the period from January 2023 to March 2023. The loans are to be repaid to the Province over 21 months commencing April 2023. A discount of $9 million (2022: $nil) for the present value of foregone interest will be amortized to revenue in subsequent periods over the remaining life of the loans.

(e)

Pursuant to section 76.2 of the Oil and Gas Conservation Act, the Province entered into an agreement with Alberta Oil and Gas Orphan Abandonment and Reclamation Association (also known as Orphan Well Association or OWA) to provide OWA with a series of interest-free loan advances to clean up orphaned oil and gas wells. A discount of $26 million (2022: $32 million) for the present value of foregone interest will be amortized to revenue in subsequent periods over the remaining life of the loan.

(f)	Some loans, such as loans under Student Loan Act, are excluded from the repayment schedule as no terms of repayment have been established.

Government of Alberta | Annual Report 2022 – 23	65

CONSOLIDATED FINANCIAL STATEMENTS

DERIVATIVE FINANCIAL INSTRUMENTS	SCHEDULE 10

The Province holds derivative financial instruments both directly and indirectly. Directly held derivatives serve to manage foreign currency risk and interest rate risk. Indirectly held derivatives are utilized within the Province’s investment pool structure to cost-effectively gain access to equity markets in the pools, manage asset exposure within the pools, enhance pool returns and manage interest rate risk, foreign currency risk and credit risk in the pools. The use of derivatives in managing financial risks is described in Note 3.

The following table is a summary of the fair value of the Province’s directly held and indirectly held derivatives by type:

	2023			2022

	Directly held		Indirectly held

	Assets	Liabilities
		In millions

Interest rate derivatives (a)	$806	$(856)	$34	$(232)

Equity-based derivatives (b)	-	-	108	126

Foreign currency derivatives (c)	294	(1,047)	(129)	(1,496)

Credit risk derivatives (d)	-	-	3	6

Net fair value of derivative contracts	$1,100	$(1,903)	$16	$(1,596)

(a)

Interest rate derivatives allow the Province to exchange interest rate cash flows (fixed, floating and bond index) based on a notional amount. Interest rate derivatives primarily include interest rate swaps, cross currency interest rate swaps, bond index swaps, futures contracts and options.

(b)

Equity-based derivatives include equity swaps. Equity swaps are contracts where one counterparty agrees to pay or receive from the other, cash flows based on changes in the value of an equity index, a basket of stocks, or a single stock in exchange for a return based on a fixed or floating interest rate or the return on another instrument. Rights, warrants, futures and options are also included as equity-based derivatives.

(c)	Foreign currency derivatives include contractual agreements to exchange specified currencies at an agreed-upon exchange rate and on an agreed settlement date in the future.

(d)

Credit risk derivatives include credit default swaps allowing the Province to buy and sell protection on credit risk inherent in a bond. A premium is paid or received, based on a notional amount, in exchange for a contingent payment should a defined credit event occur with respect to the underlying security.

Both directly held and indirectly held derivative financial instruments are classified as Level 2 according to the fair value hierarchy, defined in Note 2.

ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES	SCHEDULE 11

	2023	2022
	In millions

Salaries, wages, employment contracts and benefits	$2,941	$3,224

Grants	2,625	3,194

Unearned revenue	943	857

Corporate income tax receipts in abeyance and tax refunds payable	882	882

Accrued interest	740	822

Tangible capital assets	608	647

Collateral received (a)	74	55

Supplies, services and other accrued liabilities	4,312	3,749
	$13,125	$13,430

(a)	The Province received cash collateral from counterparties under the terms of the CSA agreements as disclosed in Note 3.

66	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

ASSET RETIREMENT OBLIGATIONS AND ENVIRONMENTAL LIABILITIES	SCHEDULE 12

	2023	2022 (a) (Restated) (Note 1)
	In millions

Asset retirement obligations (i)	$2,287	$2,241

Environmental liabilities (ii)	117	117
	$2,404	$2,358

(a)

The Province reclassified $215 million from environmental liabilities, which was included in accounts payable and other accrued liabilities (Schedule 11), to ARO due to the adoption of the ARO standard (Note 1(c)).

(i)    Asset Retirement Obligations (ARO)

The Province has identified various tangible capital assets where ARO exist. As at March 31, 2023, the total ARO liabilities are as follows:

	2023	2022 (Restated) (Note 1)
	In millions

Asset retirement obligations beginning of year	$2,241	$2,224

ARO liabilities incurred	3	4

ARO liabilities settled	(22)	(4)

Accretion expense	8	6

Revision in estimates	60	11

Reduction of ARO liabilities resulting from disposals of tangible capital assets	(3)	-

Asset retirement obligations end of year (a)	$2,287	$2,241

(a)

Included in the total ARO liabilities is $217 million (2022: $205 million) valued using the present value technique, and the undiscounted amount of estimated future cash flows required to settle this obligation is $289 million (2022: $269 million). The discount rates used for the present value technique ranged from 2.0% to 5.0%, and these obligations are expected to be settled between 2023 and 2060. The total ARO liabilities also include $2,070 million (2022: $2,036 million) of undiscounted future cash flows valued using the cost escalation technique, as the settlement dates related to these liabilities have not been determined.

The above asset retirement obligations mainly relate to buildings, equipment and land improvements. The Province estimated the nature and extent of hazardous materials in its buildings based on the potential square meters and the average costs per square meter to remove and dispose of the hazardous materials. The estimate of these obligations is mainly based on assessments provided by third party experts, internal experts and engineers.

(ii)    Environmental Liabilities

Environment liabilities include liabilities for contaminated sites and other environment liabilities. As at                March 31, 2023, the liabilities for 129 (2022: 119) contaminated sites along with other environmental liabilities and likely contingent environmental liabilities (Note 8) with known contamination levels are as follows:

	2023	2022
	In millions

Liabilities for contaminated sites at beginning of year	$117	$81

Additions to liabilities during the year	3	56

Change in estimate	2	(15)

Remediation work performed	(5)	(5)

Liabilities for contaminated sites end of year	$117	$117

Government of Alberta | Annual Report 2022 – 23	67

CONSOLIDATED FINANCIAL STATEMENTS

ASSET RETIREMENT OBLIGATIONS AND ENVIRONMENTAL LIABILITIES	SCHEDULE 12 (continued)

The above liabilities are mainly relating to contamination of land by salt and hydrocarbons, former rail sites exposed to harmful metals, storage tanks exposed to petroleum hydrocarbons and glycols, former gas stations leaking to nearby sites, waste disposal sites and industrial sites with various different contaminants. The estimated liabilities include costs directly attributable to remediation activities and costs relating to ongoing operation, maintenance and monitoring that are an integral part of the remediation strategy for the contaminated sites. These liabilities are valued using either the present value or the cost escalation techniques and are based on valuation report provided by the third-party experts and internal experts.

The Province implemented programs to manage coal, oil sands, landfills, etc. related liabilities. The objective of the program is to protect the public from paying for project closure costs. The Province holds guarantees in the form of letters of credit, surety bonds and guaranteed investment certificates amounting to $2.2 billion (2022: $2.2 billion), and cash amounting to $213 million (2022: $171 million) in trust funds under administration (Note 9), in relation to the reclamation of coal and oil sands operations, sand and gravel pits, landfills, hazardous waste management and hazardous recyclable facilities. The Province would have access to these funds if an operator that provided security fails to complete the required work and reclaim the land.

DEBT	SCHEDULE 13

The debt for the Province is as follows:

	2023	2022
	In millions

Direct borrowing	$93,874	$107,105

Liabilities under public private partnerships	3,010	3,047

Capital lease liabilities	232	247

	$97,116	$110,399

The consolidated gross debt of the Province totaling $102,824 million (2022: $117,989 million) is comprised of debt of the Province of $97,116 million (2022: $110,399 million) and debt issued on behalf of government business enterprises totaling $5,708 million (2022: $7,590 million).

The consolidated gross debt servicing cost of the Province totaling $3,015 million (2022: $2,716 million) is comprised of $2,829 million (2022: $2,641 million) on debt of the Province and $186 million (2022: $75 million) on debt issued on behalf of government business enterprises.

68	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 13 (continued)

Direct Borrowing

The Province meets financing requirements set out in the Fiscal Plan by issuing bonds and promissory notes in the domestic and international capital markets. As at March 31, 2023, the maturity schedule for the Province’s outstanding borrowing is as follows:

Fiscal Year of Maturity Ending March 31	Direct Borrowing (a)
	Effective		(in Canadian dollars)		2023	2022
	interest rate (b)	Canadian dollar	US dollar	Other currencies	Total	Total
			In millions
Floating rate direct borrowing

2024	-	$-	$-	$-	$-	$279

Fixed rate direct borrowing

2023	-	-	-	-	-	13,604

2024	3.43%	2,535	5,142	57	7,734	6,841

2025	2.51%	2,598	3,045	-	5,643	5,588

2026	1.26%	3,771	3,045	5,662	12,478	12,850

2027	2.37%	3,316	1,353	458	5,127	5,126

2028	2.73%	5,100	1,692	-	6,792	-

2024-2028 (< 5 years)	2.29%	17,320	14,277	6,177	37,774	44,288

2029-2033 (6-10 years)	2.20%	18,940	2,707	1,763	23,410	29,756

2034-2043 (11-20 years)	3.60%	2,901	-	587	3,488	3,805

2044-2124 (> 21 years)	3.07%	27,544	54	1,010	28,608	28,607

Total direct borrowing issued at face value	2.56%	$66,705	$17,038	$9,537	$93,280	$106,456

Unamortized premium					594	649

Total direct borrowing					$93,874	$107,105

(a)

Direct borrowing includes the following foreign currency denominated direct borrowing that is fully hedged to Canadian dollars to eliminate exposure to future fluctuations in exchange rates. The hedging instruments are reported as derivative financial instruments in Schedule 10. Fully hedged foreign currency direct borrowing is translated into Canadian dollars at the year-end rate of exchange. The translation resulted in an accumulated unrealized gains of $125 million as at March 31, 2023.

	Direct borrowing at par				Direct borrowing at cost (CAD$)
Fully Hedged Foreign Currency	2023		2022		2023	2022
			In millions

US dollars		$12,590		$18,040	$17,038	$23,631

Other currencies

Euros		€4,677		€4,677	6,879	7,130

Swedish kronor	kr	2,500	kr	2,500	327	357

Norwegian kroner	kr	-	kr	2,000	-	279

Australian dollars		$1,435		$1,435	1,300	1,387

South African rand	R	750	R	750	57	70

Swiss francs	CHF	585	CHF	585	866	820

British pounds sterling		£-		£250	-	431

New Zealand dollars		$128		$128	108	115

Total other currencies					$9,537	$10,589

(b)

The effective interest rate is based on the weighted average of direct borrowing issues. The effective rate is the rate that exactly discounts estimated future cash payments through the expected term of the direct borrowing to the net carrying amount and includes the effects of interest rate and currency swaps.

Government of Alberta | Annual Report 2022 – 23	69

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 13 (continued)

Liabilities under Public Private Partnerships

The Province has entered into 33 to 35 year contracts for the design, finance, build, operations and maintenance of ring road segments under the following P3: Anthony Henday - South East, North West and North East Edmonton Ring Road; Stoney Trail - North East and South East Calgary Ring Road; and Tsuut’ina Trail - South West Calgary Ring Road. In addition, the Province has entered into 30-year contracts for the design, finance, build and maintenance of schools under the Alberta Schools Alternative Procurement Phase 1, Phase 2, Phase 3 and Phase 4 projects. These contracts include a construction period followed by a 30-year operations period for the ring roads and a 30-year maintenance period for the schools. The Province has also entered into a 12-year contract for the design, finance, build and operation of the Evan-Thomas Water and Wastewater Treatment Facilities which includes a construction period followed by a 10-year operations period.

The details of the contract under construction are as follows:

	Contractor	Date contract entered into	Scheduled completion date	Date capital payments begin
Alberta Schools Alternative Procurement Phase 4	Concert-Bird Partners P3SB2 General Partnership	September 2021	May 2024	June 2024

The details of the contracts for those projects that are already operational are as follows:

	Contractor	Date contract entered into	Completion date	Date capital payments began
Anthony Henday – South	Access Roads	January 2005	October 2007	November 2007
East Edmonton Ring Road	Edmonton Ltd.
Stoney Trail – North	Stoney Trail Group	February 2007	October 2009	November 2009
East Calgary Ring Road
Alberta Schools Alternative	BBPP Alberta	September 2008	June 2010	July 2010
Procurement Phase 1	Schools Ltd.
Anthony Henday – North	NorthwestConnect	July 2008	October 2011	November 2011
West Edmonton Ring Road	General Partnership
Alberta Schools Alternative	B2L Partnership	April 2010	June 2012	August 2012
Procurement Phase 2
Stoney Trail – South	Chinook Roads	March 2010	November 2013	November 2013
East Calgary Ring Road	Partnership
Alberta Schools Alternative	ABC Schools	September 2012	June 2014	July 2014
Procurement Phase 3	Partnership
Evan-Thomas Water and	EPCOR Water	October 2012	August 2014	August 2014
Wastewater Treatment Facilities	Services Inc.
Anthony Henday – North East	Capital City Link	May 2012	September 2016	October 2016
Edmonton Ring Road	General Partnership
Tsuut’ina Trail - South West	Mountain View Partners GP	September 2016	October 2021	October 2020
Calgary Ring Road

70	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 13 (continued)

The calculation of the P3 liabilities is as follows:

	2023	2022
	In millions

Liabilities beginning of year	$3,047	$3,087

Additions to liabilities during the year	52	43

Principal payments	(89)	(83)

Liabilities end of year	$3,010	$3,047

Estimated payment requirements for each of the next five years and thereafter are as follows:

Capital Payments
In millions

2023-24	$218

2024-25	221

2025-26	221

2026-27	221

2027-28	221

Thereafter	3,447
4,549

Less net present value of interest	(1,539)

Total liabilities	$3,010

The capital payments for P3 are fixed, equal monthly payments for the privately financed portion of the costs of building the infrastructure. The present value of these capital payments is recorded as a liability in the Consolidated Statement of Financial Position.

Capital Lease Liabilities

Capital lease liabilities consist of the present value of the minimum lease payments related to leased capital assets. The Province has lease agreements with terms up to 25 years with interest rates ranging between 0.0% and 5.1%.

The following is a breakdown of capital lease liabilities by major category:

	2023	2022
	In millions

Building	$189	$199

Equipment	43	39

Other	-	9
	$232	$247

Major leases include:

•	Bentall Investment Management building administration for Calgary Board of Education of $83 million (2022: $91 million) with weighted average interest rate of 4.7% and maturing February 28, 2031.

•	Leased buildings for community services for $49 million (2022: $51 million) with weighted average interest rate of 2.5% and latest maturity on September 4, 2040.

•	Leased buildings for ambulances for $33 million (2022: $34 million) with weighted average interest rate of 3.1% and latest maturity on December 31, 2039.

•	Leased laboratory equipment for $28 million (2022: $24 million) with weighted average interest rate of 0.0% and latest maturity on November 29, 2036.

Government of Alberta | Annual Report 2022 – 23	71

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 13 (continued)

•	School buildings for three (2022: two) school jurisdictions of $25 million (2022: $24 million) with weighted average interest rate of 4.2% and latest maturity on August 31, 2044.

Aggregate lease payments for each of the next five years and thereafter are as follows:

Lease Payments
In millions

2023-24	$37

2024-25	32

2025-26	30

2026-27	28

2027-28	25

Thereafter	125

Total lease payments	277

Less interest	(45)

Total capital lease liabilities	$232

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 14

Pension Plans

The President of Treasury Board and Minister of Finance serves as the trustee for the following pension plans: Management Employees Pension Plan (MEPP) and the Public Service Management (Closed Membership) Pension Plan (PSMC) under the Public Sector Pension Plans Act; the Supplementary Retirement Plan for Public Service Managers (MSRP) under the Supplementary Retirement Plan – Retirement Compensation Arrangement Directive (Treasury Board Directive 01/06); and the Provincial Judges and Applications Judges (Registered and Unregistered) Pension Plan (PJAJPP) under the Provincial Court Act. The PJAJPP was previously known as the Provincial Judges and Masters in Chambers (Registered and Unregistered) Pension Plan (PJMCPP), with the name change approved under the Order in Council 248/2022. All of these pension plans are open with the exception of PSMC.

On March 1, 2019, Local Authorities Pension Plan (LAPP), Public Service Pension Plan (PSPP) and Special Forces Pension Plan (SFPP) transitioned to a joint governance structure in accordance with the Joint Governance of Public Sector Pension Plans Act passed on December 5, 2018. On the transition date, ownership of the Plan funds transferred from the President of Treasury Board and Minister of Finance as the trustee to the newly established LAPP Corporation, PSPP Corporation and SFPP Corporation, respectively. The corporation of each plan is the administrator and trustee of these plans. Under joint governance, a Sponsor Board is responsible for each plan and is comprised of nominees from employee and employer sponsor organizations.

Financial statements for MEPP, PSMC, PJAJPP and MSRP as of their December 31, 2022, year-end or March 31, 2023, year-end are included as supplementary information in the Ministry of Treasury Board and Finance Annual Report. Financial statements for LAPP, PSPP and SFPP are available on the respective corporation’s website. All of the plans, except PJAJPP, are multi-employer plans.

The Teachers’ Pension Plan (Teachers’) and the Universities Academic Pension Plan (UAPP) are administered by their respective boards.

In addition to the aforementioned plans, there are several agencies which maintain their own plans to compensate senior staff members that do not participate in the regular government pension plans. These entities include Alberta Energy Regulator, Alberta Utilities Commission, Alberta Securities Commission, Alberta Investment Management Corporation and some SUCH sector entities. Summaries of these plans are included in these

72	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 14 (continued)

financial statements as Supplementary Executive Retirement Plans (SERP), Supplementary Retirement Plan (SRP), Supplemental Pension Plan (SPP) and Senior Employee Pension Plans (SEPP), but are collectively referred to as SERP in the tables following. Additional information can be found in the entities’ financial statements.

The following is a summary of the plans for the year ended March 31, 2023:

Defined benefit pension plans	Approximate number of active employees	Average age of active employees	Approximate number of former employees entitled to future benefits (b)	Approximate number of retirees receiving benefits	Employee contributions	Employer contributions	Benefit payments
					In millions

LAPP	168,762	45	40,240	85,435	$1,025	$1,135	$2,016

PSPP	39,616	44	17,228	31,258	274	276	686

MEPP	5,266	48	1,377	6,677	79	81	288

MLAPP (a)	-	-	-	82	-	-	3

MSRP	775	52	249	1,423	2	2	11

PJAJPP (Unregistered)	125	60	3	187	2	2	12

PJAJPP (Registered)	132	60	5	193	1	5	10

PSMC (a)	-	-	28	1,362	-	-	40

SFPP (a)	4,642	41	244	2,944	72	78	149

Teachers’ Pre-1992	2,121	58	523	27,328	-	-	489

Teachers’ Post-1992	40,325	42	10,514	28,477	386	373	727

UAPP Pre-1992 (a)	275	64	-	3,786	16	16	132

UAPP Post-1992	7,804	49	2,445	6,140	110	111	215

(a)

During the year, these plans also received contributions, primarily related to pre-1992 commitments, from the Province as follows: PSMC $40 million, SFPP $7 million, UAPP Pre-1992 $12 million and MLAPP $3 million.

(b)	Includes vested former employees in the pension plan and non-vested former employees entitled to a refund of their contributions.

The plans provide a defined benefit retirement income based on a formula for each plan that considers final average years of salary, length of service and a percentage ranging from 1.4% to 2.0% per year of service.

The Province accounts for the liabilities for pension obligations on a defined benefit basis as a participating employer for former and current employees in LAPP, MEPP, MSRP, PJAJPP, PSPP, Teachers’ and UAPP for the government’s consolidated reporting entities except for government business enterprises that report under IFRS and are required to account directly for participation in the public service pension plans under IFRS.

In addition, the Province accounts for the specific commitments made for pre-1992 pension obligations to the Teachers’, PSMC, UAPP and SFPP. In 1992, there was pension plan reform resulting in pre-1992 and post-1992 arrangements for several pension plans.

The Province also accounts for the obligation to the Members of the Legislative Assembly Pension Plan (MLAPP).

Government of Alberta | Annual Report 2022 – 23	73

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 14 (continued)

The following table contains summary information on these specific pension plans. Additional financial reporting is available through each pension plan. Pension liabilities and assets are as follows:

	2023		2022
	Pension Liabilities/assets	Pension provision/(recovery) (Schedule 3)	Pension Liabilities/assets
		In millions

Liabilities for the Province’s employer share for former and current employees

LAPP (a)	$-	$-	$-

MEPP (b)	-	-	-

MSRP (c)	25	-	25

PJAJPP (d)	3	2	1

PSPP (e)	-	-	-

Teachers’ (f)	-	-	-

UAPP (g)	169	(28)	197

SERP (h)	82	(6)	88
	279	(32)	311

Liabilities for the Province’s commitment towards pre-1992 obligations

Teachers’ (f)	7,309	65	7,244

PSMC (i)	375	(11)	386

UAPP (g)	198	(28)	226
SFPP (g)	77	(8)	85
	7,959	18	7,941
MLAPP (j)	34	(1)	35
Total	$8,272	$(15)	$8,287

Assets recognized under other financial assets SERP (h)	$10	$(6)	$4
		$(21)

Pension provision/(recovery) represents the change in pension liabilities and assets.

The following is a description of each pension liability:

(a)

The LAPP is a contributory defined benefit pension plan for eligible employees of local authorities and approved public bodies. These include cities, towns, villages, municipal districts, hospitals, Alberta Health Services, school divisions, school districts, colleges, technical institutes and certain commissions, foundations, agencies, libraries, corporations, associations and societies. In accordance with the Employment Pension Plans Act, as modified by the Joint Governance of Public Sector Pension Plans Act and the Exemption (Public Sector Pension) Regulation (AR 3/2019) under the Employment Pension Plans Act, as reported in the latest actuarial funding valuation, the Plan remains in an actuarial excess position, therefore no special payments are required. Current service costs are funded by employers and employees.

(b)

The MEPP is a contributory defined benefit pension plan for eligible management employees of the Province and certain approved provincial agencies and public bodies. Members of the former Public Service Management Pension Plan who were active contributors at August 1, 1992, and have not withdrawn from the Plan since that date, continue as members of this Plan. In accordance with the Public Sector Pension Plans Act, as reported in the latest actuarial funding valuation, the Plan is fully funded, therefore no special payments are required.

(c)

The MSRP is a contributory defined benefit pension plan for certain public service managers of designated employers who participate in the MEPP and whose annual salary exceeds the maximum pensionable salary limit under the Income Tax Act. The Plan is supplementary to the MEPP.

74	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 14 (continued)

(d)

The PJAJPP collectively are contributory defined benefit pension plans for Judges and Application Judges of the Province. Current service costs in the Registered Plan are funded by the Province and plan members at rates which are expected to provide for all benefits payable under the Plan. Benefits are payable by the Province if assets are insufficient to pay for all benefits under the plans.

(e)

The PSPP is a contributory defined benefit pension plan for eligible employees of the Province, approved provincial agencies and public bodies. In accordance with the Employment Pension Plans Act, as modified by the Joint Governance of Public Sector Pension Plans Act and the Exemption (Public Sector Pension) Regulation (AR 3/2019) under the Employment Pension Plans Act, the actuarial deficiencies as determined by actuarial funding valuations are expected to be funded by special payments currently totaling 3.0% of pensionable earnings shared equally between employers and employees.

(f)

The Teachers’ Pension Plans Act requires all teachers under contract with jurisdictions in Alberta to contribute to the Teachers’ Pension Plan. The Province assumed responsibility for the entire unfunded pre-1992 pension obligation of the Teachers’ Pension Plan. In 2009-10 there was a repayment of $1,187 million towards the liability. As of September 1, 2009, the costs of all benefits under the Pre-1992 Plan are paid by the Province.

(g)

Under the Employment Pension Plans Act, as modified by the Joint Governance of Public Sector Pension Plans Act and the Exemption (Public Sector Pension) Regulation (AR 3/2019) under the Employment Pension Plans Act, the Province has a liability for payment of additional contributions under defined benefit pension plans for certain employees of municipalities and post-secondary educational institutions. The plans are the Universities Academic and the Special Forces plans.

For the UAPP, the unfunded liability for service credited prior to January 1, 1992, is being financed by additional contributions of 1.3% of pensionable salaries by the Province, and contributions by employers and employees to fund the remaining amount, as determined by the plan valuation, over the period ending on or before December 31, 2043. Employers and employees fund current service costs.

For the SFPP, the unfunded liability for service credited prior to January 1, 1992 is being financed by additional contributions in the ratio of 1.3% by the Province and 0.8% each by employers and employees, over the period ending on or before December 31, 2036. Current service costs are funded by employers and employees. The Act provides that payment of all benefits arising from pensionable service prior to 1994, excluding post-1991 cost of living adjustment benefits, is guaranteed by the Province.

(h)

Certain consolidated entities provide defined supplementary executive retirement plans for certain management staff, and other benefit plans for all or specific groups of staff, depending on the plans. The costs of these benefits are actuarially determined on an annual basis using the projected benefit method pro-rated on services, a market interest rate, and management’s best estimate of expected costs and the period of benefit coverage.

(i)

The PSMC provides benefits to former members of the Public Service Management Pension Plan who were retired, were entitled to receive a deferred pension or had attained 35 years of service before August 1, 1992. The costs of all benefits under the Plan are paid by the Province.

(j)

The Province has a liability for payment of pension benefits under a defined benefit pension plan for Members of the Legislative Assembly. Active participation in this plan was terminated as of June 1993, and no benefits can be earned for service after this date. The costs of all benefits under the plan are paid by the Province.

Government of Alberta | Annual Report 2022 – 23	75

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 14 (continued)

The liability for pension obligations as a participating employer is as follows:

As at March 31, 2023

				Teachers’	UAPP		2023	2022
	LAPP	MEPP	PSPP	Post-1992	Post-1992	Others (e)	Total	Total
				In millions

Net assets available for benefits (a)	$58,747	$6,120	$17,117	$22,498	$2,988	$793

Pension obligation (a)	46,076	5,195	12,858	18,950	3,014	857

Pension plan (surplus)/deficit	(12,671)	(925)	(4,259)	(3,548)	26	64

Unamortized gains/(losses) (b)	7,601	68	2,255	3,180	143	56

Timing differences (c)	(187)	(14)	(89)	-	-	-

(Accrued benefit asset)/future benefit liability	$(5,257)	$(871)	$(2,093)	$(368)	$169	$120

Liability for the Province’s share for former and current employees	(1,620)	(422)	(923)	(184)	169	93	(2,887)	(1,711)

Valuation adjustment (d)	1,620	422	923	184	-	17	3,166	2,022

Liability for the Province’s commitment towards pre-1992 obligation							7,959	7,941

MLAPP							34	35

Total pension liability of the Province							$8,272	$8,287

(a)	These numbers are as reported in the pension plan 2022 financial statements, except for the Teachers’ Post-1992 Pension Plan and the UAPP which use numbers as reported in actuarial reports.

(b)	Under PSAS, gains and losses are amortized over the employee average remaining service life of each plan, which range from eight to 14 years.

(c)	Accounting timing differences between the pension plan fiscal year-ends and March 31 are for payments and interest expense.

(d)	The valuation adjustments reflect that the assets belong to the members and others entitled to benefits under these pension plans and the administrators/trustees have no claim to any of these assets.

(e)	Others include the MSRP, PJAJPP and SERP.

76	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 14 (continued)

The pension expense for the Province is as follows:

				Teachers’				2023	2022

	LAPP	MEPP	PSPP	Pre-1992	Post-1992	UAPP	Others (c)	Total	Total
				In millions

Pension expense

Current period benefit cost (a)	$1,970	$157	$411	$-	$700	$113	$31	$3,382	$3,292

Amortization of actuarial (gains)/losses (b)	(1,093)	(75)	(423)	323	184	(16)	20	(1,080)	(1,062)

Total	$877	$82	$(12)	$323	$884	$97	$51	$2,302	$2,230

Province’s share of pension expense	$270	$40	$(5)	$323	$442	$97	$50	$1,217	$973

Interest expense

Interest on pension (asset)/liability (a)	-	-	-	231	-	3	24	258	284

Total pension expense of the Province	$270	$40	$(5)	$554	$442	$100	$74	$1,475	$1,257

(a)	As reported in pension plan financial statements or actuarial reports. Numbers in UAPP are net of employees’ share.

(b)	Numbers are adjusted to March 31, 2023.

(c)	Others includes the MSRP, PJAJPP, SFPP, SERP, MLAPP and PSMC.

Pension liabilities are based upon actuarial valuations performed at least triennially using the projected benefit method pro-rated on services and actuarial extrapolations performed at December 31, 2022 or March 31, 2023. The assumptions used in the valuations and extrapolations were adopted after consultation between the pension plan boards, the government and the actuaries, depending on the plan, and represent best estimates of future events. The non-economic assumptions include considerations such as mortality as well as withdrawal and retirement rates. The primary economic assumptions include salary escalation rate, discount rate and inflation rate. Each plan’s future experience will inevitably vary, perhaps significantly, from the assumptions. Any differences between the actuarial assumptions and future experience will emerge as gains or losses in future valuations. Gains and losses are amortized over the expected average remaining service lives of the related employee groups.

Government of Alberta | Annual Report 2022 – 23	77

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 14 (continued)

The date of actuarial extrapolation and primary economic assumptions used for accounting purposes were:

Plan	Latest valuation date	Latest extrapolation date	Salary escalation rate %	Inflation rate %	Discount rate (a) %

Teachers’ Pre-1992	31-Aug-22	31-Mar-23	-	3.5	3.2

Teachers’ Post-1992	31-Aug-22	31-Mar-23	1.8	2.0	6.2

PSMC (b)	31-Dec-20	31-Dec-22	-	2.0 - 3.5	3.2

UAPP	31-Dec-20	31-Mar-23	3.0	3.5	6.3

LAPP (c)	31-Dec-21	31-Dec-22	3.0	2.0 - 4.5	5.9

PSPP (d)	31-Dec-21	31-Dec-22	1.6 - 3.0	2.0	6.5

MLAPP (b)	31-Mar-23	N/A	-	2.0 - 3.5	3.2

MEPP (b)	31-Dec-21	31-Dec-22	3.0	2.0 - 3.5	6.0

PJAJPP (Unregistered) (b)	31-Mar-21	31-Mar-23	3.0	2.0 - 3.5	5.4

PJAJPP (Registered) (b)	31-Mar-21	31-Mar-23	3.0	2.0 - 3.5	5.3

MSRP (b)	31-Dec-21	31-Dec-22	3.0	2.0 - 3.5	5.8

SFPP (e)	31-Dec-21	31-Dec-22	2.0 - 2.8	2.0 - 4.5	5.8

(a)

The discount rate is used to measure the pension obligation. The discount rate used for Plans with assets is the expected rate of return on the assets based on their asset mix. The discount rate used for Plans with no assets is the Province’s average cost of borrowing.

(b)	Inflation rates: 2023 - 3.5%; 2024 and 2025 - 2.5%; thereafter - 2.0%.

(c)	Inflation rates: 2022 to 2024 - 4.5%; 2025 - 3.0%; 2026 - 2.5%; thereafter - 2.0%.

(d)	Salary escalation rate: 1.6% on April 1, 2022; 3.0% thereafter.

(e)	Salary escalation rate: 2.0% per year for three years from December 31, 2021 and 2.8% thereafter; and Inflation rates: 2022 - 4.5%; 2023 - 3.0%; 2024 - 2.5%; thereafter - 2.0%.

The actual return on major funded plans’ assets during the period ranges from negative 8.6% to positive 1.4% (2022: positive 7.7% to positive 19.1%). This range includes returns for LAPP, Teachers’ Post-1992 Plan, PSPP, MEPP, SFPP, PJAJPP (Registered) and UAPP.

A separate pension plan fund is maintained for each pension plan except for the Teachers’ Pre-1992 Pension Plan and the MLAPP. Each pension plan fund reports annually through financial statements.

Other Defined Benefit Plans

Long-Term Disability Income Continuance Plans

The Province administers two long-term disability income continuance plans. As at March 31, 2023, the Bargaining Unit Plan reported an actuarial deficit of $1 million (2022: surplus of $41 million) and the Management, Opted Out, and Excluded Plan reported an actuarial deficit of $2 million (2022: surplus of $7 million).

Accumulating Non-Vesting Sick Leave Liability

Sick leave benefits are paid by the Province without employees’ contributions and no assets are set aside to fund the obligation. The sick leave liability is based on an actuarial valuation as at March 31, 2023. As at March 31, 2023, the sick leave liability is $141 million (2022: $135 million). These liabilities are reported in accounts payable and other accrued liabilities (Schedule 11).

78	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

DEFERRED CONTRIBUTIONS	SCHEDULE 15

Deferred contributions represent funding or capital assets received from the GoC or other sources with stipulations or external restrictions related to the use of the funding or capital assets. Operating contributions are recognized as revenue when the funding is spent for the restricted purposes. Capital contributions are recognized as revenue over the estimated useful life of the underlying capital assets once constructed or acquired.

Unspent Deferred Contributions
	2023	2022
Deferred operating contributions	In millions

Deferred operating contributions beginning of year	$2,418	$2,701

Adjustment to the opening balance on adoption of the financial instruments related standards	95	-

Contributions restricted for operating	2,286	2,776

Other transfers and adjustments	(122)	(79)

Deferred operating contributions recognized as revenue	(2,579)	(2,980)

Deferred operating contributions end of year	2,098	2,418

Unspent deferred capital contributions

Unspent deferred capital contributions beginning of year	227	462

Contributions restricted for capital	114	335

Transfers to spent deferred capital contributions	(155)	(404)

Other transfers and adjustments	22	5

Deferred capital contributions recognized as revenue	(22)	(171)

Unspent deferred capital contributions end of year	186	227

Unspent deferred contributions end of year	$2,284	$2,645

Spent Deferred Capital Contributions
	2023	2022
	In millions

Spent deferred capital contributions beginning of year	$3,523	$3,034

Capital asset contributions received during the year	58	6

Cash contributions received/receivable per reimbursement arrangement	105	240

Transfers from unspent deferred capital contributions	155	404

Other transfers and adjustments	47	46

Deferred capital contributions recognized as revenue	(192)	(207)

Spent deferred capital contributions end of year	$3,696	$3,523

Government of Alberta | Annual Report 2022 – 23	79

CONSOLIDATED FINANCIAL STATEMENTS

TANGIBLE CAPITAL ASSETS	SCHEDULE 16

		General Capital Assets						Infrastructure Assets				2023	2022
												Total	Total (Restated) (Note 1)
				Computer				Provincial		Dams and

				hardware				highways,		water

				and		Sub	Land	roads and		management	Sub

	Land (b)	Buildings (c)	Equipment (d)	software	Other (e)	total	improvements (f)	airstrips (g)	Bridges	structures (h)	total
Estimated Useful Life	Indefinite	10-70 yrs	3-25 yrs	3-15 yrs	3-50 yrs		5-40 yrs	3-50 yrs	50-75 yrs	25-80 yrs
							In millions
Historical cost (i)
Beginning of year (a)	$2,934	$49,327	$7,589	$6,029	$1,446	$67,325	$742	$28,134	$2,602	$1,837	$33,315	$100,640	$96,961
Additions	36	1,782	460	373	48	2,699	56	1,065	88	205	1,414	4,113	4,119
Transfers and adjustments (j)	46	(75)	(10)	16	58	35	(8)	(27)	(4)	-	(39)	(4)	(24)
Disposals including write-downs	(22)	(178)	(115)	(102)	(13)	(430)	-	(7)	-	(1)	(8)	(438)	(416)
	2,994	50,856	7,924	6,316	1,539	69,629	790	29,165	2,686	2,041	34,682	104,311	100,640
Accumulated amortization
Beginning of year (a)	$-	$20,543	$5,634	$4,585	$1,103	$31,865	$430	$8,790	$942	$599	$10,761	$42,626	$40,385
Amortization expense	-	1,079	416	319	62	1,876	18	691	58	23	790	2,666	2,613
Transfers and adjustments (j)	-	(18)	2	3	(1)	(14)	-	-	-	-	-	(14)	(2)
Effect of disposals including write-downs	-	(120)	(115)	(61)	(8)	(304)	-	-	-	-	-	(304)	(370)
	-	21,484	5,937	4,846	1,156	33,423	448	9,481	1,000	622	11,551	44,974	42,626
Net book value as at
March 31, 2023	$2,994	$29,372	$1,987	$1,470	$383	$36,206	$342	$19,684	$1,686	$1,419	$23,131	$59,337
Net book value as at
March 31, 2022 (Restated, Note 1)	$2,934	$28,784	$1,955	$1,444	$343	$35,460	$312	$19,344	$1,660	$1,238	$22,554		$58,014
(a)	Historical cost and accumulated amortization, beginning of year, have been adjusted upon adoption of PS 3280 Asset Retirement Obligations (Note 1).

(b)	Land includes land acquired for parks and recreation, building sites, infrastructure and other program use. It does not include land held for resale or Crown lands acquired by right.

(c)	The cost of buildings under capital lease is $694 million (2022: $453 million).

(d)	Equipment includes SuperNet, vehicles, heavy equipment, fire protection equipment, office equipment and furniture, and other equipment.

(e)	Other tangible capital assets include leasehold improvements (amortized over the life of the lease).

(f)	Land improvements include parks development and grazing reserves.

(g)

Provincial highways and roads consist of original pavement, roadbed, drainage works and traffic control devices, and include secondary highways and bridges and some key arterial roadways within cities. Included in these numbers are $2,918 million (2022: $2,918 million) in historical cost and $507 million (2022: $435 million) in accumulated amortization for alternatively financed capital assets.

(h)

Dams and water management structures include dams, reservoirs, weirs, canals, dikes, ditches, channels, diversions, cut-offs, pump houses and erosion protection structures. Measurement uncertainty exists in the estimated useful life of dams and water management structures.

(i)	Historical costs include $4,805 million (2022: $5,059 million-restated) in construction in progress which will not be amortized until the tangible capital assets are completed and in use.

(j)	Transfers and adjustments relate to accounting policy alignments and reclassifications between capital asset categories.

80	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

TANGIBLE CAPITAL ASSETS	SCHEDULE 16 (continued)

The Province’s net book value of tangible capital assets by ministry is as follows:

	2023	2022 (a)
		(Restated)
		(Note 1)
	In millions

Ministries

Transportation and Economic Corridors	$22,899	$22,341

Health	10,328	10,057

Education	9,563	9,223

Advanced Education	8,715	8,776

Infrastructure	3,571	3,424

Seniors, Community and Social Services	1,397	1,376

Agriculture and Irrigation	1,005	995

Forestry, Parks and Tourism	877	851

Technology and Innovation	349	334

Other	633	637

	$59,337	$58,014

(a)

Effective October 24, 2022, the Lieutenant Governor in Council made the Establishment of Departments Order set out in the Appendix to Order in Council 361/2022, which authorized the change to some departments’ names and establishment of new departments. The comparatives were reclassified as if the new structure existed in the prior year.

ADJUSTMENTS TO NET ASSETS/LIABILITIES - OPERATING	SCHEDULE 17

	2023	2022
	In millions

Adjustment on adoption of the financial instruments related standards	$78	$-

Change in accumulated unrealized losses	-	(193)

Correcting adjustments (a)	-	90

Other	29	7

	$107	$(96)

(a)

In 2021-22, the Province recorded correcting adjustments comprising of $125 million increase in net assets for interest payable, $14 million decrease in net assets for cash and cash equivalents, and $21 million decrease in net assets for tangible capital assets.

Government of Alberta | Annual Report 2022 – 23	81

CONSOLIDATED FINANCIAL STATEMENTS

OVER-EXPENDITURE OF SPENDING AUTHORITIES	SCHEDULE 18

The authority of the Legislative Assembly is required before public monies from the General Revenue Fund can be used to fund the operations of the Government. The 2022-23 Government Estimates identifies the total requirements for public monies from the General Revenue Fund for the year. Approvals are provided in the form of annually approved limits through appropriations. Appropriations may be created by an appropriation act or other statute. Appropriations under an appropriation act must be created pursuant to a supply vote or set of supply votes. Supply votes are divided along departmental lines. During the year, expenditures were made under the four general types of supply votes: Expense, Capital Investment, Financial Transactions, and Contingency.

Details about the source and disposition of authorities and the details of departmental expenditures are provided in each Ministry’s Annual Report.

An encumbrance is incurred when, on a vote by vote basis, the total of actual disbursements in the 2022-23 fiscal year exceed the total estimate. As required by the Financial Administration Act, these amounts must be charged against the voted appropriation for the year ending March 31, 2024.

During the year, departments exceeded their supply votes as follows:

	Adjusted voted estimate	Voted actuals	Over expended	Explanation
Departments			In millions

Advanced Education

Financial Transactions	$980.1	$1,057.9	$(77.8)	Increase in the average award and demand for student loan disbursements.

Children’s Services

Financial Transactions	-	0.1	(0.1)	Additional spending for payments to the MLA for performing Minister duties.

Health

Expense	22,795.2	22,799.6	(4.4)	Higher than anticipated physician fee for service billings.

Infrastructure

Expense	862.7	868.2	(5.5)	Higher grant funding to support the construction or acquisition of schools and health facilities.

82	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 19

The financial results of the following entities are included in these financial statements:

GOVERNMENT COMPONENTS

Office of the Legislative Assembly and Offices of the Legislature

Office of the Legislative Assembly

Office of the Auditor General

Office of the Ombudsman

Office of the Chief Electoral Officer

Office of the Ethics Commissioner

Office of the Information and Privacy Commissioner

Office of the Child and Youth Advocate

Office of the Public Interest Commissioner

Departments (a)

Advanced Education

Affordability and Utilities

Agriculture and Irrigation

Children’s Services

Culture

Education

Energy

Environment and Protected Areas

Executive Council

Forestry, Parks and Tourism

Health

Indigenous Relations

Infrastructure

Jobs, Economy and Northern Development

Justice

Mental Health and Addiction

Municipal Affairs

Public Safety and Emergency Services

Seniors, Community and Social Services

Service Alberta and Red Tape Reduction

Skilled Trades and Professions

Technology and Innovation

Trade, Immigration and Multiculturalism

Transportation and Economic Corridors

Treasury Board and Finance

REGULATED FUNDS

Alberta Heritage Foundation for Medical Research Endowment Fund

Alberta Heritage Savings Trust Fund

Government of Alberta | Annual Report 2022 – 23	83

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 19 (continued)

Regulated Funds (continued)

Alberta Heritage Scholarship Fund

Alberta Heritage Science and Engineering Research Endowment Fund

Alberta Risk Management Fund

Alberta School Foundation Fund

Human Rights Education and Multiculturalism

Fund Land Stewardship Fund

Post-closure Stewardship Fund

Provincial Judges and Application Judges Reserve Fund (c)

Supplementary Retirement Plan Reserve Fund

Technology Innovation and Emissions Reduction Fund

Victims of Crime and Public Safety Fund

GOVERNMENT ORGANIZATIONS (b)

Agriculture Financial Services Corporation

Alberta Energy Regulator

Alberta Enterprise Corporation

Alberta Foundation for the Arts

Alberta Indigenous Opportunities Corporation

Alberta Innovates Corporation

Alberta Insurance Council

Alberta Investment Management Corporation

Alberta Pensions Services Corporation

Alberta Post-secondary Application System

Alberta Securities Commission

Alberta Social Housing Corporation

Alberta Utilities Commission

Canadian Energy Centre Ltd.

Gainers Inc.

Invest Alberta Corporation

Natural Resources Conservation Board

N. A. Properties (1994) Ltd.

Safety Codes Council

Travel Alberta Corporation

School Jurisdictions and Charter Schools

Almadina School Society

Aspen View School Division

Aurora School Ltd.

Battle River School Division

Black Gold School Division

Boyle Street Education Centre

Buffalo Trail School Division

84	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 19 (continued)

School Jurisdictions and Charter Schools (continued)

Calgary Arts Academy Society

Calgary Classical Inc.

Calgary Girls’ School Society

Calgary Roman Catholic Separate School Division

Calgary School Division

Canadian Rockies School Division

CAPE-Centre for Academic and Personal Excellence Institute

Chinook’s Edge School Division

Christ the Redeemer Catholic Separate School Division

Clearview School Division

Connect Charter School Society

East Central Alberta Catholic Separate School Division

East Central Francophone Education Region

Edmonton Catholic Separate School Division

Edmonton School Division

Elk Island Catholic Separate School Division

Elk Island School Division

Evergreen Catholic Separate School Division

Foothills School Division

Fort McMurray Roman Catholic Separate School Division

Fort McMurray School Division

Fort Vermilion School Division

Foundations for the Future Charter Academy Charter School Society

Golden Hills School Division

Grande Prairie Roman Catholic Separate School Division

Grande Prairie School Division

Grande Yellowhead School Division

Grasslands School Division

Greater North Central Francophone Education Region

Greater St. Albert Roman Catholic Separate School Division

High Prairie School Division

Holden Rural Academy

Holy Family Catholic Separate School Division

Holy Spirit Roman Catholic Separate School Division

Horizon School Division

Lakeland Roman Catholic Separate School Division

Lethbridge School Division

Living Waters Catholic Separate School Division

Livingstone Range School Division

Medicine Hat Roman Catholic Separate School Division

Medicine Hat School Division

Government of Alberta | Annual Report 2022 – 23	85

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 19 (continued)

School Jurisdictions and Charter Schools (continued)

Mother Earth’s Children’s Charter School Society

New Horizons Charter School Society

New Humble Community School Association

Northern Gateway School Division

Northern Lights School Division

Northland School Division

Northwest Francophone Education Region

Palliser School Division

Parkland School Division

Peace River School Division

Peace Wapiti School Division

Pembina Hills School Division (including Alberta Distance Learning Centre)

Prairie Land School Division

Prairie Rose School Division

Red Deer Catholic Separate School Division

Red Deer School Division

Rocky View School Division

St. Albert School Division

St. Paul School Division

St. Thomas Aquinas Roman Catholic Separate School Division

Southern Francophone Education Region

STEM Innovation Academy Society

Sturgeon School Division

Suzuki Charter School Society

Valhalla School Foundation

Westmount Charter School Society

Westwind School Division

Wetaskiwin School Division

Wild Rose School Division

Wolf Creek School Division

Post-secondary Institutions

Alberta University of Arts

Athabasca University

Banff Centre

Bow Valley College

Keyano College

Lakeland College

Lethbridge College

MacEwan University

Medicine Hat College

86	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 19 (continued)

Post-secondary Institutions (continued)

Mount Royal University

NorQuest College

Northern Alberta Institute of Technology

Northern Lakes College

Northwestern Polytechnic

Olds College

Portage College

Red Deer Polytechnic

Southern Alberta Institute of Technology

University of Alberta

University of Calgary

University of Lethbridge

Alberta Health Services and Other Health Entities (b)

Alberta Health Services

Health Quality Council of Alberta

The following organizations are accounted for on the modified equity basis in these financial statements:

GOVERNMENT BUSINESS ENTERPRISES (b)

Alberta Gaming, Liquor and Cannabis Commission

Alberta Petroleum Marketing Commission

ATB Financial

Balancing Pool

Credit Union Deposit Guarantee Corporation

(a)

Effective October 24, 2022, the Lieutenant Governor in Council made the Establishment of Departments Order set out in the Appendix to Order in Council 361/2022, which authorized the change to some departments’ names and establishment of new departments.

(b)	Subsidiaries of government organizations and government business enterprises are not included in the list.

(c)

The Provincial Judges and Application Judges Reserve Fund was previously known as the Provincial Judges and Masters in Chambers Reserve Fund, with the name change approved under Order in Council 248/2022.

Government of Alberta | Annual Report 2022 – 23	87

CONSOLIDATED FINANCIAL STATEMENTS

Glossary (Unaudited)

Absolute return strategies: Absolute return strategies (hedge funds) encompass a wide variety of investments with the objective of realizing positive returns regardless of the overall market direction.

A common feature of many of these strategies is buying undervalued securities and selling short overvalued securities. Some of the major types of strategies include long/short equity, merger arbitrage, fixed income arbitrage, macroeconomic strategies, convertible arbitrage, distressed securities and short selling.

Accrued interest: Interest income that has been earned but not paid in cash at the financial statement date.

Alternative investments: Investments considered outside of the traditional asset class of stocks, bonds and cash. Examples include hedge funds, private equities, private income, timberland and asset-backed commercial paper.

Amortized cost: Amortized cost is the amount at which a financial asset or a financial liability is measured at initial recognition minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, and minus any reduction (directly or through the use of an allowance account) for impairment or uncollectability.

Ask price: The price that a seller is willing to accept for a security, also known as the offer price.

Asset retirement obligations: Asset retirement obligations are legal obligations associated with the retirement of a tangible capital asset. Asset retirement activities include all activities relating to an asset retirement obligation. These may include, but are not limited to:

•  Decommissioning or dismantling a tangible capital asset that was acquired, constructed or developed;

•  Remediation (cleanup) of contamination of a tangible capital asset created by its normal use;

•  Post-retirement activities such as monitoring; and

•  Constructing other tangible capital assets to perform post-retirement activities.

Asset mix: The percentage of an investment fund’s assets allocated to major asset classes (for example 50% equities, 30% interest-bearing securities and 20% inflation sensitive and alternative investments).

Bid price: The price that a buyer is willing to pay for a security.

Carrying Value: A measure of value for the assets presented on the Statement of Financial Position. The carrying value represents the asset value in cost, amortized cost, a mix of cost and fair value, net book value or net present value.

Cash equivalents: Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investing or other purposes.

Cost escalation technique: A method whereby a liability is initially recorded at today’s estimated cost to settle, without applying present value techniques. Reflects an approximation of today’s required cash flows to settle or otherwise extinguish the liability. Subsequent re-measurement of the liability at each financial statement date may be based on accepted escalator methodologies or re-assessments. For example, the effects of inflation or other documented evidence.

Credit risk: The risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

Currency risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Sometimes referred to as foreign currency risk.

Debenture: A financial instrument showing a debt where the issuer promises to pay interest and repay the principal by the maturity date. It is usually unsecured, meaning there are no liens or pledges on specific assets.

Debt servicing cost: Debt servicing cost consists of interest paid on various forms of government debt.

Defined benefit pension plan: A pension plan that specifies either the benefits to be received by an employee, or the method of determining those benefits, such as a pension benefit equal to 2.0% of the average of the five highest consecutive years’ salary times the total years of service.

88	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Glossary (continued)

Derecognition: The removal of previously recognized financial assets or financial liabilities from a government’s statement of financial position.

Derivative contract: Financial contracts, the value of which is derived from the value of underlying assets, indices, interest rates, or currency rates. They usually give rise to a financial asset of one party and a financial liability or equity instrument of another party, require no initial net investment and are settled at a future date.

A derivative contract has the following three characteristics:

•  Its value changes in response to the change in a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, or credit rating or other variable;

•  It requires no initial net investment or the initial investment is smaller than would be required for other types of contracts that would be expected to have a smaller response to changes in market factors; and

•  It is settled in the future.

Discount/Premium: The difference between the price of a bond and its par or face value, when it is bought or sold for lower or higher than the par or face value. Because bond price fluctuates with prevailing market interest rates, price will differ from the face value. For example, if market interest rates are higher than the coupon rate, the bond is bought or sold at a discount to adjust the bond’s yield to market rates. Conversely, if market interest rates are lower than the coupon rate, the bond is bought or sold at a premium to adjust the bond’s yield to market rates.

Effective interest method: It is a method of calculating the amortized cost of a financial asset or a financial liability (or group of financial assets or financial liabilities) and of allocating the interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount of the financial asset or financial liability.

Emerging market: An economy in the early stages of development, with markets of sufficient size and liquidity and receptive to foreign investment.

Endowment funds: Endowment funds generally are established by donor gifts and bequests to provide a permanent endowment, which is to provide a permanent source of income, or a term endowment, which is to provide income for a specified period. The principal restriction is that the original contribution should be maintained intact in perpetuity. The income generated from the endowments may or may not be restricted in how it is used.

Fair value: The amount of consideration agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act. Fair value is similar to market value.

Financial asset: Assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations. A financial asset could be cash, a right to receive cash or another financial asset from another party, a right to exchange financial instruments with another party under conditions that are potentially favourable or equity of another entity.

Financial instruments: They are any contracts that give rise to financial assets of one entity and financial liabilities or equity instruments of another entity.

Financial liabilities: They are any liabilities that are contractual obligations: (a) to deliver cash or another financial asset to another entity; or (b) to exchange financial instruments with another entity under conditions that are potentially unfavourable to a government.

First-in, first-out: A method of valuing inventory where the cost of the first goods purchased or acquired is the cost assigned to the first goods sold. Therefore, the cost allocated to the inventory items on hand at the end of the period is the cost of those items most recently acquired.

Fixed income instrument: Interest-bearing instrument that provides a return in the form of fixed periodic payments and eventual return of principal at maturity, or money market instrument such as treasury bills and discount notes.

Floating rate: An interest rate that is reset periodically, usually every couple of months or sometimes daily.

Government business enterprise: A government organization that is a separate legal entity with the power to contract in its own name and that can sue and be sued; has been delegated the financial and

Government of Alberta | Annual Report 2022 – 23	89

CONSOLIDATED FINANCIAL STATEMENTS

Glossary (continued)

operational authority to carry on a business; sells goods and services to individuals and organizations outside of the government reporting entity as its principal activity; and can, in the normal course of its operations, maintain its operations and meet its liabilities from revenues received from sources outside of the government reporting entity.

Hedging: An activity designed to manage exposure to one or more risks.

Interest rate risk: Interest rate risk represents the risk that the fair value or future cash flows of a financial asset or financial liability will fluctuate because of changes in market interest rates.

Liquidity: The ease with which an asset can be turned into cash and the certainty of the value it will obtain.

Liquidity risk: The risk that a government may encounter difficulty in meeting obligations associated with financial liabilities and operational requirements.

Market risk: Market risk represent the risk that changes in market prices, such as foreign exchange rates, interest rates and prices of investment securities, will affect a government’s revenue or the value of its financial assets and liabilities. Market risk comprises three types of risk: currency risk, interest rate risk and price risk.

Modified equity: Under the modified equity method, the equity method of accounting is modified only to the extent that the government business enterprise’s accounting policies are not adjusted to conform with those of the government. Thus, the government aggregates a government business enterprise’s net assets and net income by adjusting the investment shown in the government’s statement of financial position and by presenting the net income as a separate item on the government’s statement of operations.

Net realizable value: The selling price less the estimated costs of completion and costs necessary to make the sale.

Non-financial assets: Assets that are acquired, constructed or developed and do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services; may be consumed in the normal course of operations; and are not for sale in the normal course of operations.

Onerous contract: A contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Operational risk: The risk that results from internal human and system errors or inadequate processes and controls.

Other comprehensive income from government business enterprises: It comprises items of income and expense (including reclassification adjustments) that are not recognized in the profit or loss of the government business enterprise’s Statement of Income (loss). Government Business Enterprise’s other comprehensive income is reported in the Consolidated Statement of Remeasurement Gains and Losses.

Other-than-temporary loss: A significant or prolonged decline in the fair value of an investment below its carrying value is evidence of an other-than-temporary loss in value of an investment.

Par value: A value set as the face or principal amount of a security, typically expressed as multiples of $100 or $1,000. Bondholders receive par value for their bonds at maturity.

Prepaid expenses: An expenditure that is paid for in one accounting period, but which will not be entirely consumed until a future period. Consequently, it is carried on the government’s statement of financial position as an asset until it is consumed.

Present value: Today’s value of one or more future cash payments, determined by discounting the future cash payments using interest rates.

Present value technique: A method for evaluating the current value of future sum of money or stream of cash flow given a specified rate of return. The method accounts for the time value of money.

Price risk: Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. Price risk is influenced by the geopolitical environment, economic conditions and changes in the regulatory environment.

Prior year expenditure refunds: When recoveries of overpayments occur in the current year that are

90	Government of Alberta | Annual Report 2022 – 23

CONSOLIDATED FINANCIAL STATEMENTS

Glossary (continued)

related to an expenditure of prior years, the recovery is accounted for as revenue of the current year.

Private equity: An ownership interest in a privately held company.

Public private partnership (P3): A legally binding contract between the Province and one or more public or private partners for the provision of assets and the delivery of services that allocates responsibilities and business risks among the various partners.

Realized gains and losses: Gains or losses are realized when investments are sold at a price over or below its book value and selling costs.

Refinancing risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate due to refinancing.

Remeasurement gains and losses: Revenues and expenses recognized in the Consolidated Statement of Remeasurement Gains and Losses arising when prior to an item’s settlement, an exchange gain or loss is recognized; and when financial instruments in the fair value category are remeasured.

Segment: A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the financial statements identify the resources allocated to support the major activities of the government.

Settlement risk: The risk that arises from non-simultaneous payment exchanges (late or missed payments).

Spent deferred capital contributions: Spent deferred capital contributions represent the total net book value of contributed tangible capital assets and the portion of capital funding that has been expended on acquisition of tangible capital assets.

SUCH: It is an acronym for schools, universities, colleges and hospitals.

SuperNet: The Alberta SuperNet is a network of fibre-optic cables and wireless connections across Alberta. The SuperNet was built to connect public institutions (schools, hospitals, colleges, universities, libraries, and municipal offices) to a broadband network for high-speed Internet access, video conferencing and other services.

Unspent deferred contributions: Unspent deferred contributions consist of two components: unspent deferred operating contributions and unspent deferred capital contributions. These unspent deferred contributions represent the funding received by the government and not yet used in accordance with relevant stipulations or restrictions.

Yield curve: A graphic line chart that shows interest rates at a specific point for all securities having equal risk but different maturity dates.

Government of Alberta | Annual Report 2022 – 23	91

CONSOLIDATED FINANCIAL STATEMENTS

92	Government of Alberta | Annual Report 2022 – 23

Performance Results

Government of Alberta | Annual Report 2022 – 2023	93

PERFORMANCE RESULTS

Management’s Responsibility for Reporting	95

Executive Overview	96

Alberta’s Affordability Action Plan	103

Priority One: Enhancing Government services now and for the future	106

Performance Indicators	121

Performance Indicator: High school completion rate	121

Performance Indicator: Post-secondary transition rate	122

Performance Indicator: Annual number of surgeries provided	123

Performance Indicator: Unplanned mental health readmissions to hospital	124

Priority Two: Growing Alberta’s economy	125

Performance Indicators	138

Performance Indicator: Enrollment in facility-based child care programs, family day home, innovative and group family child care	138

Performance Indicator: Private sector employment	139

Performance Indicator: Long-term unemployment rate	140

Performance Indicator: Wages and salaries growth	141

Performance Indicator: Non-residential investment in Alberta	142

Performance Indicator: Upstream oil and gas investment	143

Performance Indicator: Venture capital investment in Alberta	144

Performance Indicator: Non-energy exports (excluding primary oil and gas production)	145

Performance Indicator: Energy goods exports	146

Priority Three: Fiscal sustainability	147

Performance Indicators	149

Performance Indicator: Net Debt to GDP in Alberta and comparator provinces (Quebec, Ontario, B.C.)	149

Performance Indicator: Per capita expenditure with comparator provinces (Quebec, Ontario, B.C.)	150

Performance Indicators – Sources and Notes	151

94	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

Management’s Responsibility for Reporting

The Performance Results section of the Government of Alberta Annual Report is prepared by the Senior Assistant Deputy Minister, Treasury Board Secretariat under the general direction of the Deputy Minister of Treasury Board and Finance, as authorized by the President of Treasury Board and Minister of Finance pursuant to Section 8 of the Fiscal Planning and Transparency Act (the Act). Government of Alberta is responsible for the integrity and objectivity of information contained therein.

Under Section 8 of the Act, Government of Alberta is to prepare and make public on or before June 30 of each year an annual report for the Province of Alberta for the fiscal year ending on the preceding March 31. The annual report must include a comparison of the actual performance results to the targets included in the Government of Alberta Strategic Plan and an explanation of any significant variances. Performance Results is prepared in accordance with this requirement and is published with the consolidated annual report of Government of Alberta that forms part of the Public Accounts.

In order to meet Government of Alberta reporting requirements, the Senior Assistant Deputy Minister, Treasury Board Secretariat obtains performance results relating to each ministry as necessary. Deputy Heads in each ministry are responsible for maintaining management and internal control systems to ensure that the information provided by their ministry for presentation in Performance Results, including performance measure reporting and results reporting for key initiatives and activities, is prepared in accordance with the following criteria:

•	Reliable – information used in applying performance measure methodologies agrees with the underlying source data for the current and prior years’ results.

•	Understandable – the performance measure methodologies and results are presented clearly.

•	Comparable – the methodologies for performance measure preparation are applied consistently for the current and prior years’ results.

•	Complete – outcomes, performance measures and related targets match those included in the ministry’s Budget 2022.

The Government of Alberta Annual Report is tabled in the Legislature as a part of the Public Accounts and is referred to the Standing Committee on Public Accounts of the Legislative Assembly.

[Original signed by]

Katherine White

Deputy Minister of Treasury Board and Finance

June 6, 2023

Government of Alberta | Annual Report 2022 – 2023	95

PERFORMANCE RESULTS

Executive Overview

Performance Results 2023 reports on government’s priorities and objectives as identified in the 2022-23 Government of Alberta Strategic Plan, which are part of Budget 2022 tabled in February 2022. Performance Results delivers on government’s commitment to openness and accountability by reporting on more than just financial information. This report, in concert with the Consolidated Financial Statements, Key Results and Ministry Annual Reports, allows Albertans to assess if government has achieved its commitments and understand government’s progress towards achieving its priorities.

While the economic and fiscal situation improved substantially in 2022-23, resulting in government reporting a surplus for the second consecutive year, many Albertans and Alberta businesses faced higher costs of living due to increased inflation. Government focused attention on providing affordability measures to assist with these costs, lowering the impact of inflation for Albertans in comparison to the rest of the country.

Key highlights

Alberta’s Affordability Action Plan

•	Developed and implemented the Affordability Action Plan, one of the most comprehensive packages of inflation relief measures anywhere in Canada.

•

Overall, a total of $2.9 billion in affordability supports was provided in the 2022–23 fiscal year to cut costs for all Albertans and Alberta businesses, and provide additional targeted inflation relief to families, seniors and vulnerable Albertans.

Enhancing government services now and for the future

•	All surgeries postponed due to COVID-19 were completed and the adult surgical waitlist was reduced by more than 7,000 patients to below pre-pandemic levels.

•

Government provided $61 million to create 50 ICU beds across Alberta and 392 health worker positions were filled to support the new beds, and $509.1 million was spent to improve Emergency Medical Services (EMS), including adding 19 new ambulances to the system, hiring 457 new staff and achieving a 31 per cent improvement in EMS response time.

•

Construction of the Calgary Cancer Centre was completed, providing critical additional cancer care capacity in Calgary. The Red Deer Regional Hospital redevelopment project was completed to help meet current and emerging acute health-care needs in the region.

•	Government spent $488 million on construction of school facilities and $44.8 million on the modular classroom program; 16 school capital projects and 132 modular classrooms were completed.

96	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

•

Government supported charter school and collegiate program expansions to increase educational options for students; in addition, $49 million was spent in 2022-23 on the Targeted Enrolment Expansion program, creating 2,658 new seats in high-demand post-secondary programs.

•

Government provided a $250 million loan guarantee between 23 Indigenous Nations and Enbridge in the purchase of seven major pipelines, the largest Indigenous energy partnership in North America to date, which will support Indigenous economic prosperity for years to come.

•	Government established the Big Island Provincial Park through a partnership with the City of Edmonton and Enoch Cree Nation.

•

Government designated September 30 as the Day for Truth and Reconciliation and unveiled plans for a Reconciliation Garden on the Alberta legislature grounds to commemorate residential school survivors.

•

Government spent $48 million to provide critical assistance to Ukrainian evacuees fleeing Russia’s invasion of Ukraine, including emergency supports and services to help them settle and integrate into Alberta communities. Government also committed to match funding up to $1 million for humanitarian aid to help Türkiye and Syria after multiple earthquakes devastated those countries.

Growing Alberta’s economy

•	Alberta led the country in interprovincial migration in 2022 in part due to the success of the Alberta is Calling campaign to attract skilled workers to Alberta and Alberta’s lower cost of living.

•	Government spent $524.9 million on hundreds of projects on Alberta’s vital economic corridors and trade highways, supporting more than 13,000 jobs across the province.

•

Government delivered the Alberta at Work Initiative, spending $270 million in 2022-23 to attract workers to the province, provide Albertans access to skilled training and career growth programming, and help all Albertans find employment.

•

In 2022-23, an additional 9,584 licensed child-care spaces were created for children newborn to kindergarten age and a subsidy was ,provided for 74,143 children to increase access to affordable child care, enabling parents to participate fully in Alberta’s job market.

•	Passed the Labour Mobility Act that supports the seamless movement of out-of-province certified professional workers to Alberta to meet the province’s labour needs and spur economic growth.

•	As of March 2023, government achieved a cumulative 31.5 per cent net reduction in regulatory requirements since May 1, 2019, saving Albertans and Alberta business $2.6 billion.

•	Government continued to defend Alberta’s interests within Canada, including by standing up for the energy sector, advocating for a fair deal under equalization and protecting responsible gunowners.

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PERFORMANCE RESULTS

Fiscal sustainability

•	Government ensured responsible management of the province’s finances by continuing to fund the programs Albertans rely on while achieving an overall surplus of $11.6 billion.

•	Government paid down $13.4 billion of maturing debt in 2022-23.

•

In 2022-23, the Sustainable Fiscal Planning and Reporting Act was introduced and passed, which established a new fiscal framework to guide future decision-making with rules to ensure sustainable spending growth with requirements on how surplus cash is to be allocated towards debt repayment, savings or one-time investments.

•

Government ratified an agreement with the Alberta Medical Association in 2022 to provide stability in the health-care system with $250 million allocated over four years to support practice viability and recruitment and retention of family physicians and specialists in communities facing issues.

•	The Municipal Sustainability Initiative provided $485 million to support communities’ local projects for a range of services and municipal infrastructure across the province.

Further explanation of government’s performance results can be found in individual ministry annual reports, each of which contain specific sections devoted to identifying ministry actions that directly support the priorities in the 2022-25 Government of Alberta Strategic Plan. The Government of Alberta Annual Report should be considered in conjunction with each ministry annual report. Together, these documents provide a comprehensive overview of government’s results.

98	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

Priority One: Protecting lives

Objectives

1.	Ensuring a resilient and modernized health-care system that provides cost-effective, accessible and high-quality health care for Albertans

Status: Ongoing - Government took action to improve performance of the health-care system that supports patients receiving care when and where they need it while setting clear measurement to reduce EMS response times and wait times at emergency departments and for surgeries.

2.	Providing quality education and skills development to Albertans

Status: Ongoing - Alberta continued to focus on providing high-quality education with a particular focus on supporting students transitioning from secondary to post-secondary education and into the workforce.

3.	Supporting Albertans most in need

Status: Ongoing - Government partnered with community and civil societies to support Alberta’s most vulnerable citizens with access to services and enhanced social assistance for seniors, persons with disabilities and low-income Albertans.

4.	Enhancing the justice system to make it fairer, faster and more effective

Status: Ongoing - Alberta continued to make innovations in the justice system to make it more efficient and to better serve Albertans, as well as passing reforms to increase police transparency and strengthen supports for victims of crime.

5.	Ensuring the health and integrity of Alberta’s environment and ecosystem

Status: Ongoing - Government continued to deliver programming to protect Alberta’s natural habitat while making targeted investments to reduce emissions through the Technology Innovation and Emissions Reduction fund.

Performance Indicators

High school completion rate

Status: Improving - In 2021-22, more than 88 per cent of students completed high school within five years of entering Grade 10.

Post-Secondary transition rate

Status: Stable - In 2021-22, almost 60 per cent of Alberta’s high school students made the transition to post-secondary within six years of entering Grade 10.

Annual number of surgeries provided

Status: Increasing - In 2022-23, 292,500 scheduled and emergency surgeries were completed, reflecting progress towards expanding surgical capacity as per the Alberta Surgical Initiative and Health Care Action Plan.

Unplanned mental health readmissions to hospitals

Status: Increasing - In 2021-22, 13 per cent of mental health patients had unplanned readmission to hospital within 30 days of discharge, reflecting an increasing trend seen both in Alberta and in other jurisdictions across Canada.

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PERFORMANCE RESULTS

6.	Partnering with Indigenous Peoples to pursue opportunities

Status: Ongoing - Through the Alberta Indigenous Opportunities Corporation, First Nations Development Fund and other programs, government is partnering with Indigenous communities to pursue economic opportunities and advance efforts towards reconciliation.

7.	Building better communities

Status: Ongoing - Government invested in community social services, broadband infrastructure, culture and the arts to improve Alberta communities and enhance the quality of life for Albertans.

Priority Two: Growing Alberta’s economy

Objectives

1.	Attracting investment and growing the economy

Status: Ongoing - Alberta continues to attract investment and skilled workers to Alberta. Government also took action to diversify Alberta’s economy that leverages strengths in energy, agriculture and forestry, and invests in new and emerging sectors.

2.	Connecting Albertans with family-supporting jobs

Status: Ongoing - Government delivered a broad suite of training programs to support Albertans with career growth and skills development while taking action to reduce barriers for skilled professions.

3.	Reducing red tape

Status: Ongoing - Government continued working towards achieving a one-third target to reduce the regulatory burden and initiated a new focus in 2022-23 to begin work to reduce wait times for permits and licenses.

Performance Indicators

Enrollment in facility-based child care programs, family day home, innovative and group family child care

Status: Increasing - The total number of children enrolled in a licensed child care program in 2022-23 stood at 148,861.

Private sector employment

Status: Improving - Private sector employment grew 7.8 per cent between 2021 and 2022, from 1,472,000 to 1,587,000 private sector employees.

Long-term unemployment

Status: Improving - The share of unemployed Albertans who were long-term unemployed fell from 36 per cent in 2021 to 21 per cent in 2022.

Wages and salaries growth

Status: Increasing - Wages and salaries in Alberta grew 8.9 per cent year-over-year in 2022 and continue to show strong recovery following the COVID-19 pandemic. Full-time employment growth stood at five per cent between December 2021 and December 2022, above the national average.

100	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

4.	Standing up for Alberta’s natural resources

Status: Ongoing - Government continued to address misinformation and promote Alberta as a responsible partner for energy development, and promote Alberta’s strong record on environmental, social and governance (ESG) actions and competitive regulatory environment.

5.	Advancing a fair deal for Alberta

Status: Ongoing - Alberta continued to assert its interest through intergovernmental forums and in pursuing new markets for Alberta goods. Alberta also stood up to the federal government in areas related to equalization, environmental assessment and gun ownership.

Non-residential investment in Alberta

Status: Increasing - Alberta’s non-residential sector per capita capital investment was $14,000 in 2022, a year-over-year increase of 11.5 per cent from 2021, driven in part by strong economic growth and Alberta’s competitive tax environment.

Upstream oil and gas investment

Status: Increasing - Upstream oil and gas investment in Alberta saw continued recovery after suffering significant declines during the COVID-19 pandemic. In 2022, investment grew to $24.6 billion, an increase of 29 per cent from 2021.

Venture capital investment in Alberta

Status: Increasing - Alberta achieved a new record high by attracting $729 million in capital investment through 85 deals.

Non-energy exports (excluding primary oil and gas production)

Status: Increasing - The value of Alberta’s non-energy exports grew 18.3 per cent between 2021 and 2022 to reach a record high of $45.6 billion in 2022.

Energy goods exports

Status: Increasing - The value of Alberta’s energy goods exports surged nearly 60 per cent year-over-year between 2021and 2022 to a record level of $158.3 billion.

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PERFORMANCE RESULTS

Priority Three: Fiscal accountability

Objectives

1.	Providing value for each tax dollar spent

Status: Ongoing - Responsible fiscal management and strong revenue allowed the province to achieve a surplus in 2022-23 with projected surpluses in future fiscal years and allowed government to pay off a significant amount of maturing debt. Alberta leads the nation with the lowest net debt-to-GDP ratio and per capita expenditure is becoming more closely aligned with comparator provinces.

Performance Indicators

Net Debt to GDP in Alberta and comparator provinces

Status: Improving - In 2022-23, Alberta remained the least-indebted Canadian province and lower its net-debt-to GDP to 9.8 per cent.

Per capita expenditure with comparator provinces (Quebec, Ontario, B.C.)

Status: Improving - Between 2018-19 and 2021-22, the gap with comparator provinces narrowed from over $2,000 per capita to approximately $200 per capita. Budget 2023 forecasts that Alberta will be within or below the range of comparators’ per capita spending.

102	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

Alberta’s Affordability Action Plan

The Government of Alberta’s commitment to fiscal sustainability, growing Alberta’s economy and enhancing government services now and for the future ensured that the province’s economy recovered strongly in 2022-23 from the COVID-19 downturn. At the same time, in the wake of the pandemic and Russia’s invasion of Ukraine in February 2022, inflation rates surged in Canada and throughout the rest of the world. As a result, many Albertans struggled with high prices for basic necessities, including food, housing, utilities and fuel.

Government made it a priority to offset the impacts of high inflation in the province and keep Alberta affordable for Albertans. In November 2022, government launched the Affordability Action Plan, one of the most comprehensive packages of inflation relief measures anywhere in Canada. The Ministry of Affordability and Utilities leads and coordinates the inflation relief measures in the province. The Affordability Action Plan focused on measures to cut costs for all Albertans and Alberta businesses, and to provide additional targeted inflation relief to families, seniors, and vulnerable Albertans. Overall, the government provided a total of $2.9 billion in affordability supports in the 2022–23 fiscal year, including over $200 million provided in loans to electricity providers for deferral accounts. Following are highlights of affordability measures implemented in 2022-23:

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Alberta resumed indexation of the personal income tax system for inflation beginning in the 2022 tax year, ensuring that income thresholds for certain tax rates automatically increase with inflation. From January 2022 to March 31, 2023, Albertans saved $304 million through the indexation of the personal income tax system. Many Albertans saw lower tax withholdings on their paycheques and received larger refunds or owed less tax on their 2022 personal income tax returns as a result.

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The Fuel Tax Relief Program was introduced in April 2022 to provide relief to Albertans from high fuel prices. In January 2023, government completely paused collection of the fuel tax, saving Albertans 13 cents per litre on gasoline and diesel, and four cents per litre on marked gasoline and diesel through the Alberta Farm Fuel Benefit Program. Government announced the full fuel tax exemption will be extended until December 31, 2023. This program saved Albertans and Alberta businesses $850 million in 2022.

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The insurance rates on private passenger vehicles were paused until the end of 2023, and government required insurance companies to provide premium payment plan options in response to Albertans’ concerns about the affordability of auto insurance and the challenges faced by some Albertans with having to fully pay their annual auto insurance premiums upfront.

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The Affordability Payments Program provided direct payments of up to $600 over six months from January to June in 2023 to more than one million eligible Albertans, including seniors and families with adjusted household income of less than $180,000, and vulnerable people living on core-benefit programs such as Assured Income for Severely Handicapped (AISH), Income Support, Alberta Seniors Benefit (ASB), and the Persons with Developmental Disabilities (PDD) program. The affordability payments were subsequently expanded to Albertans receiving the Canada Pension Plan Disability Benefit who were not already receiving affordability payments through the other eligible core support programs.

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The Affordability Portal was launched in January 2023 and is an easy-to-use digital application system that is accessible to Albertans 24/7 to process applications to the Affordability Payments Program. Out of the one million Albertans enrolled in the Affordability Program, over 700,000 were enrolled through the Affordability Portal. Almost 300,000 Albertans were automatically enrolled in the Affordability Payments Program based on their participation in these programs.

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PERFORMANCE RESULTS

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Effective January 1, 2023, monthly benefits for vulnerable Albertans were increased by six per cent to match the rate of inflation. Rates for AISH, Income Support, the ASB and Alberta Child and Family Benefit rates were all included in this increase, and government committed to continue to index these programs with inflation so the benefit amounts for vulnerable Albertans keep up with the changing cost of living.

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Government provided $13.7 million in 2022-23 to support low-income transit programs throughout the province. Through partnerships with municipalities, these programs provide monthly transit passes at subsidized rates. This included just over $4 million each to Calgary and Edmonton to provide their low-income transit pass programs through 2022-23. $2.1 million was used to expand low-income transit pass programs to a further 11 municipalities. Funding of $3.5 million was also provided to Healthy Aging Alberta to support transportation services for seniors with mobility constraints in rural Alberta. Government has allocated $16 million to fund low-income transit programs across Alberta in 2023-24.

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In 2022-23, government provided $10 million in food security funding to food banks and civil society organizations, through the Family and Community Support Services Association of Alberta, to ensure these organizations have enough resources to support the communities and families they serve. This funding included $2.8 million to enable food banks to purchase and transport food and help pay for front line staff, $2.9 million to eligible civil society organizations through the Food Security Grant and $3.4 million to match donations made by Albertans. In addition, $510,000 was provided to Food Banks Alberta to support capacity building work within Alberta’s network of food banks.

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In December 2022, government launched the Affordability Housing Partnership Program to develop mixed-income housing models for low-income families, seniors, vulnerable Albertans, veterans, victims of violence, and Indigenous families. Government announced $54 million to support 17 approved projects in nine communities across Alberta over a three-year period.

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Operators of long-term care facilities received $20.6 million to help offset inflationary increases to accommodation charges for residents of continuing care. This support made accommodation charges more affordable for residents and shielded them from the full cost-of-living pressures associated with high inflation.

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The Natural Gas Rebate Program was launched on October 1, 2022, to help Albertans pay for high winter heating costs, and in November 2022,the program was made permanent year-round under the Affordability Action Plan. The program provides price protection for more than 1.6 million Alberta households, small apartment buildings, farms, and small industrial and commercial operations. This program allows for automatic rebates applied on utility bills any time regulated natural gas rates exceed the trigger price of $6.50 per gigajoule. In 2022-23, regulated natural gas providers did not charge more than $6.50 per gigajoule during the initial program period, October 2022 to February 2023; subsequently, rebates were not issued.

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In April 2022, the Government of Alberta announced the Electricity Rebate Program to help eligible Albertans pay for high electricity costs during the winter of 2022. In total, $626 million in rebates were provided in 2022-23 to approximately 1.9 million homes, farms and businesses. Rebates of $500 were applied on power bills between July 2022 and April 2023. This includes $50 rebates from July to December 2022, $75 rebates in January and February 2023, and $25 rebates in March and April 2023.

104	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

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The Regulated Rate Option (RRO) Stability Program was introduced to protect consumers from high winter utility rates by setting a temporary ceiling on the RRO rate of 13.5 cents per kilowatt hour for January, February and March 2023. Utility providers deferred any costs above the price ceiling until the end of March 2023, after which they will recover those costs over a 21-month “levelized” recovery period, which will occur from April 2023 to December 2024.

Not only did the actions under the Affordability Action Plan provide much-needed inflation relief to Albertans, several of the actions, including fuel tax relief, electricity rebates and the RRO Stability Program contributed to lowering the price of these commodities for consumers, which helped to reduce the overall inflation rate in Alberta. Alberta’s overall “all-items” Consumer Price Index (CPI) inflation rate for 2022-23 was six per cent, which is lower than Canada’s all-items CPI inflation rate of 6.6 per cent for the same period.

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PERFORMANCE RESULTS

Priority One: Enhancing Government services now and for the future

As Alberta emerged from the COVID-19 pandemic, government remained committed to enhancing government services, while also providing new supports to Albertans to provide much needed cost-of-living and inflation relief. Government took actions to ensure Albertans were able to access high-quality health care, education and skills development, and to ensure vulnerable Albertans were provided the services and supports they needed. Actions were taken by government to enhance the province’s justice system, and to ensure the health and integrity of Alberta’s environment and ecosystems. Government remained committed to partnering with Indigenous Peoples in pursuit of reconciliation, inclusion, opportunity and community, and to building better communities for all Albertans.

Objective 1 | Ensuring a resilient and modernized health-care system that provides cost-effective, accessible and high-quality health care for Albertans

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In total, government spent just over $2 billion on Alberta’s COVID-19 pandemic response and recovery, including $1.2 billion on health services such as acute and continuing care, mental health response and lab testing, screening and staffing costs.

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Government took action to enhance health system capacity, including building surgical and Intensive Care Unit (ICU) capacity, enhancing the health workforce and investing in health infrastructure. Further actions were taken to address gaps in the continuing care system and improve primary health care for Albertans under the Modernizing Alberta’s Primary Health Care System (MAPS) initiative.

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The MAPS initiative formed three panels: a Strategic Advisory Panel that brought together local health-care leaders, patients and experts; an Indigenous Primary Health Care Advisory Panel; and an International Expert Panel. These panels were to provide advice on ways to improve Alberta’s primary health-care system over the immediate- and long-term.

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On March 31, 2023, the MAPS Strategic Advisory Panel and Indigenous Primary Health Care Advisory Panel submitted parallel final reports, outlining transformative strategic roadmaps for the next 10 years of primary health care in Alberta. These reports address Indigenous access to primary health care and provide advice on improving primary health care for all Albertans.

•

Government accepted the final Alberta Emergency Medical Services Provincial Advisory Committee report and Emergency Medical Services (EMS) Dispatch Review recommendations, and initiated several actions to address these recommendations and strengthen the EMS system across the province.

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New provincial guidelines were introduced to support a 45-minute EMS emergency department wait time target for 911 to get ambulances back on the road more quickly. Measures were implemented to improve the central dispatch system to better deal with low-acuity calls and prioritize emergent/ urgent 911 calls for EMS. Workforce-scheduling changes were made as part of the Fatigue Management Strategy.

106	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

•	In November 2022, government released the Health Care Action Plan (HCAP) and appointed an Official Administrator to govern Alberta Health Services (AHS) and address the four key priorities identified in the HCAP: improving EMS response times; decreasing emergency department wait times; reducing wait times for surgeries; and empowering front-line workers to deliver health care.

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In 2022-23, $590.1 million was spent on improvements to EMS. This included 19 new ambulances operating in Calgary and Edmonton with more ambulance coverage added in Chestermere and Okotoks, and hiring 457 new staff members, including 341 paramedics. Since the launch of the HCAP in November 2022, there has been a 31 per cent improvement in EMS response times.

Improving access to Health Care in 2022-23

•	All surgeries postponed due to COVID-19 were completed.

•	More than 2,000 EMS responses were avoided, keeping more ambulances available for emergency responses since launch of the EMS/811 Shared Response program.

•	341 new paramedics hired.

•	50 new permanent ICU beds created across the province.

•	871 new continuing care beds/spaces added in continuing care facilities to meet Albertans’ needs.

•	New Calgary Cancer Centre completed.

•	Red Dear Regional Hospital development completed.

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Government continued to improve patient flow within the health system to reduce emergency department wait times. Government continued work on several initiatives to improve access to emergency care, including improving access to continuing care options, expanding hospital capacity, and implementing initiatives in hospitals to streamline patient treatment and discharge.

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Alberta continued to implement the Alberta Surgical Initiative. By the end of 2022-23, AHS had cleared all postponed surgeries due to COVID-19. AHS continues to work on reducing wait times by increasing surgeries at underutilized operating rooms, mainly in rural areas, and by providing fewer complex surgeries through chartered surgical facilities. As of March 31, 2023, AHS reduced the adult surgical waitlist by more than 7,000 patients. The total number of cases on the adult surgical waitlist is 67,186, which is less than before the pandemic.

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In 2022-23, government invested approximately $61 million to create 50 permanent new fully equipped and staffed adult Intensive Care Unit (ICU) beds across the province, which brings the number of ICU beds up to 223 from 173 before the pandemic. A total of 392 positions were filled to support the new beds. These positions included nurses, allied health professionals, pharmacists and clinical support service positions for diagnostic imaging and service workers.

•	Government continued to invest in health-care facilities, including construction of the Calgary Cancer Centre and redevelopment of the Red Deer Regional Hospital.

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In 2022-23, government spent $116 million to complete the construction of the Calgary Cancer Centre. In 2023-24, $160 million is dedicated to preparing the hospital for clinical services and begin treating patients by 2024, including installing equipment and furniture, and training staff. The hospital will have 160 inpatient beds, 100 patient exam rooms, 100 chemotherapy chairs, increased space for clinical trials, 12 radiation vaults, and outpatient cancer clinics. The completed project will increase cancer care capacity in Calgary by consolidating and expanding existing services to support integrated and comprehensive cancer care.

Government of Alberta | Annual Report 2022 – 2023	107

PERFORMANCE RESULTS

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Through the investment in the Calgary Cancer Centre, not only is government increasing access to health-care services, but jobs were also supported through the construction of these facilities. At the peak of construction over the summer of 2022, more than 1,650 trades and construction workers were on site.

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In 2022-23, government spent $1 million on the Red Deer Regional Hospital redevelopment project to develop and validate the scope of services and projected workload, staffing and space to meet current and emerging acute health-care needs of all residents of the Red Deer Regional Hospital’s catchment area to 2030-31.

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Alberta’s new Continuing Care Act came into force on May 31, 2022, providing clarity on continuing care services, addressing gaps and inconsistencies across services and settings, enabling improved service delivery for Albertans, and supporting health system accountability and sustainability. Implementation of the act supports Albertans transitioning among care types and settings, including home and community care, supportive living accommodations and continuing care homes. In 2022-23, 871 new continuing care beds/ spaces were created at AHS-operated or contracted facilities to meet Albertans’ needs.

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To further support the continuing care sector and its staffing needs, government committed to funding an additional 1,090 seats in the Health Care Aide (HCA) program and provided a $12.8 million grant to post-secondary institutions to support HCA students’ bursaries. Approximately 350 HCA students were approved to receive the bursary. These bursaries will remove barriers for students and pay for schooling and other expenses while they are completing their program.

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Alberta’s government remained committed to providing accessible, more culturally appropriate health services for First Nations, Métis and Inuit people. Providing over $8.8 million to the Indigenous Wellness Program Alternative Relationship Plan supported more than 24 full-time equivalent physicians in providing care in over 20 Indigenous health-care centres throughout Alberta, including at the Alberta Indigenous Virtual Care Clinic.

•

Government remained committed to improving access to health services and attracting, recruiting and retaining physicians and other health-care professionals in rural and remote communities across the province.

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In 2022-23, approximately $7 million was provided to the Rural Health Professions Action Plan to attract and retain rural physicians with the appropriate skills so that rural Albertans maintain an accessible health workforce close to home. The program supported physician locums to maintain services when rural physicians need time away from their practice. It offered continuing medical education and provided accommodations for 785 rural learners for rural placements so that they can train and choose to practice in rural communities. The program also created welcoming environments though 50 attraction and retention committees in rural communities.

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The new Rural Capacity Investment Fund was introduced as part of the collective agreement reached with more than 30,000 registered nurses and registered psychiatric nurses across the province. The fund supports recruitment and retention strategies in rural and remote areas of the province, including relocation assistance. Almost $4.4 million was spent in 2022-23 to assist nearly 200 employees who chose to relocate to rural Alberta, and to pay out retention payments to over 8,200 rural health professionals. The benefit to rural Albertans will be realized by improved staff retention rates and fewer vacancies.

108	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

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Government also announced the Rural Education Supplement and Integrated Doctor Experience program in 2022, which allocated $8 million over three years to provide incentives to new family physicians who agree to practice in rural and remote communities in exchange for a multi-year service agreement. The program will help address challenges in patient access to health services in rural and remote areas. As of March 31, 2023, seven physicians had signed return-of-service agreements in rural communities.

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For the past three years government has been building a comprehensive recovery-oriented system of addiction and mental health care to support improved outcomes for Albertans in pursuit of recovery. Services provided through AHS and local community organizations are essential to building recovery community capital, helping more Albertans pursue recovery, and preventing addiction and mental health challenges from arising in the first place.

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Since 2019, government has added more than 10,000 new publicly funded spaces for addiction treatment, detox and recovery, more than doubling the original commitment of 4,000 spaces. In 2022-23, government invested approximately $63 million on addiction supports. In addition, government:

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Began developing recovery communities in Gunn, Red Deer, Lethbridge and the Blood Tribe First Nation that will provide long-term holistic treatment to Albertans struggling with addiction, ensuring Albertans living with addiction have the chance to pursue recovery.

–	Expanded life-saving treatment on demand for those with opioid addiction through the Virtual Opioid Dependency Program.

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Provided Albertans with publicly funded nasal naloxone kits in case of opioid overdose. Reports indicate that naloxone provided through the community-based naloxone program reversed 16,459 overdoses between April, 2022, and February, 2023.

•	Government continued to support mental health through targeted investments in 2022-23, including:

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Providing $14 million to the Integrated School Support Program for prevention and early intervention supports and CASA-supported mental health classrooms to deliver supports for child and youth mental health. Government’s support for a range of addiction and mental health challenges, from social isolation and grief to trauma and eating disorders, helps Alberta youth improve their mental wellness, engage positively with their communities and connect with family.

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Doubling funding for 211 Alberta, a confidential community, social, health and government services referral line, from $2.5 million to $5 million to increase capacity to provide connections for youths and adults with the mental health resources they need in their communities, when they need them.

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In 2022-23, Alberta’s government licensed 112 service provider locations under the Mental Health Services Protection Act. This includes residential addiction treatment, supervised consumption and narcotic transition services. An amendment to the Mental Health Services Protection Regulation in October 2022 established new quality standards for supervised consumption services and narcotic transition services as well as the psychedelic drug treatment services for mental health conditions.

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The Public Safety and Community Response Task Forces in Edmonton and Calgary were launched to combat homelessness, increase access to mental health and addiction services, and build on the province’s recovery-oriented health-care system. This also includes working with police services across the province to offer individuals immediate access to the Virtual Opioid Dependency Program (VOPD). In the first three quarters of 2022-23, over 950 individuals were referred to VODP from police services.

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PERFORMANCE RESULTS

•	Alberta continues to modernize and integrate clinical information systems to give health-care providers more complete patient information to enhance the quality-of-care Albertans receive.

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Albertans registered on the MyHealth Records (MHR) portal has grown from 1.25 million users in March of 2022 to just under 1.5 million users at the end of March 2023. The MHR portal allows Albertans to access their health information, and capabilities have been expanded with the addition of immediate release diagnostic imaging reports including CT and MRI scans.

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In 2022-23, $5.7 million was spent through the Health Canada Bilateral Agreement for Pan-Canadian Virtual Care to address secure messaging, secure video-conferencing technology, remote patient monitoring technologies, patient access to COVID-19 and other lab results, and back-end supports for integration of new platforms.

Objective 2 | Providing quality education

and skills development to Albertans

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In 2022-23, government implemented the requirement for school authorities to administer literacy and numeracy screening assessments to students in Grades 1-3. These assessments help to ensure young students are building a solid foundation in literacy and numeracy, which is critical for their long-term academic success.

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In September 2022, government implemented new K-3 English language arts and literature, K-3 mathematics and K-6 physical education and wellness curriculums in classrooms across the province. Revised draft curriculum in remaining K-6 subjects will be made available at a later date for further engagement with Albertans and education stakeholders. To support the implementation of new curriculum across the province, in 2022-23 government invested $48 million in teacher professional learning, and learning and teaching resources.

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Government made advances in designing, building and modernizing school facilities to ensure Alberta’s Kindergarten to Grade 12 students and communities have access to modern and well-designed learning spaces. In 2022-23, $488 million was spent on the construction of school facilities, as well as $44.8 million for the Modular Classroom Program (MCP). Sixteen school capital projects were completed in 2022- 23 and 132 MCPs. As of March 31, 2023, 44 school projects were underway across the province and an additional 33 construction and design projects were announced in the 2023 Capital Plan.

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Through the College of Alberta School Superintendents Act the College of Alberta School Superintendents became a legislated professional organization responsible for oversight of mandatory professional learning for its regulated members, including superintendents, deputy superintendents and other central office leaders who have opted out of active membership in the Alberta Teachers’ Association. The college is also responsible for setting learning requirements and offering professional development to its regulated members that will support Alberta’s education system to provide better learning outcomes for students.

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To increase transparency and strengthen public confidence in school education, the Education (Students First) Statutes Amendment Act, 2021 was fully proclaimed and in force effective January 1, 2023. The act requires school authorities to conduct criminal record and vulnerable sector checks when hiring new teachers, teacher leaders and superintendents, and repeat the check every five years throughout their employment.

110	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

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The act amended the Education Act to create an online registry for Alberta-certificated teachers and teacher leaders. The Teacher and Teacher Leader Registry, a searchable online database, was launched on September 1, 2022.

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Government also established the Alberta Teaching Profession Commission (ATPC) through the Education (Reforming Teacher Profession Discipline) Amendment Act. The ATPC launched on January 1, 2023, and oversees teacher and teacher leader conduct and competency complaints for the teaching profession.

•	Government continued to provide students with career-oriented education programming that offers practical experience with technical and transferable skills. In 2022-23:

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Career development programming continued to be available to students. Access to dual credit opportunities was expanded to help students personalize their high school experience and make meaningful transitions to post-secondary education or the workforce.

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A Career Education Task Force (CETF) was convened to review career education in Alberta and provide recommendations and a provincial framework to guide future career education programming. The CETF focused on career education for Grades 7-12 and effective ways to prepare students for post-secondary studies or employment. The CETF engaged with Albertans and education stakeholders across the province. Insights gathered from engagement activities informed the Career Education in Alberta: Career Education Task Force – Final Report March 2023, which includes a career education framework and recommendations.

•	Alberta’s government supported charter school expansions and collegiate programs, which expands educational options for students. In 2022-23:

–	Government invested in permanent facilities for collegiate schools partnering with NAIT and SAIT, providing students more pathways into post-secondary education and the workforce.

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A charter school hub at the SMART Technologies building in the University of Calgary Research Park, which will open in the 2023-24 school year, was secured. The new hub will initially accommodate up to 1,200 students from multiple charter schools and is expected to accommodate additional students from more public charter schools within five years.

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Alberta is committed to ensuring Albertans have the skills and knowledge they need to meet the labour demands of tomorrow. In 2022-23, Government spent $49 million on year one of the Targeted Enrolment Expansion (TEE) program under Alberta at Work, creating 2,658 new seats in high-demand post-secondary programs aligned with priority economic sectors. These sectors include, but are not limited to, aviation, animal health, computer engineering technologies, early childhood education, film production, health professions, social work, and technology.

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PERFORMANCE RESULTS

Objective 3 | Supporting Albertans most in need

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Government launched the Transition to Adulthood Program in April 2022 to offer supports to youth transitioning out of care and to ensure that mentoring and employment programs are accessible to them. As of March 31, 2023, 1,719 young adults had an open agreement for post-18 intervention supports through the Transition to Adulthood Program.

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Advancing Futures, a component of the Transition to Adulthood Program, continued to provide funding and emotional and social supports for eligible young adults in their pursuit of post-secondary studies. In 2022-23, 19 per cent (327 young adults) of the Transition to Adulthood Program clients were enrolled in the Education Pathway and received supports and services under the Advancing Futures program.

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Advancing Futures is also offered to young adults who do not qualify for supports under the Transition to Adulthood Program; 1,057 young adults received supports through this program in 2022-23 and 91.5 per cent (967) successfully completed their academic year. Young adults who were formerly in permanent care and were adopted or achieved private guardianship under the Child, Youth and Family Enhancement Act between the ages of 13-18 qualify for Advancing Futures only as they are under the care of a legal guardian and not Children’s Services on their 18th birthday.

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The Transition to Adulthood Program also enabled a smooth transition for young adults enrolling in adult disability services including the Assured Income for the Severely Handicapped (AISH) and Persons with Developmental Disabilities (PDD) programs. This new cross-ministry coordinated protocol and transitional approach includes an escalation process to help identify, address and remove barriers that young adults transitioning out of care sometimes face when applying for long-term adult support services. The new collaborative approach also provides an avenue for cross-ministry staff to learn jointly and explore program intersections to ensure these young adults have a successful transition into adulthood.

•

Government continued to provide support to Albertans with disabilities through Family Resource Centres. In 2022-23, government provided $2.1 million to the centres, supporting over 4,200 families to navigate and access disability supports and services. More than 3,300 individuals, family members or staff attended family resource centre workshops on a variety of topics such as transition from services and financial planning. This year, Family Resource Centres also began to support families applying for Registered Disability Savings Plans, creating better financial means for Albertans with disabilities to live in their communities into their senior years.

•

In 2022-23, government invested over $1 billion on the PDD program, supporting nearly 12,900 individuals with access to disability support services such as home living supports to help with daily activities, respite care, community access supports, education and employment supports, and specialized support.

•

Government implemented a new digital case management system, a suite of digital tools designed to provide better access and self-service options for Albertans in need of social safety supports, including applications for AISH and Income Supports. The new system gives Albertans 24/7 easy access from any computer or mobile device, speeding up processing times for applications for these supports by 40 per cent and enabling decisions to be made 29 per cent faster. Integrated with intake, the new Employability Readiness Assessments evaluates the client’s barriers to employment and identifies a service pathway to securing employment.

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Over 14,000 applications for AISH were received in 2022-23, of which approximately 35 per cent were submitted online. The online AISH application resulted in an annual time savings of approximately 245 hours, allowing them to refocus efforts on clients who need more hands-on support, including helping find additional services and programs to fit their needs.

•

Alberta continued to work closely with federal partners to ensure the needs of adults with developmental disabilities on reserve are met and worked with First Nations and other Indigenous communities on opportunities to improve access the Family Support for Children with Disabilities (FSCD) program on-reserve.

•

In February 2023, government implemented an online application system to streamline the application process for Funeral Benefits for low-income individuals and those receiving AISH or other income support services. The online application reduces overall processing time by enabling easy upload of required documents and supporting the complete application submission, ensuring qualified Albertans receive support and alleviating additional stressors during an already difficult time.

•

Government continued to make rental accommodations more affordable for Albertans. In March 2023, $6.8 million was made available to housing operators to support eligible households on the wait list for the Rent Supplements Program. Eligibility for the program was also expanded to Ukrainian evacuees in 2022-23.

•

Government launched a public webpage in July 2022 to raise awareness about human trafficking in Alberta, provide information on resources for victims and survivors, educate the public on the signs of human trafficking, and what steps to take if they suspect someone is being trafficked. Government committed $22.8 million over four years to establish the Alberta Office to Combat Trafficking in Persons (AOCTIP) and a Centre of Excellence for data and research collection. While the AOCTIP was expected to launch at the end of 2022-23, government determined that additional engagement with key stakeholders was required to ensure the needs of victims and survivors were being met.

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In 2022-23, government provided over $13 million to 15 sexual assault centres and $970,000 to the Association of Alberta Sexual Assault Services, of which $211,000 supported the operation of Alberta’s One Line for Sexual Violence, a provincewide central platform for sexual assault support services where private, toll-free talk, text and chat services connect individuals impacted by sexual violence to support, information and referrals to specialized sexual violence services.

•

The Alberta Seniors Benefit provided over $328 million to more than 176,000 seniors to meet basic needs and assist with monthly living expenses, while the Supplementary Accommodation Benefit provided more than $86 million to low-income seniors residing in long-term care or designated supportive living to pay for their accommodation and assist with living expenses

•

Government continued to advance supports to the homeless population in Alberta through planning, fund allocation and addressing winter shelter demand. In October 2022, Alberta’s government developed and began implementing the Action Plan on Homelessness informed by recommendations from the Coordinated Community Response to Homelessness Task Force. In 2022-23:

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Government provided $9 million for over 600 shelter spaces during the winter months in communities with urgent need. This included $5 million to support an additional 450 winter shelter spaces in Edmonton. Rural communities including Cold Lake, Drayton Valley, Edson, Grande Prairie, Lac La Biche, Leduc, Peace River, Slave Lake and Wetaskiwin received a total of $3 million to offer emergency shelter services during the winter months. The additional winter shelter spaces were sufficient to meet higher demand over the winter months, even during periods of extreme cold. Between November 2022

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and March 2023, on average 2800 Albertans accessed emergency shelter spaces each night, and the average nightly utilization rate of all shelters with emergency shelter spaces was 76 per cent.

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An additional $4.5 million was provided to expand 24/7 access to safe and appropriate shelter services at 18 shelters in Calgary, Edmonton, Fort McMurray, Grande Prairie, Lloydminster, Medicine Hat and Red Deer. Operating 24/7 ensures that support is always available, day or night, for people to connect with housing focused and recovery-oriented services.

•

Government shifted to housing-focused and recovery-oriented approaches in homeless shelters, investing $2.5 million to pilot a service hub model in Edmonton at Hope Mission and at the Calgary Drop-In Centre. As service hubs, emergency shelters offer temporary accommodations, basic needs support and on-site access to services needed for long-term stability and well-being. During the first few months of operations, the service hubs successfully connected individuals with stable housing, mental health and addictions treatment, and income support. The two pilot sites were launched in December 2022.

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Government provided $41 million in annual funding to the Homeward Trust Edmonton, an increase of $12 million over the previous year, for programs aimed at moving people from homelessness into appropriate housing options.

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Approximately $68.5 million was provided to 28 emergency and longer-term transitional shelters to operate more than 3,500 shelter spaces in Calgary, Edmonton, Fort McMurray, Grande Prairie, Lethbridge, Lloydminster, Medicine Hat, Red Deer and Wetaskiwin. The average nightly utilization rate throughout 2022-23 for all shelters was 73 per cent.

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In 2022-23, government also provided critical assistance to Ukrainian evacuees fleeing Russia’s invasion of Ukraine and provided emergency supports and services to help them settle and integrate into communities across the province. In total, government spent $48 million to provide these critical supports. The Premier’s Advisory Task Force on Ukraine was also established to identify ways Alberta’s government can further help Ukrainian evacuees settle and integrate into communities across Alberta.

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Government also ensured that ethnocultural communities impacted by global crises were supported through the commitment to match funding up to $1 million for humanitarian aid to help Türkiye and Syria after multiple earthquakes caused massive loss of life and severe damage to infrastructure.

Objective 4 | Enhancing the justice system to

make it fairer, faster and more effective

•

Amendments were made to the Police Act to increase police transparency and enhance public trust to help build safer communities. Government also developed the Indigenous and municipal police transition study grant funding program for First Nations communities, Metis Settlements and municipalities to develop a business case for their own stand-alone police service or a regional equivalent.

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In September 2022, government expanded the Victims Assistance Program (VAP) to ensure victims across the province have consistent access to support, including giving victims quick access to emergency financial assistance such as emergency support for domestic violence victims and relocation assistance for human trafficking victims. Other supports increased counselling services benefits, provided extended medical health benefits and additional financial supports to victims with severe injuries; and reimbursed families of homicide victims for funeral expenses.

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Funding for the VAP was increased from $5 million to $12 million for 2022-23; however, only $4.2 million was spent due to delays in implementation and slower than expected initial usage. In early part of 2023, the program began to see an increase in service requests.

•	Government continued expanding supports for individuals with substance abuse problems by opening the drug treatment court (DTC) in Fort McMurray in December 2022. This was the final of five new DTC sites opened over the last three years. The DTC expansion project has concluded, with seven DTCs in full operation. These DTCs offer effective treatment for offenders committing crimes driven by drug addictions. Since 2019, Alberta has increased the provincial capacity for participants in its DTCs by 350 per cent.

Keeping Albertans safe

•	14,878 impaired drivers were taken off the Alberta roads; nearly 1,527 of those impaired drivers were removed from Alberta’s highways by Alberta Sheriffs over the first full year since Sheriffs were given expanded authorities.

•	The Alberta Law Enforcement Response Team (ALERT), established by government to create safer communities for all Albertans:

–	Seized harmful drugs worth over $10 million and collected close to $1.5 million in proceeds of crime;

–	Laid 815 charges, arrested 133 people for drug related activities, and seized 70 firearms; and

–	Recovered 232 stolen vehicles with a combined value of $7.5 million.

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In 2022-23, government invested over $10.1 million to continue transforming the justice system through Justice Digital that provides faster and easier access to online and remote services to the public, legal community and system partners throughout the province. To date these services have digitized over one million transactions. In 2022-23, existing digital services were expanded, and the following two new digital services were introduced

–	King’s Bench Surrogate Digital Service to empower Albertans, through their lawyers, to file routine probate applications online.

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King’s Bench Filing Digital Services to allow lawyers and legal assistants to upload selected documents for electronic filing and stamping was introduced in all King’s Bench locations and for 167 document types. (For more information see Priority Two, objective three.)

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Alberta’s government prioritized the recruitment and retention of Crown prosecutors by lifting the multi-year salary freeze and making market adjustments to the salary structure of Crown prosecutors. As of March 2023, almost 95 per cent of trial Crown prosecutor positions were filled, ensuring serious and violent crime cases are prosecuted in a timely manner, victims of crime are supported, and overall stability for Alberta’s justice system.

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Government continued to improve the interactions between Albertans and the justice system by establishing a new Public Security Indigenous Advisory Committee (PSIAC). PSIAC informs on matters relating to policing, Rural Alberta Integrated Defence (RAPID), victim services, restorative justice and crime prevention. Hate Crimes Community Liaisons were also appointed in fall 2022 for a two-year term, and undertook engagement activities with diverse communities across the province. Government also participated on Justice Tables under the Protocol Agreements between Government of Alberta and Indigenous organizations.

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Objective 5 | Ensuring the health and integrity

of Alberta’s environment and ecosystem

•	Throughout 2022-23, government continued to undertake land planning activities to provide environment resource stewardship, including:

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Initiating a review of the Lower Athabasca Regional Plan in August 2022, as required by the Alberta Land Stewardship Act (ALSA). As part of the review, feedback from Albertans, Indigenous communities and key stakeholders will help government assess the ongoing relevancy and effectiveness of the existing plan in supporting the long-term vision for economic, social and environmental needs in the region.

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Releasing the South Saskatchewan Regional Plan and Lower Athabasca Regional Plan implementation progress reports for the period of 2017–2021, and an online portal that publicly reports on the regional plans’ supporting indicators since 2017.

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Working together with stakeholders and Indigenous Peoples to implement the strategies identified in the Lower Athabasca Regional Plan and the amended South Saskatchewan Regional Plan and continue making decisions in alignment with those regional plans. Government remains committed to implementation of the Lower Athabasca Regional Plan by working together with stakeholders and Indigenous Peoples.

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Sub-regional land-use plans support a cumulative effects management approach by setting and integrating economic, environmental and social outcomes, and by managing new and existing activities on the land to achieve these outcomes. The sub-regional plans for Bistcho Lake and Cold Lake were completed and publicly released in April 2022.

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Implementing the Livingstone-Porcupine Hills Land Footprint Management Plan and the Livingstone-Porcupine Hills Recreation Management Plan, providing direction for the use and enjoyment for recreationalists while managing the cumulative effects of industrial activities.

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Reporting on the status of air quality and surface water quality management frameworks, as well as reporting on the surface water quantity management framework for the Lower Athabasca Region. In December 2022, two new surface water quality management frameworks for the North Saskatchewan Region and Upper Athabasca Region were approved to allow for additional protections of water quality in the eastern slopes and enhance surface water quality management more broadly in these regions.

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Implementing the new Extended Producer Responsibility (EPR) Regulation, which shifts the responsibility for managing single-use plastics, packaging and paper products, and hazardous and special products to the product manufacturers, which also saves costs for municipalities and municipal taxpayers. The regulation establishes a single provincewide EPR system collecting a consistent list of products, makes recycling more accessible and easier to understand, encourages producers to make products more recyclable and durable, and helps advance a plastics circular economy.

•

Government continued regularly to monitor, evaluate and report on the condition of Alberta’s environment through an evidence-informed Alberta’s Environmental Science Program (AESP). This program informs protection and enhancement of Alberta’s environment and ecosystems. Key activities in 2022-23 included:

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Reporting scientifically credible data and information on the condition of the environment in Alberta through the AESP website. The website has current condition indicators for air and water, and future indicators for climate, fish and wildlife, plants, land and wetlands.

–	Working with the airshed organizations and other partners to implement the five-year (2021-2025) provincial air quality and deposition monitoring, evaluation and reporting plan.

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–	Continuing to implement the provincial monitoring programs for rivers, lakes, groundwater, wetlands and climate.

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Working collaboratively with Indigenous and local communities and their partners across Alberta to advance place-based environmental stewardship through community-based monitoring, knowledge co-production and citizen science.

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Completing an evaluation of the Indigenous Lake Monitoring Program in collaboration with four First Nations: Bigstone Cree Nation, Whitefish Lake First Nation, Cold Lake First Nations and Dene Tha’ First Nation.

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Awarding a three-year grant (2022-2025).to support the work of the Piikani Nation in planning, developing and implementing a biocultural framework for community-based monitoring, research, and stewardship.

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Providing $49.1 million in 2022-23 through the Oil Sands Monitoring Program (OSMP) to deliver ambient environmental monitoring within the oil sands region to: enhance understanding of the cumulative effects of oil sands management, implement regional plan environmental management frameworks, and inform future regulatory decisions and plans.

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Increasing Indigenous-led community-based monitoring; spending on average is over $5 million annually since 2019-20. The OSMP has worked with numerous Indigenous and Métis communities to expand community-based monitoring in the oil sands region.

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In 2022-23, Alberta established the Big Island Provincial Park in the North Saskatchewan River Valley in Edmonton through a tri-government partnership with the City of Edmonton and Enoch Cree Nation. This will allow Albertans to experience the nature and history of the River Valley now and for generations to come. Public legal land access to Big Island Provincial Park will be available by early 2025 and the site is currently accessible via the North Saskatchewan River.

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Alberta’s Technology Innovation and Emissions Reduction (TIER) regulatory system continues to drive emissions reductions at regulated facilities, in other sectors of the economy covered by Alberta carbon offsets, and through investments of TIER funds in innovation and technology..

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TIER-regulated facilities include those that emit 100,000 tonnes or more of carbon dioxide equivalent (tonnes CO2e) per year, those that import more than 10,000 tonnes of hydrogen annually, and others who have chosen to opt-in as a regulated facilities based on certain criteria. The TIER system combined with Alberta’s electricity market continues to drive innovation and electricity sector emissions reductions with benefits to local air quality. Based on forecast data, coal-fired power plants have reduced their emissions to the lowest level in the past 20 years, representing less than half the emissions reported in 2016.

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Government further contributed to a made-in-Alberta emissions reduction approach by making amendments to the TIER regulatory system to provide long-term certainty to industry, protect competitiveness, and make continuous improvements to drive emission reduction in Alberta.

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Through the TIER Fund Investment Program government allocated up to $1.48 billion since 2019 to support innovation and technology, Carbon Capture Utilization and Storage (CCUS), industrial energy efficiency, and climate resiliency programs in Alberta. These investments are estimated to support emissions reductions of approximately 70 million tonnes by 2030 and over 21,000 job-years of employment for Albertans when factoring in total value of the supported projects, which includes funding from companies and other sources. The $201.3 million of TIER funding invested by government in 2022-23 supported a range of investments in emissions reductions technology and climate resiliency programming.

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Objective 6 | Partnering with Indigenous

Peoples to pursue opportunities

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The First Nations Development Fund (FNDF) is a grant program available exclusively to First Nations Band Councils in Alberta. Funded by a portion of revenues from government-owned slot machines in host First Nations’ casinos, the FNDF helps fulfill First Nations’ economic, social and community development priorities. In 2022-23, FNDF proceeds were over $137.8 million. This funding supported 29 economic, 83 social and 184 community development initiatives in First Nations across the province.

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In 2022-23, the Alberta Indigenous Opportunities Corporation (AIOC) provided a $250 million loan guarantee between 23 Indigenous Nations and Enbridge in the purchase of an 11.57 per cent working interest in seven major pipelines within the Athabasca oil sands system in northern Alberta. This historic transaction is the largest Indigenous energy partnership in North America to date and will support indigenous economic prosperity for years to come.

•

Government continued to support training opportunities to increase the workforce participation of Indigenous Peoples in Alberta through the Employment Partnerships Program (EPP). The EPP helps build collaborative partnerships between Indigenous communities and the private sector by funding labour force development activities and supporting demand-driven skills training. The EPP is funded through the Canada-Alberta Labour Market Transfer Agreements (LMTA) between the federal government and Government of Alberta. In 2022-23, $4.5 million allocated under the LMTA was used to fund 27 Indigenous employment and training initiatives through the EPP in Alberta.

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In 2022-23, government spent $5 million through the Aboriginal Business Investment Fund (ABIF) to support 14 Indigenous economic growth projects that impacted 22 Indigenous communities through capital grants for Indigenous community-owned development projects to increase the number of Indigenous businesses, create employment opportunities for Indigenous Peoples and strengthen the economies of Indigenous communities. In 2023-24, ABIF will increase by 50 per cent, allocating $7.5 million to support Indigenous-led economic and business development projects.

•

The Government of Alberta’s Consultation Guide for First Nations, Metis Settlements, and Credibly Asserted Métis Communities was released. The guide helps Indigenous communities gain a better understanding of Alberta’s consultation and regulatory processes. The guide includes information on the Alberta Consultation Office’s (ACO) relationship with Crown decision-makers and the Alberta Energy Regulator, and offers guidance on how to best participate in Alberta’s consultation process. The ACO also developed a new online system, the ACO Digital Service, to modernize Alberta’s Indigenous consultation process with respect to natural resource development projects, providing Indigenous communities with direct access to their consultation documents and making it easier to stay up-to-date on consultations and participate in the consultation process. The ACO continues to meet regularly with Indigenous communities to discuss consultation projects, help navigate the consultation process and support participation.

•

In June 2021, Alberta’s government announced one-time funding of $8 million for the Residential Schools Community Research Grant program in response to the documented and undocumented deaths and burials of Indigenous children at any of the residential schools located throughout Alberta. In 2022-23, communities continued work on projects that support community-driven research, including gathering oral histories and knowledge of Elders, community-led engagement to determine proceeding with locating burial sites, use of technologies to explore potential unmarked burial sites (including the use of ground penetrating radar and other technologies), and maintenance and commemorative work, such as installing or restoring grave markers, placement of memorials or commemoration events.

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•

In response to the Truth and Reconciliation Commission of Canada Calls to Action, government designated September 30 as the Day for Truth and Reconciliation in Alberta to commemorate the history and legacy of residential schools demonstrating Alberta’s commitment to advancing reconciliation with Indigenous Peoples. In summer 2023, a Reconciliation Garden will be installed on the Alberta legislature grounds to commemorate residential school survivors and those who did not return home.

•

Alberta’s government developed a cost-sharing arrangement to ensure Indigenous communities in Alberta were supported and able to successfully host his Holiness Pope Francis for the Papal Visit 2022. During Pope Francis’ visit to Alberta, he apologized, on behalf of the Catholic Church, for the harms inflicted on Indigenous Peoples at residential schools across Canada. The historic apology was delivered at the site of one of Canada’s largest residential schools in Ermineskin Cree Nation. Pope Francis also visited Lac Ste Anne, the site of an annual pilgrimage that welcomes tens of thousands of Indigenous participants from North America each year. Provincial funding was provided to the Ermineskin Cree Nation and Alexis Nakata Sioux Nation to help with community-led initiatives related to hosting His Holiness Pope Francis.

•

Government of Canada is responsible for funding educational services for First Nations students. Through Educational Service Agreements (ESAs) with provinces, First Nations students can access the provincial education system. In 2022-23, government established ESA standards through a Ministerial Order to support the development of comprehensive, transparent, fair and accountable ESAs between provincial school boards and First Nations (or the Government of Canada). The standards provide guidance for school boards and First Nations during ESA discussions and apply to provincial school boards and charter schools. First Nations are not required to adhere to ESA standards; however, they are impacted as parties to the agreements.

Objective 7 | Building better communities

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Government launched the Alberta Broadband Fund (ABF) as a pathway for funding broadband projects to achieve the goal of 100 per cent broadband connectivity in rural, remote and Indigenous communities by 2026-27. ABF is a part of Alberta’s Broadband Strategy and will complement the existing Universal Broadband Fund to help Albertans and Alberta communities stay connected, improve digital literacy, and have improved access to education, health care and the global marketplace.

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Government allocated up to $36 million for projects selected under the ABF. These dollars can be matched by our federal partners in the UBF once applications are reviewed and approved. The program launched in December 2022 with Intake One for applicants to dispute federal broadband availability. Applications are still under review.

•

Government also secured $780 million combined funding through the Canada-Alberta Broadband Partnership with partners allocating $390 million each. To date, the program has jointly approved over 60 Universal Broadband Fund projects. Government has announced $70.6 million, jointly funded, to connect 10,400 homes in over 50 communities and $2.6 million to connect 300 homes in Tsuut’ina Nation. Construction is expected to begin in summer 2023, therefore no funding was expended in fiscal year 2022-23.

•

The Family and Community Support Services (FCSS) program is a partnership among government, participating municipalities and Metis Settlements. This program, located in 300 municipalities and eight Metis Settlements across the province, supports the local design and delivery of preventive social services to address the unique needs of their communities, as well as improve the overall well-being of individuals, families and communities. Local FCSS programs are intended to help individuals adopt healthy lifestyles,

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improve their quality of life and build the skills and abilities needed to prevent and/or deal with adversity. By helping vulnerable Albertans learn these skills, it reduces the need for more costly interventions. FCSS programs follow an 80/20 funding model under which Seniors, Community and Social Services provides up to 80 per cent of the funding, and the municipality or Metis Settlement contributes a minimum of 20 per cent. In 2022-23, the ministry invested $99.6 million toward FCSS, which was matched by more than $25 million from participating communities.

•

Government continued to support Alberta’s arts and artists through the Alberta Foundation for the Arts (AFA). The AFA is a public agency and a provincial corporation of the Government of Alberta and is the province’s primary arts resource and grant funding body with a mandate to support and contribute to the development of the arts in Alberta for the benefit of all Albertans. The AFA helps the growth of the arts sector in Alberta through grant funding to individual artists and arts organizations. The AFA provided $19.5 million in grant funding to arts organizations and $2.5 million to individual artists. The AFA also manages the AFA Art Collection, which is one of the strongest, most active provincial art collections in Canada, featuring more than 9,000 works by Alberta artists. In 2022, the AFA celebrated the 50th anniversary of the AFA Art Collection and marked the occasion by promoting the collection’s history throughout the year and investing in Alberta artists for the future.

•

The Land Titles Office (LTO) registered 660,000 documents in 2022-23 with $200 million of real estate transactions processed per day. To address delays in land title registration, government applied a multipronged approach to address service delivery to Albertans, including increasing front-line staffing by 100 within fiscal 2022-23, reducing training from 18 months to three months on high-volume transaction types, and applying process efficiencies. These efforts have culminated in a rapid and significant decrease in processing times for the LTO. Title transfers decreased from a peak of 84 days in December 2022 to 64 days in March 2023, and survey forms decreased from 55 days to 29 over the same period.

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Under the Land Titles Act, all private interests in land only exist upon registration at the LTO. The LTO creates, maintains and terminates legal land ownership rights for privately owned land in the province by the registration of documents, survey plans and associated updates within the registry system. The program safeguards real property and other registered interests in land, helps prevent land related fraud and contributes over $90 million to provincial revenue annually.

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Performance Indicators

Performance Indicator: High school completion rate

Status: Improving

Source: Ministry of Education

For sources and notes see page 151.

The high school completion rate indicates the percentage of students who completed high school within five years of entering Grade 10. While the majority of students complete high school within three years of entering Grade 10, the five-year rate recognizes that it may take more time for some students to finish high school.

In 2021-22, 88.6 per cent of students completed high school within five years of entering Grade 10. Based on data from 2017-18 to 2021-22, the high school completion rate has improved over time by 3.6 percentage points from 85.2 per cent in 2017-18, to 88.6 per cent in 2021-22. However, participation in diploma examinations was impacted by the COVID-19 pandemic. Diploma exams were cancelled in April and June of 2020, and during the 2020-21 school year diploma exams were optional. Students who did not write diploma exams received an exemption and their official mark was based solely on their school-awarded mark. For the 2021-22 school year, the January administration of diploma examinations was cancelled to support students who underwent learning disruptions, and the weighting of diploma exams was temporarily lowered from 30 per cent to 10 per cent. The changes to the administration and weighting of diploma exams may have affected high school completion rates and thus caution should be used when interpreting the high school completion rate over time. There is a one-year lag in the availability of results.

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Performance Indicator: Post-secondary transition rate

Status: Stable

Source: Ministry of Education

For sources and notes see page 151.

The high school to post-secondary transition rate tracks the rate at which students move into post-secondary education within four to six years of starting Grade 10. The difference between the four year and six-year transition rates indicates that a substantial proportion of Alberta’s young people delay their entry to post-secondary programs after high school.

In 2021-22, 59.7 per cent of Alberta’s high school students made the transition to post-secondary within six years of entering Grade 10. The six-year transition rate has remained stable over time. The four-year rate and the six-year rate are correlated for the same Grade 10 cohort and the four-year rate is thus a predictor of the six-year rate in subsequent years. Projections using regression analysis on the current data indicate that the six-year rate will remain stable over the next few years.

Student enrolment in a post-secondary program includes attending a publicly funded post-secondary institution in Alberta or registering in an Alberta apprenticeship program. The post-secondary transition rates include adjustments for attrition using estimates from Statistics Canada, and for students who attend post-secondary outside the province using estimates from the Ministry of Advanced Education. There is a one-year lag in the availability of results.

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Performance Indicator: Annual number of surgeries provided

Status: Increasing

Source: Alberta Health Services

For sources and notes see page 152.

In 2022-23, 292,500 scheduled and emergency surgeries were completed, an increase of almost five per cent from the previous year (278,600 in 2021-22). The annual number of surgeries completed is close to pre-pandemic levels. Alberta completed more cancer surgeries compared to the pre-pandemic levels and all surgeries postponed due to COVID-19 have been completed. More scheduled and emergency surgeries performed reflects progress towards expanding surgical capacity as per the Alberta Surgical Initiative and Health Care Action Plan led by the Ministry of Health, which consequently contributes towards lowering wait times. This improvement also reflects the impacts of ongoing work to prioritize surgeries and allocate operating room time according to the greatest need; streamlining referrals from primary care to specialists; increasing surgeries at underutilized operating rooms, mainly in rural areas; and, providing less-complex surgeries through chartered surgical facilities.

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PERFORMANCE RESULTS

Performance Indicator: Unplanned mental health readmissions to hospital

Status: Increasing

Source: Alberta Health Services

For sources and notes see page 152.

This measure monitors the percentage of patients who are unexpectedly readmitted to hospital within 30 days of discharge following mental health care. Monitoring readmissions can help evaluate the appropriateness of discharges and follow-up community care. The lower the percentage the better, as it demonstrates appropriate discharge planning and follow-up community care. In 2021-22, 13 per cent of mental health patients had unplanned readmission to hospital within 30 days of discharge.

Of note, the Canadian 30-day readmission for Mental Health and Substance use indicator tracked nationally by the Canadian Institute for Health Information (CIHI) also increased from 2018-2019 to 2020-2021, showing that the observed trend in Alberta is not unique. The CIHI methodology is different from the AHS methodology reported for Alberta here, so direct comparison of numbers is not valid.

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Priority Two: Growing Alberta’s economy

The strong recovery of Alberta’s economy from the impacts of the COVID-19 pandemic and global economic downturn is a sign of government’s continued commitment to attract investment and grow the province’s economy. Actions were undertaken by government to connect Albertans with jobs and address labour market challenges and reduce red tape to remove barriers and cut costs for Alberta’s job creators. Government remained committed to standing up for Alberta and the province’s natural resources and continued to advance a fair deal for Alberta within Canada.

Objective 1 | Attracting investment and growing the economy

•

In 2022-23, government launched a nationwide Alberta is Calling recruitment campaign, appealing to talented professionals working in high-demand sectors such as skilled trades, health care, accounting, engineering and technology. Alberta is Calling highlights the many cost-of-living, career and lifestyle advantages of life in Alberta: a thriving job market, a low cost of living and high quality of life, along with the lowest tax rates in Canada. Many people have reasons for coming to Alberta, the active promotion of the Alberta is Calling campaign emphasizes the economic opportunity that often influences migration choices. Since the Alberta is Calling campaign launched in summer of 2022, over 70,000 Canadians chose to move and make Alberta their home.

•

Government continued to focus on attracting investment and innovation in critical sectors as part of Alberta’s Investment and Growth Strategy to support job creation and to grow the province’s economy. Actions taken under the strategy include:

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Continuing to market Alberta as a top global and national investment destination by identifying and pursuing new high-value/high-impact investments through the Invest Alberta Corporation (IAC). In 2022-23, the IAC facilitated the decision by Irish fintech company Global Shares to open its largest North American office in Calgary, which created 100 jobs in that city. It also attracted $10 million in investment by IXON Food Technology, which created 20 jobs in Edmonton; attracted a $225 million investment by Phyto Organix in a new-zero plant protein processing facility in Strathmore that created 380 jobs; and attracted investment by INCA Renewtech in an advanced bio-composite manufacturing facility in Vegreville that created 70 jobs.

–

Providing a cross-government concierge service to support companies pursuing trade and export investments in Alberta by facilitating connections to government programs and services, sourcing information and escalating enquiries, and helping navigate the investment ecosystem. In 2022-23 government facilitated over 50 investment attraction partners with information access and provided pathfinding services to more than 90 companies to inform their investment decisions.

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Attracting investment Alberta’s economic corridors, including the province’s rail system. For example, $365 million was announced in June 2022 by CN Rail to enable sustainable growth and improving capacity of the rail system from Fort Saskatchewan to Port of Prince Rupert.

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Delivering the Investment and Growth Fund (IGF) to increase Alberta’s investment attraction competitiveness. A new rural stream was added to the IGF to strengthen regional and rural investment opportunities in Alberta. In 2022-23, a total $12.22 million was awarded to four projects and $4.6 million was expended through the IGF. Since the program’s inception in fall 2021, over

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PERFORMANCE RESULTS

$18 million in IGF grants have been awarded, expected to create over 800 permanent full-time and 2,000 part-time and temporary jobs, and over $1 billion in capital spending in Alberta. For every $1 million in IGF awarded, over $58 million is spent in the province.

•

In October 2022, the Government of Alberta signed a Memorandum of Understanding with WestJet Airlines to grow and diversify Alberta’s aerospace, aviation and logistics sectors, and establish Calgary as WestJet’s single global connecting hub. Other recent investments or expansions include companies such as De Havilland Aircraft of Canada Ltd., Westjet, Condor, Lynx Air, Flair Airlines and Porter Airlines.

•

Government addressed the workforce shortage in the rapidly growing aviation industry by investing $5 million in grant funding in 2022-23 and establishing the foundation for a future aviation skills grant. This funding will offset training costs over the next three years, support job growth in aviation and aerospace sector, and promote the aviation sector as an appealing and rewarding career choice for all genders and diverse groups.

•

Through investments in the Alberta Technology and Innovation Strategy (ATIS), government partnered with innovation stakeholders to bring new technologies to market and build the technology and innovation ecosystem in Alberta. Results included:

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Partnering with leading Canadian AI company AtlaML to work alongside post-secondary students and graduates to develop industry-relevant AI products that draw investment into the province and drive operational efficiencies in key industries.

–	Investing in quantum science to position Alberta as a leader in quantum-driven digital technologies, creating jobs and attracting investment.

–	Leveraging innovation and research capacity of Alberta’s post secondary institutions by funding innovative projects through the Major Innovation Fund.

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Supporting new technology start-ups through the Innovation Catalyst Grant, which is an entrepreneurial program for STEM graduates to access technology commercialization training and support for building new technology start-ups.

•

Government opened new international offices in Seattle and Chicago in 2022-23 with space secured for a third new office in Dallas to represent Alberta in the United States and to strengthen economic partnerships in the region. In total, 16 international offices are located in four key regions (the United States; Europe, Asia and Latin America) to advance Alberta’s interests in relation to trade and investment, address workforce challenges and attract research development.

•

Travel Alberta, government’s destination management organization that promotes Alberta’s must-visit destinations, continued to drive the growth of Alberta’s visitor economy. Government funded Travel Alberta in 2022-23 with grants totalling $63 million to achieve its expanded mandate to:

–	Promote Alberta through focused marketing to high-value travellers, increase air service access for international visitors, and enhance visitor experiences and accommodations across the province.

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Provide $15 million in annual funding through the Tourism Investment Program that supports tourism operators. This included 173 projects across 73 communities, and project funding ranging from $5,000 to $1.2 million with average funding of about $90,000. (Forestry, Parks and Tourism)

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Support Indigenous tourism through a three-year grant agreement between Travel Alberta and Indigenous Tourism Alberta. The investment will enable more Indigenous tourism operators to develop new tourism products, expand existing offerings and more effectively market and attract visitors to their experiences. Government provided $1.65 million in 2022-23.

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PERFORMANCE RESULTS

–	Implement the Air Access Expansion Strategy to recover the lost air routes due to the pandemic and to help grow new routes into Alberta.

•

Government engaged with diverse rural Alberta stakeholders to obtain input on the Economic Development in Rural Alberta Plan (EDRAP). The plan focuses on sustainable economic development of rural Alberta through community led, achievable, flexible and inclusive programming. About $2 million was provided to various groups and organizations to improve economic development capacity in rural Alberta. Regional and targeted capacity building funding enabled local organizations to deliver programs such as:

–	The Alberta Association of Agricultural Societies’ Rural Development Cluster Coaching Series, which received $50,000 was to develop agri-tourism and create rural and regional partnerships;

–

Alberta Women Entrepreneurs received $200,000 to expand the NextStep to Success program, which offers Indigenous women entrepreneurs mentorship, business training and guidance to ensure Indigenous women building businesses are supported by inclusive communities; and

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Young Agrarians received $100,000 to improve awareness of agriculture and agri-food-related careers and deliver an on-farm apprenticeship program to develop hands-on skills and knowledge to run a rural farm business.

•

Following its launch in April 2022, the Hydrogen Centre of Excellence (HCOE) undertook activities to advance promising next-generation hydrogen-related technologies toward commercial deployment to help improve the cost-effectiveness and ease of use of hydrogen in the energy system within Alberta and for export to other markets. These activities provide an important foundation for reducing barriers to accelerate the integration of hydrogen into the energy system and help to ensure a sustainable and self-sufficient hydrogen ecosystem is being developed in Alberta.

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Government continued to incentivise investment and job creation in the petrochemical sector in through the Alberta Petrochemicals Incentive Program. An investment of $32.5 million was approved for Dow Chemicals Canada for the Fort Saskatchewan Furnace Expansion project, which involves the construction of a new ethane cracking furnace and debottleneck equipment for a 140,000 metric tonne ethylene expansion. Another investment of $161.5 million was approved for the new Air Products Hydrogen Production and Liquefaction Facility in Edmonton, which is designed to consume 72,000 GJ per day of natural gas to produce 165 million standard cubic feet per day of hydrogen.

•	$485 million was invested in Municipal Sustainability Initiative funding in 2022-23 to support municipal infrastructure.

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Municipalities committed $627 million of capital funding to 797 infrastructure projects. Municipalities used the funding available in 2022-23 and carried forward funding from prior fiscal years for these projects.

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Communities used the funding to build and rehabilitate public infrastructurea such as roads, water and wastewater systems, public transit facilities, recreation and sports facilities, and other key local priorities. Completing projects has a positive impact on economic growth and helps to build stronger communities by ensuring a safe water supply, providing recreational facilities for families and improving accessibility to public facilities for residents.

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PERFORMANCE RESULTS

•	Investments in the energy sector were stimulated through targeted assessment and tax measures, including:

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Maintaining a three-year property tax exemption for new wells and pipelines, resulting in approximately $12 million in tax savings for the energy sector in 2022. This exemption was intended to generate new investment in Alberta by encouraging new drilling, which supports Albertans through increased economic activity and creation of new jobs.

–	Extending the 35 per cent reduction to the assessment of shallow gas wells and associated pipelines until 2023, with a resulting impact of about $14 million in property taxes;

–	Maintaining depreciation adjustments on the assessment value of lower-producing wells, with an approximate impact of $22 million in property taxes in 2022; and

–	Maintaining the elimination of the well drilling equipment tax, providing $45 million in savings in 2022 to energy companies.

•

In 2022-23, the Agriculture Financial Services Corporation (AFSC) borrowing limit was about $3.3 billion, an increase of about $267 million over the previous year. This increase ensured Alberta farmers, ranchers and food producers have reliable access to capital to grow and continue sustainable diversification of Alberta’s economy. The AFSC is a provincial Crown corporation that provides Alberta’s farmers and agribusinesses with loans, crop insurance and farm income stabilization. Loans are among the suite of competitive, market-responsive, risk management solutions that help agricultural producers operate successful agribusinesses, especially when natural and market events occur beyond the agribusinesses’ control.

•

Alberta’s government worked on economic corridor prioritization and trade highways investment to ensure people, goods and services can move safely and efficiently. Actions taken in this regard include:

–	Signing an agreement with Saskatchewan and Manitoba to collaborate on joint infrastructure networks for trade and economic growth across the Prairies.

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Providing over $500 million in capital grants to municipalities for local road and bridge construction, including $255 million under the Canada Community-Building Fund and $248 million as part of Municipal Sustainability Initiative funding.

–	Investing $524.9 million in hundreds of projects in Alberta’s vital economic corridors including highways, bridges, ring roads and interchanges across the province, supporting more than 13,000 jobs.

–	Developing the 10-year twinning project of 46 kilometres of Highway 3 that connects Alberta to markets outside the province and is a critical route for industry, recreation and tourism.

–	Providing $28.3 million in capital grants to the City of Edmonton’s 50th Street project, which began construction in 2022 to ease congestion in the area.

–	Contributing $139.1 million in capital grants to the Edmonton and Calgary LRT projects in 2022-23.

–

Investing over $21.6 million in the Strategic Transportation Infrastructure Program (STIP) to fund 101 projects of bridge improvements, roads and community airport development across Alberta. STIP funding support to municipalities helps to improve accessibility and the movement of goods and people, ensuring sustained growth of local economies, enhancing safety and efficiency, as well as extending the service life of key transportation infrastructure.

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PERFORMANCE RESULTS

Objective 2 | Connecting Albertans with family-supporting jobs

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Alberta at Work initiatives provide a framework to address current and longer-term labour market challenges including attracting talent, delivering responsive programming and ensuring businesses have access to the skilled workforce required to grow and diversify Alberta’s economy. In 2022-23, government spent $270 million delivering a suite of programs to ensure Albertans have access to meaningful support throughout their careers, and to help individuals develop new skills, attract workers to the province and help all Albertans find employment. Notable Alberta at Work initiatives included:

–

Providing $20 million to support foundational projects for Albertans seeking employment, including: services for Ukrainian evacuees, a digital employment program, services for autistic Albertans, partnerships with employers, services for youth and support for working families.

–	Launching the Workforce Strategies Grant Program to help Albertans develop new skills and assist employers and industry to grow their workforce.

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Through Alberta Innovates, providing $30 million, over four years to Amii (Alberta Machine Intelligence Institute), to build Alberta’s artificial intelligence (AI) talent pipeline and accelerate research. Funding was provided as part of Alberta at Work and the Alberta Technology and innovation Strategy.

–

Increasing seats in post-secondary programs that support priority industry sectors and have high workforce and student demand through the Targeted Enrolment Expansion (TEE) program. (For more information see Priority One, Objective One.)

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Launching the Alberta is Calling campaign to help address gaps in the labour force by appealing to talented professionals working in high-demand sectors like skilled trades, health care, accounting, engineering and technology. The campaign creates awareness of the benefits of living, working and investing in Alberta. (For more information see Priority Two, objective one.)

•

The Work-Integrated Learning (WIL) Industry Voucher program provides post-secondary students and recent graduates an opportunity to gain work experiences in their area of study. In 2022-23, $2 million in Alberta at Work funding was provided to three industry associations that participated in the 2021 pilot program and three new industry associations. The latest available results of the 2021 pilot program indicated the successful delivery of 70 WIL placements for the Alberta Construction Association, 26 placements for BioAlberta, and 100 placements for Technology Alberta in 2021-22.

•

Through the Alberta at Work initiative, government invested $8 million over the next two years (2022-24) to fund the development of 73 new micro-credential programs. This creates new educational and upskilling opportunities in priority economic sectors with high labour demand such as health care, technology, business, sciences, early childhood education, aviation and various trades. Micro-credentials are short-term, flexible learning programs designed to develop the specialized job-ready skills Albertans need to re-skill or upskill quickly to pivot careers or re-enter the workforce. They can also serve as a means of creating additional pathways to future education and training.

•

In 2022-23, the Alberta Jobs Now Program helped over 1,450 employers offset hiring and training costs for over 7,600 new hires. Funding for the Alberta Jobs Now Program came from the Canada-Alberta Workforce Development Agreement, which is one of two Labour Market Transfer Agreements between Alberta and the federal government that provide funding for the delivery of skills training and employment programs that include work placement and career planning services.

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PERFORMANCE RESULTS

•

Almost $30 million was approved through the Canada-Alberta Job Grant to support almost 3,300 employers and to train over 12,600 new and existing employees in 2022-23. Funding for the Canada-Alberta Job Grant is provided by the federal government.

•

In 2022-23, over 4,000 unemployed or underemployed Albertans accessed Training for Work programs that provide employment training opportunities to help Albertans gain skills in order to find work, improve their employment situation and/or increase their ability to cope with changing labour market conditions. Over 75.8 per cent of participants who completed a training program between September 1, 2021, and August 31, 2022, were employed or in further training or education 90 days after training.

•

In 2022-23, government launched Workforce Strategies Grants providing $12 million in funding to 13 projects to help Albertans develop new skills and assist employers and industry to grow their workforce. Funding provided under the grants spans the next two to three fiscal years. Projects support a range of industries including food service and hospitality, supply chain, forestry, technology and trucking.

•

The Driving Back to Work program (DBTW) helped to address labour shortages in the supply chain industry by investing $30 million over the next three years . DBTW covers more than 90 per cent of the training and testing costs of obtaining a Class 1 commercial driver’s license; 680 individuals received a DBTW grant in 2022/23. In 2022, government expanded the eligibility for the DBTW grant to allow more Albertans to become a licenced Class 1 driver. Government is currently working with industry to develop on-the-job training for Class 1, 2 and 4 drivers, which will assist industry to address the commercial driver shortage in Alberta.

•

Government spent $102.8 million to provide career services through the Career and Employment Information Services program. In 2022-23, Albertans accessed case-managed Career and Employment Information Services 107,878 times, and group activities such as job fairs, delivery events and workshops 268,059 times. Virtual delivery continued to ensure access for clients who may not otherwise be able to attend in-person classes, such as those with childcare or transportation challenges. In 2022, client data collected through the Work Outcome Reporting Project Survey showed 80.6 per cent of participants were satisfied or highly satisfied with the services and 75 per cent found employment within three months of accessing the program.

•

Government continued to support affordability for families accessing licensed child care through Affordability Grants to licensed child-care programs and an additional subsidy for families earning up to $179,999 annually, enabling parents to participate fully in Alberta’s job market. In 2022-23, 74,143 children received some level of subsidy. As of March 2023, there were 116,660 licensed child-care spaces for children newborn to kindergarten age across the province. This represents an increase of nine per cent or an increase of 9,584 spaces compared to March 2022.

•	Alberta’s government continued to create employment supports for Albertans with disabilities through employment preparation, placement programs and targeted employment supports, such as:

–

Investing more than $23.1 million to connect over 2,350 individuals receiving PDD services to get a job or to maintain their employment through Employment Preparation and Training and Employment Placement.

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Recognizing every October as Disability Employment Awareness Month to promote awareness of people with disabilities in the workforce, celebrate their accomplishments and support employers in promoting inclusive hiring practices.

130	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

•

The Alberta Advantage Immigration Program (AAIP) continued to attract a skilled workforce in high-demand sectors. Alberta worked with the federal government to achieve a 50 per cent year-over-year increase in the province’s immigration nominee annual allocation from 6,500 in 2022 to 9,750 in 2023. In addition, Alberta received notional immigrant nominee allocations of 10,140 in 2024 and 10,849 in 2025. For the 2022 calendar year, government reached the province’s nomination allocations with 6,554 nomination certificates issued, totaling 12,603 people across permanent residence streams. Nominations were issued across all sectors of the province, serving economic needs and supporting job creation. New initiatives were introduced in 2022-23, including a commitment to issuing a minimum number of Express Entry nominations for those who have family ties to Alberta and whose occupation is in demand, and a dedicated pathway under the Alberta Express Entry Stream for health care professionals. In addition, Alberta committed to participation in the Economic Mobility Pathway Pilot, federal government program to attract skilled refugees.. Government also enhanced the AAIP Rural Entrepreneur Stream and the Rural Renewal Stream to attract more entrepreneurs and workers to rural Alberta.

•

The English as a Second Language Pathway to Health Care Aide program ensures students have advanced language skills needed to succeed in the health-care field. In 2022 23, the pilot program funded 29 students at four participating post-secondary institutions with 13 students completing the program by March 2023. Government plans to renew the program designation for all four institutions that currently offer the Health Care Aide Program. Government invested $6.3 million to create 1,090 new Health Care Aide program seats over three years at eight Alberta post-secondary institutions, which will help alleviate labour shortages in Alberta’s health-care system as graduates enter the workforce. The Government of Alberta continues to monitor the first round of the Targeted Enrolment Expansion program to ensure targets are met over the three-year term of the grant.

•

Government developed Alberta’s Labour Mobility Act and Regulation, which was proclaimed on April 6, 2023. It will allow out-of-province workers to get certified quickly and enter Alberta’s labour market to address workforce shortages and contribute to Alberta’s economic growth. The act and regulations bind regulatory bodies in meeting Alberta’s domestic labour mobility obligations in the Canadian Free Trade Agreement and New West Partnership Trade Agreement ong British Columbia, Alberta, Saskatchewan and Manitoba. As part of implementation of the new legislation, government will continue to work with Alberta regulatory bodies in ensuring they are meeting their domestic labour mobility obligations.

•

In July 2022, the Skilled Trades and Apprenticeship Education Act (STAEA) came into force expanding the apprenticeship model of education to professions beyond the skilled trades. In February 2023, government launched the Industry Pathways initiative, which outlines options and process for any industry looking to adopt an apprenticeship education program, industry training program, or trade designation to train and/ or certify their workers through STAEA.

•

Government worked to establish a uniform and streamlined professional governance framework by consolidating nine acts into one umbrella act, the Professional Governance Act, which governs 22 professional regulatory bodies. The proposed act promotes consistency, creates efficiencies and reduces red tape. Government of Alberta remains committed to progressing the Professional Governance Act through the legislative process. This creates an opportunity to revisit the policy framework, complete additional engagement and revise the act prior to a possible legislative approval process in the future.

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PERFORMANCE RESULTS

•

In 2022-23, government budgeted $1.3 billion and spent $1.2 billion in Capital Maintenance and Renewal (CMR) projects to support repairing of government-owned assets. A standardized methodology was adopted to streamline approval and prioritization processes. Government invested in CMR projects related to transport infrastructure, such as highways and bridges. A total of $573 million was invested in 73 CMR projects to improve the condition of the province’s existing transportation network. Of this, $83.1 million was spent on bridge construction and repairs, with 36 projects underway, and $413 million went to highway rehabilitation. This investment in improving critical infrastructure supports the long-tern sustainability of the provincial transportation network, benefiting local economies around the province by supporting resilient, connected and healthy communities.

Objective 3 | Reducing red tape

•

Government continued the work of red-tape reduction to decrease the regulatory burden and transform regulatory processes to improve service delivery. As of March 2023, government has achieved a cumulative a 31.5 per cent net reduction in regulatory requirements since May 1, 2019, saving Albertans and Alberta business $2.6 billion[1]. Government continues to maintain important health, safety and environmental protections while advancing the red tape reduction in Alberta.

•

Important changes to reduce red tape were also made in 2022-23 through two acts that amended 29 statutes across government. Since 2019, key changes made through Red Tape Reduction legislation, and associated regulations have eliminated over 4,000 unnecessary regulatory requirements, helping to reduce costs for businesses, speed up approvals and improve service delivery through digital solutions and innovation.

•

Over 2022-23, government’s work to reduce red tape continued to be informed by a stakeholder-driven approach that included engagement with nine industries representing Alberta’s key economic sectors. Additional meetings were held with emerging and growing sectors in summer 2022, which included aerospace, logistics, pharmaceuticals and technology. Nearly 200 initiatives implemented since 2019 to reduce red tape respond directly to recommendations from stakeholders, with more underway.

•

Government also continued to ensure that Albertans had the ability to provide recommendations on ways to improve government program and service delivery through an enhanced portal on a dedicated website (www.alberta.ca/cutredtape). Over 40 of government’s red tape reduction initiatives to date were informed directly by public submissions. These included:

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Streamlining the AISH application process to include a shortened and simplified application form that is also available online, improving processing times and allowing timely updates for applicants on the status of their applications;

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Eliminating annual license plate validation stickers and transitioning to new high-definition reflective plates that are more easily scanned by law enforcement, saving government more than $1 million per year; and

–

Eliminating the Alberta Indian Tax Exemption Card, which aligns Alberta with all other provinces by requiring only the federal Certificate of Indian Status Card as identification to receive applicable tax exemptions on purchases of tobacco, fuel and accommodations on-reserve.

[1]

This figure was calculated using government- and agency-verified data obtained through regulatory cost modelling. An external consultant, PWC, led the costing exercise by calculating savings obtained through the 50 most impactful red tape reduction projects and other cost savings data provided by government.

132	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

•

The Traffic Ticket Digital Service was enhanced. This service enables Albertans to pay traffic tickets online, reducing the over 500,000 in-person visits to courthouses every year to deal with these types of routine matters. These enhancements have resulted in:

–	Savings of $39,040 and 1,000 hours per month for staff to review and process transactions.

–	Savings of $915,315 per month in time spent negotiating disputes and making payments.

•

The Adjournment Digital Service (ADS) was extended to allow participants in provincial adult criminal court to defer matters if they are not ready to proceed, and all parties agree. ADS allows lawyers to submit their request online 24/7 and receive a decision within minutes. As of February 28, 2023, more than 28,500 adjournment requests have been submitted through ADS, supporting improved access to justice for accused persons and counsel, and creating efficiencies for judges, prosecutors and clerks.

•

Further streamlining of the process for filing court documents through The King’s Bench Filing Digital Service, which allows for certain court applications to be submitted, reviewed and granted digitally. This has reduced the submission time to two minutes for simple submissions, resulting in significant cost savings and vastly improving service to lawyers and Albertans who can now access their stamped documents within a day or two (instead of waiting weeks for documents to be returned to them by email). The service is now being expanded to streamline more types of filing, and currently accepts 168 document types. In 2022-23, there have been 149,200 submissions filed using the service.

•

On March 31, 2023, government made changes to the Occupational Health and Safety (OHS) Code, which specifies detailed standards and health and safety rules for workplaces. The changes to the OHS Code make it easier to understand; align with best practices for health and safety, modern standards and technology; and harmonize Alberta with other Canadian jurisdictions while improving health and safety outcomes. As part of the changes 7,995 unnecessary regulatory requirements were removed from the OHS Code.

•

Enhancements to The Aboriginal Consultation Office (ACO) Digital Service, an online, centralized system that ensures the consultation process is more efficient, effective and transparent for all participants involved in the consultation process (industry, ACO staff, and First Nations and Métis representatives). The digital service has helped ACO staff complete 7,479 consultation decisions over 2022-23, and enhancements to the service since it was first launched have reduced application processing times by approximately 50-75 per cent.

•

In 2022-23, government updated legislation, regulations and processes related to environmental issues, taking a comprehensive and balanced approach that takes into consideration both current and emergent concerns while maintaining environmental standards and safety. These included:

–

Implementing the Mineral Resource Development Act and amending six regulations to enable the Alberta Energy Regulator as the regulator for brine-hosted mineral resources. Brine-hosted minerals (e.g. lithium) are extracted from underground saltwater.

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Launching the multi-year Designated Industrial Zone Pilot (DIZ) project in the Industrial Heartland region to pilot a streamlined regulatory process that incorporates enhanced regulatory performance, environmental outcomes, and cluster infrastructure.

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Integrating the Regulatory Assurance System Framework (RAF) to enable developmental activity while maintaining environmental standards with increased focus on clear and consistent regulatory processes, risk-based environmental management and use of digital technology.

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PERFORMANCE RESULTS

–

Further streamlining delivery of Alberta’s environmental regulatory system through initiatives such as: Publishing Alberta’s Domestic Use Aquifer Guide to simplify the process for remediation requirements calculations; enabling new standards for the Micro Waterworks System to outline minimum treatment and operational requirements; and modernizing the Surveys Act to remove unnecessary burdens reducing surveyor’s work.

•

Government continued to modernize Alberta’s liquor, gaming and cannabis sectors through reviews of the Gaming, Liquor and Cannabis Regulation, Alberta Gaming, Liquor and Cannabis handbooks, and consultation with key stakeholders. The Alberta Gaming, Liquor and Cannabis (AGLC) achieved a cumulative reduction of over 41 per cent of its regulatory requirements since 2019. In 2022-23, AGLC initiatives supporting red tape reduction included:

–	Enabling hotels that do not have a Class A liquor licence to offer occasional complimentary liquor service.

–	Allowing Video Lottery Terminals (VLT) retailers to offer their customers free food or non-alcoholic beverages without AGLC approval.

–	Removing the prohibition against the sale of energy drinks in retail liquor stores.

–

Increasing the maximum size limit of beer, cider and refreshment beverage samples from 355 millilitres (ml) to 473 ml. Liquor agencies asked for the change as some of their products (e.g. beer) are only available in 473 ml sizes.

–	Enabling cannabis representatives to provide cannabis retail stores the equivalent of up 3.5 grams of dried cannabis as a sample product.

–	Increasing the dried cannabis equivalency for cannabis beverages from 70 grams to 570 grams, bringing the public possession limit for cannabis beverages to a level similar to other forms of cannabis.

Objective 4 | Standing up for Alberta’s natural resources

•

Government remained committed to Alberta’s Environmental, Social, and Governance (ESG) leadership by developing an integrated Jurisdictional ESG Framework, which demonstrates Alberta’s performance and ambition in 13 environmental, social and governance categories, and maps government’s ESG policies and programs. Key actions taken in 2022-23 included:

–	Published and maintained a webpage to inform Albertans and other stakeholders of our ESG approach and key performance, which improves understanding of our ESG leadership.

–

Developed and executed an engagement program focused on Canada’s financial and university sector to share Alberta’s ESG approach and progress, resulting in a more positive perception of Alberta’s ESG credentials, better understanding of our ESG jurisdictional approach and improved reputation given our pro-active engagement activities. Examples are:

–	Supported a significant bond purchase by a Canadian institutional investor in fall 2022.

–	Continuing to provide draft input into Statistics Canada’s Experimental ESG Dashboard website and interface.

–	Continuing to develop a Jurisdictional ESG/Net-ZERO Tracker toll and database to track the climate change commitments and ESG reporting practices of all companies that produce oil and gas in Alberta.

134	Government of Alberta | Annual Report 2022 – 2023

PERFORMANCE RESULTS

•

Government continued to engage with counterparts in the federal government to market Canada’s responsible and affordable energy. Government advocated projects that secure additional market access for oil and gas producers and help protect the value of Alberta’s energy resources. Key actions include:

–	Intervening in all regulatory and legal proceedings where the province has standing.

–	Pursuing the concept of economic corridors and monitoring project proposals to improve market access.

–	Continuing to advocate for existing pipelines, including Line 5 and the Trans Mountain Expansion Project.

–

Participating in intergovernmental forums to build support for Alberta’s energy resources, including the Energy Council, Offshore Northern Seas Conference, North American Energy Security Roundtable, and Oslo Energy Forum.

–	Meeting with investors and attending industry events globally to promote Alberta’s energy sector, including CERAWeek.

•	Government continued the transformation of the regulatory system with the integration of the Regulatory Assurance Framework while maintaining environmental standards.

•

The TIER Fund Investment Program supported innovation and technology, CCUS, industrial energy efficiency and climate resiliency programs. Additional reporting on these actions is found under Priority One, Objective Five in this report.

•

Government continued to tackle misinformation about Canadian oil and natural gas, create original content to elevate the general understanding of Canada’s energy sector, and centralize and analyse data that targets investors, researchers and policy makers through the Canadian Energy Centre (CEC). CEC promotes energy literacy and responds quickly and factually to misinformation and Canada’s energy industry. Highlights of the CEC’s achievements in 2022-23 include extending the digital and newsprint advertising campaign in the U.S., which continued to focus on Supporting Canada’s role as a producer of safe, ethically produced, environmentally responsible and reliable energy.

–

Launching a digital advertising campaign that focused on Western Europe and the United Kingdom to emphasise Canada and liquefied natural gas as a key part of the long-term solution to the global energy crisis. The campaign achieved over seven million digital impressions.

–

Establishing a significant global presence using targeted digital advertisements during significant energy and climate related events, such as the G7 Summit in Germany and COP 27 in Egypt. This work has taken on increased importance with the Russian invasion of Ukraine and the broad concern for energy security by Western nations taking on a vital importance.

–

Moving sentiment regarding Canadian energy in a positive direction. Pre- and post- campaign research indicated that support for the Canadian energy sector rose from 47 per cent to 61 per cent among the advertisement’s viewers.

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PERFORMANCE RESULTS

Objective 5 | Advancing a fair deal for Alberta

•

Alberta advocated for more equitable treatment from the federal government. In terms of the Equalization Program, Alberta released a position paper on April 21, 2023, that presents a forward-looking vision for equalization that focuses on simplifying the current formula and rewarding economic growth and prosperity among the provinces. The Equalization Program is a federal program that has been in place since 1957 and is intended to ensure each province can provide reasonably comparable levels of public services at reasonably comparable levels of taxation. Equalization is financed entirely by federal taxes paid by all Canadians and flows directly to provincial governments that fall below the average fiscal capacity as determined by the equalization formula.

•

Government of Alberta engaged with other provinces and territories through regular bilateral and multilateral meetings such as Council of the Federation and Western Premiers’ Conference meetings. The Council of the Federation includes the Premiers of all provinces and territories, and the Western Premiers’ Conference includes Premiers from Canada’s four western provinces (Alberta, British Columbia, Saskatchewan and Manitoba) and three territories (Yukon, Northwest Territories and Nunavut). These meetings are an opportunity for Premiers to collaborate and build partnerships to advance joint priorities.

•

In addition to engaging with other provinces and territories at Premiers’ meetings, Alberta worked with other governments to block federal intrusions into provincial jurisdiction. For example, seven other provinces intervened in the federal government’s appeal to Supreme Court of Canada on the Court of Appeal of Alberta’s ruling that the federal Impact Assessment Act is unconstitutional. Alberta argued that the Impact Assessment Act is a violation of exclusive provincial jurisdiction under the Constitution over the development of natural resources. Alberta will continue to work with other jurisdictions to push back against federal intrusions into provincial jurisdiction, such as the Clean Electricity Regulations and the Oil and Gas Emissions Cap, to protect Alberta’s economy and the livelihoods of Albertans.

•

The Government of Alberta worked to implement and assess the recommendations provided by the Fair Deal Panel, as outlined in government’s response to the Fair Deal Panel’s Final Report. The panel was established in November 2019 to consult with Albertans on how best to secure a fair deal for Alberta in the Canadian federation and advance Alberta’s economic interests. Examples of ongoing implementation include:

–

Appointing a Chief Firearms Officer and offices are now in operation in Edmonton, Calgary, Red Deer, Coaldale, Grand Prairie and Sherwood Park, along with virtual services in Fort McMurry, to ensure the administration of federal firearms legislation has an “Alberta flavour” as envisioned by the panel. The provincial Chief Firearms Officer also advocates for Alberta’s lawful firearms owners and promote safety (Recommendation 15).

–

Completing stakeholder engagement sessions in fall 2022 on the implementation of an Alberta Police Service to replace the Royal Canadian Mounted Police (RCMP) in response to the challenges about law and order the panel heard from Albertans, especially those in rural areas. Work on reviewing feedback and next steps is underway (Recommendation 14).

–

Developing a comprehensive plan on options for the creation of an Alberta Pension Plan in response to the panel’s recommendation based on potentially reduced contribution rates for Albertans (Recommendation 13).

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PERFORMANCE RESULTS

•

Government continued to advocate for responsible firearm legislation and safety of Albertans. Steps taken included intervening in six judicial reviews challenging the legality of a federal firearms regulation that bans over 1500 models of firearms. As an intervener, Alberta raised administrative and constitutional law arguments, taking the position that the federal government’s legislation is an overreach of its jurisdiction. Government also represented Alberta as a witness at the Standing Committee on Public Safety and National Security at parliament in Ottawa to share Alberta’s opposition to Bill C-21 and support a fair deal for law abiding firearm owners in Alberta. Government also passed the Alberta Firearms Act to give flexibility to Alberta’s government to develop regulations, if necessary, to protect provincial areas of responsibility for firearms.

•	Government defended Alberta’s interests in the ongoing management of international trade agreements. Key actions include:

–

Advocating for Alberta’s energy exports to the Asia Pacific markets by participating in the federal government’s Indo-Pacific Strategy and sending Alberta’s mission to Ottawa to meet with representatives of Korea and Japan.

–	Continuing to promote the benefits of existing trade agreements – including with the European Union and the Trans-Pacific Partnership countries – to Alberta exporters.

–

Engaging in a Canada West Foundation stakeholder outreach initiative that focuses on understanding Alberta’s economic and trade interests in the Indo-Pacific region and the federal government’s Indo-Pacific Strategy.

–

Coordinating a meeting of Saskatchewan and Manitoba trade ministers to discuss the Indo-Pacific Strategy including business supports, cultural competencies and engagement, energy, and trade infrastructure issues.

–	Advancing Alberta’s interests in-person at the Canada-United Kingdom (U.K.) Free Trade Agreement (FTA) negotiations, held in London and Ottawa throughout the year.

–

Advancing Alberta’s interests through a virtual presence in federal debriefs for negotiations such as: three rounds of Canada-India Early Progress Trade Agreement negotiations, which took place throughout the year; two rounds of Canada-Indonesia FTA negotiations; a round of Canada-ASEAN FTA negotiations, which took place in October 2022 and the week of November 21, 2022; as well as intermittent briefings on Canada-Ukraine FTA modernization negotiations.

•

Government advocated for Alberta’s oil and gas market interests by participating in Canada Energy Regulator (CER) regulatory processes, industry committees for CER-regulated pipelines and the CER-Energy working table. In 2022-23, government:

–	Intervened in CER’s hearing processes to consider facility applications, tolls and tariff applications, and other matters related to Alberta’s oil and gas industry.

–

Continued to participate in industry committees for CER-regulated pipelines to seek resolution on tolls, tariffs and facilities matters affecting market access for Alberta’s oil and gas resources as an alternative to litigated regulatory processes.

–	Monitored oil and gas facilities applications before the CER and the Impact Assessment Agency of Canada. (Energy).

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PERFORMANCE RESULTS

Performance Indicators

Performance Indicator: Enrollment in facility-based child care programs, family day home, innovative and group family child care

Status: Increasing

Source: Ministry of Children’s Services

For sources and notes see page 152.

This indicator reports on the total number of child-care spaces and the number of children enrolled. In 2022-23, there were 162,241 total licensed child-care spaces in the province. This year’s result shows an increase of spaces over the 2021-22 results when there were 152,226 total spaces. The total number of children enrolled in a licensed child-care program also increased from the previous year after recovering from a period of low enrollment due to the COVID-19 pandemic.

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PERFORMANCE RESULTS

Performance Indicator: Private sector employment

Status: Improving

Source: Statistics Canada

For sources and notes see page 153.

The employment population in the private sector is an indicator of economic health that reflects the strength of the private sector (versus the public sector) in generating employment. Growth in private sector employment would typically correspond with an expanding economy, characterized by private sector growth. Between 2021 and 2022, private sector employment grew by 7.8 per cent. Employment in the private sector has fully recovered and exceeds pre-pandemic levels. The overall unemployment rate declined steadily throughout the year, reaching 5.7 per cent by March 2023.

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PERFORMANCE RESULTS

Performance Indicator: Long-term unemployment rate

Status: Improving

Source: Statistics Canada

For sources and notes see page 153.

The share of unemployed Albertans who were unemployed long-term fell from 36 per cent in 2021 to 21 per cent in 2022. Long-term unemployment is defined as being out of work and looking for a job for 27 weeks or more and is an indication of the overall health of the labour force, the ability for people to find work, and the extent to which government programs and economic conditions are impacting long-term unemployment.

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PERFORMANCE RESULTS

Performance Indicator: Wages and salaries growth

Status: Increasing

Source: Statistics Canada

For sources and notes see page 153.

Wages and salaries growth measures percentage changes year-over-year. They are an indicator of labour income and reflect changes in employment, labour force participation and wage growth.

Wages and salaries in Alberta grew 8.9 per cent year-over-year in 2022 and continue to show strong recovery following the COVID-19 pandemic. This resulted from the strong employment growth in the year and a competitive labour market. Between December 2021 and December 2022, overall employment grew by 3.9 per cent and full-time employment grew by five per cent, which were among the strongest results in the country and above the national average.

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PERFORMANCE RESULTS

Performance Indicator: Non-residential investment in Alberta

Status: Increasing

Source: Statistics Canada

For sources and notes see page 154.

Non-residential investment refers to the amount of capital investment in non-residential buildings, machinery and equipment, and intellectual property. This indicator analyzes the result based on the per capita level of investment.

Alberta’s non-residential sector per capita capital investment was $14,000 in 2022, a year-over-year increase of 11.5 per cent from 2021. Alberta’s 2022 result was the highest per capita non-residential investment among Canadian provinces and 78 per cent higher than the Canadian average of $7,880 per capita. Alberta’s strong economic growth in 2022 and competitive tax environment continues to attract investment to the province with notable capital investments in industries such as electricity, oil and gas extraction, transportation and warehousing. and manufacturing.

Capital investment per capita is a sign of a growing, healthy economy. As companies expand or choose to invest in Alberta, they purchase property, build facilities and buy equipment. These investments result in creating jobs and economic activity that contributes to Alberta’s GDP and improves Alberta’s long-term economic performance.

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PERFORMANCE RESULTS

Performance Indicator: Upstream oil and gas investment

Status: Increasing

Source: Statistics Canada

For sources and notes see page 154.

Upstream oil and gas investment tracks capital investments by companies engaged in the exploration and production of crude oil and natural gas. Fixed non-residential capital investment in Alberta’s oil and gas extraction sector is an indicator of the health and future growth of the oil and gas sector in Alberta.

Upstream oil and gas investment in Alberta saw continued recovery after suffering significant declines during the COVID-19 pandemic. In 2022, investment grew to $24.6 billion (preliminary actual), an increase of 29 per cent from 2021. The increase was driven by the higher returns to investment for industry provided by higher oil and gas prices.

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PERFORMANCE RESULTS

Performance Indicator: Venture capital investment in Alberta

Status: Increasing

Source: Canadian Venture Capital and Private Equity Association

For sources and notes see page 154.

Venture capital (VC) is investments provided to start-ups, early-stage and emerging companies that have been deemed to have high growth potential or that have demonstrated high growth. VC investment is an indicator of both investor confidence and the diversification of Alberta’s economy, particularly in knowledge-based industries.

Alberta continued to show resiliency and is a national leader in attracting VC investment, surpassing the record setting results in 2021 ($561 million). In 2022, total VC investment in Alberta totalled $729 million as a result of 85 deals, or a nearly 30 per cent year-over-year increase. This represents the fifth consecutive year of achieving a record high VC investment.

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PERFORMANCE RESULTS

Performance Indicator: Non-energy exports (excluding primary oil and gas production)

Status: Increasing

Source: Statistics Canada

For sources and notes see page 154.

The value of international goods exports excluding energy products in Alberta indicates growth and diversification outside the energy sector. The value of Alberta’s non-energy exports grew 18.3 per cent between 2021 and 2022 to reach a record high of $45.6 billion in 2022, largely boosted by higher prices. Government continued to deliver targeted programs to support businesses, municipalities, Indigenous communities and industry associations to support, exports and diversifying the economy outside of the energy sector, including the Alberta Export Expansion Program and advancing Alberta’s trade interests. Alberta’s top market for exports include the United States, Japan and China.

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PERFORMANCE RESULTS

Performance Indicator: Energy goods exports

Status: Increasing

Source: Statistics Canada

For sources and notes see page 155.

The value of energy products (crude oil, natural gas and electricity) exported by Alberta internationally is an indicator of the health of the oil and gas industry and efforts to increase market access. The value of Alberta’s energy goods exports surged nearly 60 per cent year-over-year between 2021 and 2022 to a record level of $158.3 billion. The increase was supported by strong oil production and higher energy prices coupled with uncertainty for global energy supply as a result of the conflict in Ukraine and sanctions against Russia.

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PERFORMANCE RESULTS

Priority Three: Fiscal sustainability

The fiscal situation improved significantly in 2022-23 for Alberta mainly due to improved revenue. Government remained committed to fiscal responsibility and providing value for each tax dollar spent on government programs to ensure the long-term sustainability of the province’s finances.

Objective 1 | Providing value for each tax dollar spent

•

Alberta remained a leader among Canada’s senior governments in fiscal reporting and transparency. In a September 2022 C.D. Howe Institute report Alberta received a letter grade of “A” for the usefulness and understandability of government’s budgets, estimates and financial statements, the highest grade among the federal government and all provinces and territories.

•

Government continued to align with the spirit of the recommendations of the 2019 MacKinnon Panel Report on Alberta’s Finances to control spending while providing resources to the programs Albertans rely on. In 2022-23, the government continued to bring per capita spending in line with or lower than comparator provinces to keep government spending sustainable for future generations.

•	Alberta achieved a surplus of $11.6 billion in 2022-23 with forecasted surpluses in future fiscal years, mainly as a result of the economic rebound and price of oil increasing.

•

In 2022-23, government paid down $13.4 billion of maturing debt. Alberta’s net debt-to-GDP ratio was 9.8 per cent, the lowest in Canada, and the province’s credit rating increased twice over the course of the year. Over the longer term, this translates into lower debt servicing costs, which will save Alberta taxpayers money and free up resources for future enhancements to government services.

•

The continued review and improvement of government planning and reporting processes through 2022-23 ensured communications to Albertans was efficient and timely. Government fiscal reporting, including fiscal updates, and other budget documents, were released on time, resulting in clear and transparent financial information for Albertans. Ministry annual reports and reporting processes continued to improve and further integrated financial and non-financial information.

•

The Sustainable Fiscal Planning and Reporting Act introduced a new fiscal framework that will be implemented in 2023-24 to guide future decision-making. The act outlines requirements for a balanced budget, controlling year-over-year and in-year spending increases, and allocating 50 per cent of surplus cash to repayment of maturing debt. The remaining 50 per cent goes to the new Alberta Fund where funds can be used to pay down the debt, make additional deposits into the Alberta Heritage Savings Trust Fund, or for one-time initiatives that do not lead to permanent increases in government spending.

•

Government remained committed to fiscally responsible and competitive public sector compensation. For 2022-23, the majority of Alberta’s public sector workers (more than 70 per cent) were under collective agreements that extend into 2024. Collective agreements reflected a settlement trend that acknowledges Alberta’s economic and labour relations realities and provides compensation outcomes that are anchored to market evidence and workforce pressures.

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PERFORMANCE RESULTS

•

Alberta continued to monitor closely provincial per capita spending on health care to quantify progress on government’s commitment to get the most value for each dollar and improve access to health-care services. Alberta’s provincial per capita spending on health care in 2021-22, the latest year for which data was available for reporting, was estimated to be $5,384, on par with the Canadian average.

•

Government took action to make the health system work better for Albertans while managing key cost drivers – mainly hospital services, labour and physician compensation, and publicly funded drug benefit programs.

–

In October 2022, government executed a four-year agreement with the Alberta Medical Association (AMA) that includes over $250 million in additional spending over four years for initiatives aimed at communities and physician specialties facing recruitment and retention issues. The agreement includes concrete solutions and financial resources to support Albertans’ health-care needs, promote system stability through competitive compensation and target funding to address pressures within the system. The agreement also allows physicians to provide greater input into longer-term approaches on improving patient care and physician compensation reform initiatives.

–

In 2022-23, government spent $2.5 billion on drugs and supplemental health benefits. Alberta continued to work with the pan-Canadian Pharmaceutical Alliance (pCPA) to reduce prescription drug costs and increase access to clinically effective and cost-effective drug treatment options. All new drugs and/or new indications for use undergo price negotiations between the pCPA and drug manufacturers. As a result of these negotiations, in 2022-23 price rebates increased to an estimated $327 million from $275 million in 2021-22.

–

Alberta’s Biosimilars Initiative expanded the use of biosimilars by replacing biologic drugs with their biosimilar versions whenever possible. Biosimilars are biologic drugs that are highly similar to an alternative higher-priced biologic drug already authorized for sale. This means patients will continue receiving safe and effective treatment, but at a lower cost. In 2022-23, savings from this initiative increased to an estimated $65.7 million from $48.9 million in 2021-22.

•

Through the Alternative Capital Financing Partnerships Office, Alberta continued to take a creative approach to developing infrastructure projects by leveraging public-private partnerships (P3s), whereby government-owned infrastructure, such as schools or hospitals, are constructed by private contractors that provide some or all of the financing for a project. Capital projects assessed for potential P3 delivery include the New Edmonton Hospital Project and the Red Deer Regional Hospital Centre-New Ambulatory Care Services building. Government also updated the Unsolicited Proposals (USP) Framework and Guideline that guides private sector proposals for the provision of public infrastructure that have not been explicitly requested by the province.

•

Government continued to invest responsibly and sustainably in the infrastructure needs of communities. In 2022-23, $485 million was distributed under the Municipal Sustainability Initiative, Alberta’s primary capital grant program for municipalities, providing stable funding to local projects for a range of services and municipal infrastructure. This initiative will be replaced by Alberta’s Local Government Fiscal Framework (LGFF) and will come into effect in 2024-25.

–

The LGFF will provide $722 million in capital funding under the first year of the framework. LGFF capital funding in subsequent years will be based on the percentage change in provincial revenues, making municipalities full partners in Alberta’s prosperity. Throughout 2022-23, the province engaged with local governments on the allocation formula and administrative details for the program to ensure that it will be as effective and efficient as possible and to minimize red tape. Engagement with local governments regarding the allocation formula will continue into 2023-24 and is aimed at developing a formula that distributes LGFF funding equitably to local governments.

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PERFORMANCE RESULTS

Performance Indicators

Performance Indicator: Net Debt to GDP in Alberta and comparator provinces

(Quebec, Ontario, B.C.)

Status: Improving

Source: Ministry of Treasury Board and Finance, Provincial Budgets and Statistics Canada

For sources and notes see page 155.

Net debt-to- gross domestic product (GDP) measures the proportion of a province’s public debt to its gross domestic product and is a measure of the health and sustainability of a province’s finances.

In 2021-22, Alberta restored its position as the least indebted Canadian province, measure by net-debt-to-GDP ratio. In 2022-23, Alberta kept this status and solidified the lead by paying $13.4 billion to the debt and lowering its net-debt-to GDP to 9.8 per cent. Net-debt figures for comparator provinces up to and including 2021-22 are actuals while 2022-23 figures are forecasts based on provincial budget documents. GDP figures are reported by Statistics Canada based on calendar year and are typically reported in November of the following year; consequently, GDP calculations for 2022 are based on forecasts for Alberta and the comparator provinces.

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PERFORMANCE RESULTS

Performance Indicator: Per capita expenditure with comparator provinces (Quebec, Ontario, B.C.)

Status: Improving

Source: Ministry of Treasury Board and Finance, Provincial Public Accounts and Statistics Canada

For sources and notes see page 155

Per capita expenditure is an indicator of the comparative levels of public expenditure compared to the most directly comparable provinces with respect to features such as population size and density as well as geography.

Alberta continued with a disciplined approach to expenditure management to align with the spirit of the Mackinnon Panel and bring per capita spending in line with comparator provinces (Quebec, Ontario and British Columbia). In recent years the gap has steadily reduced. Between 2018-19 and 2021-22, the gap with comparator provinces narrowed from over $2,000 per capita to approximately $200 per capita. Budget 2023 forecasts that Alberta will be within or below the range of comparators’ per capita spending. Disciplined focus on narrowing the spending gaps to comparator provinces supports sustainability of the province’s finances. Results are not available for 2022-23 as public accounts are not released for all jurisdictions.

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PERFORMANCE RESULTS

Performance Indicators – Sources and Notes

Priority One: Enhancing government services now and for the future

Education

Performance Indicator: High school completion rate

Source: Ministry of Education

Student Outcomes Measures Based on the Grade 10 Cohort Methodology for Rates Calculation

Note(s):

The high school completion rate reports the percentages of Alberta students in public, separate, francophone, charter and accredited private schools who, within five years of entering Grade 10:

•

received an Alberta High School Diploma, an Alberta High School Equivalency Diploma (GED), or the Certificate of High School Achievement (completion of Knowledge and Employability courses and the certificate requirements);

•	entered an Alberta post-secondary program or an apprenticeship program; or

•	passed a minimum of five Grade 12 courses, including a Language Arts diploma examination course and three other diploma examination courses.

Data for this measure are from Alberta Education and Alberta Advanced Education systems and are reported by fiscal year. The provincial rate is calculated by dividing the number of high school completers, as defined above, by the number of students in the Grade 10 Cohort, adjusted for attrition.

While the majority of students complete high school within three years of entering Grade 10, the five-year rate recognizes that it may take more time for some students to finish high school.

High school completion is important for entry to the labour force and post-secondary programs.

Performance Indicator: Post-secondary transition rate

Source: Ministry of Education

Student Outcomes Measures Based on the Grade 10 Cohort Methodology for Rates Calculation

Note(s):

The high school to post-secondary transition rate reports the percentages of Alberta students in public, separate, Francophone, charter and accredited private schools who, within six years of starting Grade 10:

•	enrolled in a credit program, part-time or full-time, in an Alberta post-secondary institution;

•	registered in an apprenticeship program other than the Registered Apprenticeship Program for high school students.

Alberta students are tracked using data from the Alberta Education and the Alberta Advanced Education systems, which are reported by fiscal year. The high school to post-secondary transition rates include adjustments for attrition and for attendance at post-secondary institutions out of province.

The high school to post-secondary transition rate is calculated by dividing the number of students who enter post-secondary programs by the number of students in the Grade 10 cohort, adjusted for attrition.

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PERFORMANCE RESULTS

Health

Performance Indicator: Annual number of surgeries provided

Source: Alberta Health Services, Local Operating Room (OR) Information Systems, and OR Data Repository

Note(s):

The annual number of surgeries is collected by Alberta Health and reflects total surgeries performed in main operating rooms and chartered surgical facilities at facilities throughout Alberta. It excludes procedures performed in the minor procedure rooms, endoscopy suites, emergency departments, and labour and delivery suites.

This indicator is used to monitor the year-to-year responsiveness of the health system in relation to surgeries as well as growth in surgical capacity resulting from implementation of initiatives such as the Alberta Surgical Initiative and the Health Care Action Plan. Results are reported by fiscal year.

Performance Indicator: Unplanned mental health readmissions to hospital

Source: Alberta Health Services, Provincial Inpatient Database

Note(s):

Mental Health Readmissions represents the proportion of occurrences of a non-elective (unplanned) readmission to an acute care hospital for selected mental illness within 30 days of a patient being discharged from a hospital stay for which the most responsible diagnosis was selected mental illness.

The measure applies only to inpatients of acute care hospitals in Alberta. Visits to facilities and programs not designated as acute inpatient care facilities are not included (e.g. Emergency Departments, Urgent Care Centres, Community Clinics). There is a lag of 90 days for this data to account for any admissions. Results are reported by fiscal year; 2022-23 results were not available at the time of preparing the report.

Priority Two: Growing Alberta’s economy

Employment

Performance Indicator: Enrollment in facility-based child care programs, family day home, innovative and group family child care

Source: Ministry of Children’s Services, Child Care Information System

Note(s):

This performance indicator shows the total number of licensed child-care spaces and the number of children enrolled. Spaces indicates the maximum number of children a child-care center is licensed to accommodate. The number of children enrolled is the actual number of children served by licensed child-care programs. The total enrollment rate is the number of children enrolled divided by the number of spaces.

This performance indicator is typically reported at the end of March each fiscal year based on child-care funding claim reports submitted by the child-care programs.

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PERFORMANCE RESULTS

Performance Indicator: Private sector employment

Source: Statistics Canada, Labour Force Survey

Note(s):

Statistics Canada’s Labour Force Survey is the primary source of statistics on employment and unemployment in Canada and the provinces. The Labour Force Survey is conducted by Statistics Canada across the country. The target population is the non-institutionalized population 15 years of age and over. The survey is conducted nationwide in all provinces and territories. Excluded from the survey’s coverage are persons living on reserves and other Indigenous settlements in the provinces, full-time members of the Canadian Armed Forces, the institutionalized population, and households in extremely remote areas with very low population density. These groups together represent an exclusion of less than two per cent of the Canadian population aged 15 and over. Results are reported by calendar year.

Performance Indicator: Long-term unemployment rate

Source: Statistics Canada, Labour Force Survey

Note(s):

Statistics Canada’s Labour Force Survey is the primary source of statistics on employment and unemployment in Canada and the provinces. The Labour Force Survey is conducted by Statistics Canada across the country. The target population is the non-institutionalized population 15 years of age and over. The survey is conducted nationwide in all provinces and territories. Excluded from the survey’s coverage are persons living on reserves and other Indigenous settlements in the provinces, full-time members of the Canadian Armed Forces, the institutionalized population, and households in extremely remote areas with very low population density. These groups together represent an exclusion of less than two per cent of the Canadian population aged 15 and over. Results are reported by calendar year.

Performance Indicator: Wages and salaries growth

Source: Statistics Canada, Estimates of Labour Income

Note(s):

Estimates of Labour Income is undertaken by Statistics Canada across the country on a monthly basis and is also broken down by industry. Results are reported by calendar year. In addition to regular remuneration, they include directors’ fees, bonuses, commissions, gratuities, income in kind, taxable allowances, retroactive wage payments and stock options.

Wages and salaries are an indicator of labour income and reflect changes in employment, labour force participation, hours worked and wage growth.

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PERFORMANCE RESULTS

Investment and Business Activity

Performance Indicator: Non-residential investment in Alberta

Source: Statistics Canada, Capital Repair and Expenditures Survey

Note(s):

Statistics Canada’s Capital and Repair Expenditures Survey collects information from all industries once a year about their actual past year’s capital investments as well as their intended investments for the current year. On occasion when economic changes justify the need, data on the revised intentions are also collected for the current year. Results are reported by calendar year.

This indicator tracks investment in plant and equipment and intellectual property in Alberta’s non-residential sector divided by the province’s total population.

Performance Indicator: Upstream oil and gas investment

Source: Statistics Canada, Capital Repair and Expenditures Survey

Note(s):

Statistics Canada’s Capital and Repair Expenditures Survey collects information from all industries once a year about their actual past year’s capital investments, as well as their intended investments for the current year. On occasion when economic changes justify the need, data on the revised intentions are also collected for the current year. Results are reported by calendar year.

Performance Indicator: Venture capital investment in Alberta

Source: Canadian Venture Capital and Private Equity Association cvca.ca

Note(s):

The Canadian Venture Capital and Private Equity Association annually monitors the state of VC investment in Canada by tracking the number of deals reached and total investment. Across the country, 2022 closed with the second highest level of activity on record in both deal count and total deal value. Results are reported by calendar year.

Performance Indicator: Non-energy exports (excluding primary oil and gas production)

Source: Statistics Canada, International Merchandise Trade

Note(s):

Statistics Canada’s International Merchandise Trade program tracks the total value of Canada’s merchandise exports and imports by commodity, province or territory. The value of international goods exports excluding energy products in Alberta indicates growth and diversification outside the energy sector. Results are reported by calendar year.

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PERFORMANCE RESULTS

Performance Indicator: Energy goods exports

Source: Statistics Canada, International Merchandise Trade

Note(s):

Statistics Canada’s International Merchandise Trade program tracks the total value of Canada’s merchandise exports and imports by commodity, province or territory. Results are reported by calendar year. Overall, energy good exports increased for both Alberta and Canada as a whole. The value of energy products (crude oil, natural gas and electricity) exported by Alberta internationally is an indicator of the health of the oil and gas industry and efforts to increase market access.

Priority Three: Fiscal sustainability

Government spending

Performance Indicator: Net Debt to GDP in Alberta and comparator provinces (Quebec, Ontario, B.C.)

Source: Ministry of Treasury Board and Finance, and Statistics Canada

Note(s):

The net debt-to-GDP ratio is the metric comparing a jurisdiction’s public debt to its gross domestic product (GDP). By comparing what a jurisdiction owes with what it produces, the net debt-to-GDP ratio indicates the ability to pay back and manage debts. Results are reported by fiscal year.

Performance Indicator: Per capita expenditure with comparator provinces (Quebec, Ontario, B.C.)

Source: Ministry of Treasury Board and Finance, and Statistics Canada, Population Estimates

Note(s):

Per capita expenditure consists of the total government expenditure divided by the total population. Total expenditures are from the public accounts of each jurisdiction. Statistics Canada’s population estimates are used to determine the population of Alberta and comparator provinces. Results are reported by fiscal year.

This is an indicator of the comparative levels of public expenditure compared to the most directly comparable provinces with respect to features such as population size and density as well as geography.

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